      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1996


                                                       REGISTRATION NO. 333-3542
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                              IMAGYN MEDICAL, INC.
             (Exact name of Registrant as specified in its charter)

            CALIFORNIA                              3845                           77-0230712
    (prior to reincorporation)          (Primary Standard Industrial            (I.R.S. Employer
             DELAWARE                   Classification Code Number)          Identification Number)
      (after reincorporation)
  (State or other jurisdiction of
  incorporation or organization)

                             ---------------------

                               27651 LA PAZ ROAD
                        LAGUNA NIGUEL, CALIFORNIA 92677
                                 (714) 362-2500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------

                               FRANKLIN D. BROWN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              IMAGYN MEDICAL, INC.
                               27651 LA PAZ ROAD
                        LAGUNA NIGUEL, CALIFORNIA 92677
                                 (714) 362-2500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        J. CASEY MCGLYNN, ESQ.                        CRAIG E. DAUCHY, ESQ.
     CHRISTOPHER D. MITCHELL, ESQ.                 MATTHEW B. HEMINGTON, ESQ.
   WILSON SONSINI GOODRICH & ROSATI          COOLEY GODWARD CASTRO HUDDLESON & TATUM
       PROFESSIONAL CORPORATION                        3000 SAND HILL ROAD
          650 PAGE MILL ROAD                          BUILDING 3, SUITE 230
      PALO ALTO, CALIFORNIA 94304                 MENLO PARK, CALIFORNIA 94025
            (415) 493-9300                               (415) 843-5000

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE


- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------
                                                                        PROPOSED MAXIMUM
                                           AMOUNT TO    PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
         TITLE OF EACH CLASS OF                BE        OFFERING PRICE     OFFERING      REGISTRATION
      SECURITIES TO BE REGISTERED        REGISTERED (1)  PER SHARE (2)     PRICE (2)        FEE (3)
- --------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.......... 2,875,000 shares      $15.00    $43,125,000.00    $14,871.00
- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------


(1) Includes 375,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

(3) $12,888.00 of this amount has been previously paid.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              IMAGYN MEDICAL, INC.
                              -------------------

                             CROSS-REFERENCE SHEET

         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
                     PROSPECTUS OF PART I ITEMS OF FORM S-1

                 ITEM NUMBER AND HEADING IN
              FORM S-1 REGISTRATION STATEMENT                    LOCATION OF CAPTION IN PROSPECTUS
     --------------------------------------------------  --------------------------------------------------
 1.  Forepart of the Registration Statement and Outside
      Front Cover Page of Prospectus...................  Forepart of Registration Statement; Outside Front
                                                         Cover Page

 2.  Inside Front and Outside Back Cover Pages of
      Prospectus.......................................  Inside Front Cover Page; Outside Back Cover Page

 3.  Summary Information, Risk Factors and Ratio of
      Earnings to Fixed Charges........................  Prospectus Summary; Risk Factors

 4.  Use of Proceeds...................................  Use of Proceeds

 5.  Determination of Offering Price...................  Outside Front Cover Page; Underwriting

 6.  Dilution..........................................  Dilution

 7.  Selling Security Holders..........................  Not Applicable

 8.  Plan of Distribution..............................  Outside and Inside Front Cover Pages;
                                                          Underwriting; Outside Back Cover Page

 9.  Description of Securities to be Registered........  Prospectus Summary; Dividend Policy;
                                                          Capitalization; Description of Capital Stock;
                                                          Shares Eligible for Future Sale

10.  Interests of Named Experts and Counsel............  Legal Matters; Experts

11.  Information with Respect to the Registrant........  Outside and Inside Front Cover Pages; Prospectus
                                                          Summary; Risk Factors; The Company; Use of
                                                          Proceeds; Dividend Policy; Capitalization;
                                                          Dilution; Selected Consolidated Financial Data;
                                                          Management's Discussion and Analysis of Financial
                                                          Condition and Results of Operations; Business;
                                                          Management; Certain Transactions; Principal
                                                          Stockholders; Description of Capital Stock;
                                                          Shares Eligible for Future Sale; Consolidated
                                                          Financial Statements; Additional Information;
                                                          Outside Back Cover Page

12.  Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities...  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 28, 1996


                                2,500,000 SHARES

[IMAGYN LOGO]

                                  Common Stock


    The 2,500,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), offered hereby (this "Offering") are being offered by Imagyn Medical, Inc. ("Imagyn" or the "Company"). Prior to this Offering there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price.


    The Common Stock has been approved for quotation on the Nasdaq National Market ("Nasdaq") under the symbol "IGYN."

    For a discussion of certain risks of an investment in the shares of Common Stock offered hereby, see "Risk Factors" on pages 5 to 15.
                               -----------------
THESE    SECURITIES   HAVE   NOT   BEEN   APPROVED   OR   DISAPPROVED   BY   THE
   SECURITIES   AND   EXCHANGE   COMMISSION    OR   ANY   STATE    SECURITIES
     COMMISSION   NOR  HAS  THE  SECURITIES   AND  EXCHANGE  COMMISSION  OR
       ANY  STATE  SECURITIES   COMMISSION  PASSED   UPON  THE   ACCURACY
           OR   ADEQUACY  OF  THIS   PROSPECTUS.  ANY  REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                                                   Underwriting
                                           Price to               Discounts and              Proceeds to
                                            Public                 Commissions*                Company+
Per Share........................             $                         $                         $
Total++..........................             $                         $                         $

- ------------
 * The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

 + Before deducting expenses of this Offering payable by the Company estimated to be $800,000.

 ++  The Company has granted the Underwriters  a 30-day option to purchase up to
    375,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is exercised in full, the total price to public will be $ , the total underwriting discounts and
    commissions will be $        and the total proceeds  to the Company will  be
    $          . See "Underwriting."
                              -------------------

    The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the delivery of certificates therefor will be made through the offices of Dillion, Read & Co. Inc., New York, New
York, on or about        , 1996, against payment therefor in New York funds. The
Underwriters include:

DILLON, READ & CO. INC.                                    MONTGOMERY SECURITIES

                  The date of this Prospectus is        , 1996

                                              The MicroLap
                                                 System

                   [artwork depicting MicroLap system in use]

    The MicroLap system includes a proprietary microlaparoscope, disposable introducers (for placement of the MicroLap and microsurgical instruments into the abdomen) and a broad line of microsurgical instruments for use with the system. Imagyn has sold over 850 MicroLap microlaparoscopes.

    Imagyn's proprietary micro-optics technology has enabled the development of a 2 millimeter-diameter microlaparoscope with resolution and light efficiency characteristics which the Company believes are comparable to conventional laparoscopes.

    Using the MicroLap system, physicians are able to perform a wide variety of diagnostic and operative procedures outside the hospital without general anesthesia and at a reduced cost, with less patient discomfort and with shorter recovery time.

                 [diagram of a 10 millimeter-diameter cylinder]
                 [diagram of a 2 millimeter-diameter cylinder]
The MicroLap microlaparoscope, at slightly less than 2 millimeters in diameter, is 80% smaller than conventional 10 millimeter-diameter laparoscopes.

Imagyn's disposable introducers facilitate atraumatic insertion and secure placement of the MicroLap and microsurgical instruments through the abdominal wall.

                    [photo of components of MicroLap system]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL ON THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IMAGYN-REGISTERED TRADEMARK-, IMAGYN MEDICAL, INC., LEC-REGISTERED TRADEMARK-, OVATION, MICROLAP, MICROSPAN AND THE IMAGYN LOGO ARE TRADEMARKS OF THE COMPANY. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS OF COMPANIES OTHER THAN THE COMPANY.

                                 The MicroSpan
                                     System

                  [artwork depicting MicroSpan system in use]

    The MicroSpan system incorporates a new high resolution microhysteroscope and a new uterine access device to enable the physician to atraumatically access and visualize the interior of the uterus.

The disposable micro-access device provides simultaneous transcervical access to the uterus for both the microhysteroscope and microsurgical instruments without the need for cervical dilation required by conventional hysteroscopy systems.

The design of the Company's proprietary micro-access device will enable the physician to use surgical instruments of the same diameter used in standard hysteroscopy procedures for effective tissue sampling and removal of many uterine lesions.

    Using the MicroSpan system, physicians are able to perform a wide variety of diagnostic and operative procedures outside the hospital without general anesthesia and at reduced cost, with less patient discomfort and with shorter recovery time.

                   [photo of components of MicroSpan system]

    The MicroSpan system includes a proprietary microhysteroscope, a proprietary disposable micro-access device and a line of microsurgical instruments.

THE MICROSPAN MICROHYSTEROSCOPY SYSTEM HAS NOT BEEN CLEARED BY THE FDA FOR COMMERCIAL SALE IN THE UNITED STATES. THE PROCESS OF OBTAINING FDA CLEARANCE MAY BE LENGTHY, AND THERE CAN BE NO ASSURANCE THAT THE MICROSPAN SYSTEM WILL BE CLEARED BY THE FDA.

[artwork of Ovation Falloposcopy system and Tubal Recanalization system in use]
        [artwork depicting step 1 of the deployment of Ovation catheter]

 1. The tip of the Ovation catheter is placed near the opening of the fallopian tube.

        [artwork depicting step 2 of the deployment of Ovation catheter]

 2. The membrane is slowly unrolled in the fallopian tube after applying fluid pressure into the catheter.

        [artwork depicting step 3 of the deployment of Ovation catheter]

   3. The falloposcope is advanced through the central channel of the balloon membrane to allow for visualization.

                                  The Ovation
                                    Systems

    The Ovation falloposcopy and tubal recanalization systems are designed to enable the physician to access, navigate and view the entire length of the fallopian tube.

    The Ovation falloposcopy system enables the physician to view and accurately evaluate the patency and overall health of the interior of the fallopian tube. Due to the unique self-steering characteristics of the Ovation system, visual guidance with hysteroscopy or ultrasound is not required nor is there the need for concurrent laparoscopic manipulation of the fallopian tube. The Ovation falloposcopy system has been specifically designed to facilitate fallopian tube diagnosis in the physician's office.

    The Ovation tubal recanalization system has been shown in a controlled, multi-center clinical trial in Japan to unblock occluded fallopian tubes, a process known as tubal recanalization. The Company has received approval from the Japanese Ministry of Health and Welfare to market the Ovation tubal recanalization system.

 [photo of components of Ovation Falloposcopy and Tubal Recanalization systems]

    The Ovation falloposcopy and tubal recanalization systems consist of a proprietary 0.5 millimeter-diameter, flexible falloposcope, a proprietary catheter and a specially designed irrigation pump. Imagyn has sold over 6,000 Ovation catheters.

THE OVATION FALLOPOSCOPY AND TUBAL RECANALIZATION SYSTEMS ARE INVESTIGATIONAL DEVICES AND HAVE NOT BEEN APPROVED BY THE FDA FOR COMMERCIAL SALE IN THE UNITED STATES. THE PROCESS OF OBTAINING FDA APPROVAL MAY BE LENGTHY, AND THERE CAN BE NO ASSURANCE THAT THE OVATION SYSTEMS WILL BE APPROVED BY THE FDA.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE INFORMATION UNDER "RISK FACTORS." EXCEPT AS SET FORTH IN THE FINANCIAL STATEMENTS OR OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED, (II) ASSUMES THE COMPANY'S REINCORPORATION IN THE STATE OF DELAWARE, WHICH WILL BE COMPLETED PRIOR TO THE CLOSING OF THIS OFFERING, (III) REFLECTS A 1-FOR-1.4814 REVERSE STOCK SPLIT EFFECTED IN APRIL 1996, (IV) ASSUMES THE FILING OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AUTHORIZING A CLASS OF 5,000,000 SHARES OF UNDESIGNATED PREFERRED STOCK AND INCREASING THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK TO 50,000,000, WHICH WILL BE EFFECTIVE UPON THE CLOSING OF THIS OFFERING, AND (V) GIVES EFFECT TO THE CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S PREFERRED STOCK INTO COMMON STOCK UPON THE CLOSING OF THIS OFFERING. SEE "DESCRIPTION OF CAPITAL STOCK," "CAPITALIZATION" AND "UNDERWRITING."

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS OF OPERATIONS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  The Company

    Imagyn Medical, Inc. ("Imagyn" or the "Company") designs, develops and markets micro-invasive, cost-effective devices for diagnosis and treatment of gynecological and reproductive disorders. The Company's proprietary technology platform based on micro-optics and micro-access devices provides physicians with the ability to atraumatically access and visualize the abdominal cavity, the uterus and the fallopian tubes. Imagyn's proprietary micro-optics enable physicians to visualize a patient's internal anatomy with the resolution and light efficiency of larger, more invasive devices commonly used today. Imagyn's proprietary, disposable micro-access devices enable physicians to perform certain procedures outside the hospital without the need for general anesthesia. The Company's principal product systems based on these core technologies are the MicroLap microlaparoscopy system, the MicroSpan microhysteroscopy system and the Ovation systems for infertility indications. Compared to traditional procedures, the Company's product systems facilitate earlier definitive diagnosis and treatment, significantly lower the procedure cost associated with more invasive surgery and reduce patient discomfort, recovery time and morbidity. To date, the Company has sold over 850 MicroLap microlaparoscopes and over 6,000 Ovation catheters.

    Imagyn's diagnostic and operative micro-invasive product systems address a broad continuum of gynecological and reproductive disorders affecting a large number of women, including pelvic pain, uterine disorders and infertility, and provide a less invasive procedure for tubal sterilization. Because of the high incidence of these disorders and the popularity of tubal sterilization as a contraceptive method, large markets exist for devices that treat such disorders and that facilitate tubal sterilization. First, pelvic pain affects approximately 6 million women in the United States and can be caused by a number of serious conditions, including endometriosis, adhesions and pelvic inflammatory disease. Second, uterine disorders affect approximately 25 million women in the United States and may lead to significant complications including uterine bleeding, acute pain and infertility. Third, infertility is an increasingly common and often emotionally traumatic condition which affects approximately 5 million women in the United States. Finally, tubal sterilization is chosen as a permanent contraceptive method by approximately 800,000 women annually in the United States. Despite the large size of these markets, there can be no assurance that the Company's product systems will be accepted and will compete effectively in any of these markets. Market acceptance of the Company's product systems will be dependent upon, among other things, physicians' determinations that the Company's product systems and the procedures in which they are intended to be used are safe and effective alternatives to current hospital-based procedures and demonstrate clincial utility, and can be used in a cost-effective manner.


    The Company's product systems enable physicians to access and visualize all of the organs of a woman's reproductive system outside the hospital without the need for general anesthesia. The MicroLap system, which enables the physician to access the abdominal cavity without the need for post-operative sutures, includes a 2 millimeter-diameter microlaparoscope with resolution and light efficiency characteristics which the Company believes are comparable to those of standard 10 millimeter-diameter laparoscopes. The MicroSpan system incorporates a new high resolution microhysteroscope and a new uterine access device to enable the physician to atraumatically access and visualize the interior of the uterus. The MicroLap and MicroSpan systems enable physicians to access the abdominal cavity and the uterus for treatment with the Company's microsurgical instruments. The Ovation systems are designed to enable the physician to atraumatically access, navigate and visualize the entire length of the fallopian tubes. Imagyn's product systems are designed to offer significant advantages for physicians, patients and health care payors. For physicians, Imagyn's systems facilitate improved diagnosis and enhanced practice management. The Company believes that the MicroLap and MicroSpan systems require limited training for physicians familiar with standard laparoscopy and hysteroscopy techniques, although more training will be required for use of the Ovation systems. For patients, Imagyn's systems reduce trauma and the risk of complications and shorten recovery times as compared to traditional, more invasive procedures. For payors, Imagyn's systems can reduce cost, provide earlier, definitive diagnosis and increase patient satisfaction. Due to the small size of the Company's micro-access devices, the Company's product systems are generally not appropriate for use in procedures which involve the removal of substantial amounts of tissue or organs, such as the laparoscopic removal of the gall bladder. In addition, procedures using the Company's product systems should be avoided with patients who have a heightened risk of uncontrollable bleeding, are pregnant, have advanced cardiovascular disease or are excessively obese.


    The Company's marketing and distribution strategy consists of two key elements: (i) focusing its direct sales and marketing resources on gynecology group practices, surgery centers and infertility specialists and (ii) establishing strategic marketing alliances with major medical products companies to accelerate sales growth, increase geographic market coverage and access particular markets and customers that can be more effectively addressed by the sales organizations of these companies. To date, the Company has entered into two strategic marketing alliances, an exclusive international and co-exclusive domestic distribution agreement with United States Surgical Corporation ("USSC") for the MicroLap system and an agreement with Terumo Corporation ("Terumo") for Japanese distribution and manufacturing rights for the Ovation systems.

    To date, the Company has received United States Food and Drug Administration ("FDA") 510(k) clearances for the MicroLap system for diagnostic and/or operative use for pelvic pain, tubal sterilization and other indications. The Company has submitted 510(k) clearance applications for the MicroSpan system to the FDA. The Ovation tubal recanalization system, which unblocks occluded fallopian tubes, recently received Japanese regulatory approval. The Ovation falloposcopy system, which is designed to enable physicians to visually diagnose the interior of fallopian tubes, is undergoing clinical trials in the United States under an investigational device exemption ("IDE") issued by the FDA. The Company anticipates completion of the clinical trials, with a targeted enrollment of 100 patients, in 1996. There can be no assurance that the MicroSpan system or the Ovation systems will be cleared or approved by the FDA for their intended uses on a timely basis, if at all.

                                  Risk Factors

    An investment in the shares of Common Stock offered hereby involves a significant degree of risk, including the risk that the Company's product systems may not gain market acceptance, the Company's limited manufacturing capacity and experience, the Company's dependence upon sole and limited source suppliers and strategic marketing alliances, the Company's limited sales and marketing experience, fluctuations in the Company's results of operations and risks associated with government regulation and the regulatory approval process. Investors should refer to "Risk Factors" set forth at pages 5 to 15.

    The Company will not be able to market the MicroSpan microhysteroscopy system or the Ovation falloposcopy system in the United States unless and until it obtains clearance or approval from the FDA and there can be no assurance that the Company will obtain FDA clearance or approval for such product systems on a timely basis, if at all.

                                  The Offering

Common Stock Offered by the Company.........  2,500,000 shares
Common Stock Outstanding after this
 Offering...................................  7,244,155 shares(1)
Use of Proceeds.............................  To fund product introduction, sales and marketing, research and development, capital expenditures and for
                                              working capital and general corporate purposes
Proposed Nasdaq National Market Symbol......  IGYN

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                                                                                                    Three
                                                                                                                   Months
                                                                                                                    Ended
                                                                          Year ended December 31,                 March 31,
                                                           -----------------------------------------------------  ---------
                                                             1991       1992       1993       1994       1995       1995
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Consolidated Statements of Operations Data:
  Net sales..............................................  $      15  $   1,238  $   1,047  $   1,005  $   2,243  $     335
  Gross profit (loss)....................................          4        536         41       (263)       432         70
  Other operating income.................................         --      1,000         --         --      3,500         --
  Loss from operations...................................     (2,549)    (3,406)    (5,177)    (5,485)    (2,428)    (1,066)
  Interest income (expense), net.........................         56        178        337        175       (217)        16
  Net loss...............................................     (2,493)    (3,228)    (4,840)    (5,311)    (2,645)    (1,050)
  Net loss per share(2)..................................  $   (0.59) $   (0.76) $   (1.16) $   (1.26) $   (0.59) $   (0.25)
  Shares used in computing net loss per share(2).........      4,233      4,233      4,240      4,263      4,573      4,252


                                                             1996
                                                           ---------
Consolidated Statements of Operations Data:
  Net sales..............................................  $   1,467
  Gross profit (loss)....................................        245
  Other operating income.................................         --
  Loss from operations...................................     (1,687)
  Interest income (expense), net.........................        120
  Net loss...............................................     (1,569)
  Net loss per share(2)..................................  $   (0.29)
  Shares used in computing net loss per share(2).........      5,334


                                                                                                          March 31, 1996
                                                                                                   ----------------------------
                                                                                                       Pro
                                                                                                    Forma(3)    As Adjusted(4)
                                                                                                   -----------  ---------------
Consolidated Balance Sheet Data:
  Cash, cash equivalents and short term investments..............................................   $   7,772      $  39,522
  Working capital................................................................................       8,796         40,546
  Total assets...................................................................................      11,368         42,959
  Accumulated deficit............................................................................     (22,112)       (22,112)
  Stockholders' equity...........................................................................       8,403         40,153


- ------------------------------
(1) Excludes 665,059 shares of Common Stock reserved for issuance pursuant to stock options outstanding as of April 1, 1996. Also excludes 1,081,872 shares of Common Stock reserved for future issuance under the Company's 1995 Stock Plan, 1996 Director Option Plan and 1996 Employee Stock Purchase Plan. See Notes 12 and 18 of Notes to Consolidated Financial Statements, "Management-- Stock Plans" and "Description of Capital Stock."

(2) See Note 14 of Notes to Consolidated Financial Statements for information concerning the computation of net loss per share.

(3) Pro forma stockholders' equity assumes the conversion of all outstanding shares of Preferred Stock into Common Stock.


(4) Adjusted to give effect to the receipt of the net proceeds from the sale of the 2,500,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company).

                                  RISK FACTORS


    IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS.


Uncertainty of Market Acceptance

    Imagyn is substantially dependent upon the success and market acceptance of its MicroLap microlaparoscopy system, MicroSpan microhysteroscopy system and Ovation systems. The Company's MicroLap and Ovation systems have generated limited revenue to date and the MicroSpan system has not been commercially introduced. The Company believes that physicians will not use the Company's product systems unless they determine that such product systems and the procedures in which they are intended to be used are safe and effective alternatives to current hospital-based procedures and demonstrate clinical utility, and can be used in a cost-effective manner. There can be no assurance that any of the Company's existing or future products will gain any significant degree of market acceptance among physicians, patients and health care payors, even if necessary international and United States regulatory and reimbursement approvals are obtained.

    The Company believes that market acceptance of the MicroLap system will depend on the Company's and USSC's ability to provide evidence to the medical community of the effectiveness of micro-invasive laparoscopic procedures and of the benefits to patients, physicians and payors of such micro-invasive surgery performed outside the hospital. Market acceptance will also be dependent upon the durability and performance of the MicroLap. The Company believes that market acceptance of its MicroSpan system will depend on the Company's ability to demonstrate the utility of diagnostic and operative hysteroscopy. In particular, market acceptance of diagnostic microhysteroscopy may be limited because some physicians and payors view hysterectomy, the surgical removal of the uterus, as the appropriate therapy for a variety of uterine disorders as a hysterectomy precludes the recurrence of the uterine disorders it was performed to treat. Such physicians or payors may be reluctant to perform or pay for diagnostic microhysteroscopy to visualize the uterus if the ultimate treatment outcome is likely to be a hysterectomy. In addition, several less-invasive alternatives to operative hysteroscopy are either under development, in clinical trials or have recently been introduced. Market acceptance of diagnostic use of the MicroSpan system may also therefore be dependent upon acceptance of these less invasive alternatives to hysterectomy. Market acceptance of the MicroLap and MicroSpan systems will also be dependent upon the willingness of physicians to perform laparoscopic and hysteroscopic procedures, which have traditionally been performed in the hospital under general anesthesia, in an office or clinic. Such market acceptance may also be dependent upon the ability of MicroLap laparoscopes and MicroSpan microhysterscopes to be used with a broad variety of sterilization methods. Addition of other sterilization methods to the MicroLap microlaparoscope labelling may require submission of a new 510(k) clearance application to the FDA. Preferred sterilization methods may differ among users of the Company's products with, for example, physician's offices preferring different methods than hospitals or surgery centers. The MicroLap microlaparoscope is currently labelled for use only with a particular sterilization method, and the Company is aware that certain users of its products are using, and prefer to use, other sterilization methods. In addition, physician acceptance of microlaparoscopy and microhysteroscopy may be affected by the unwillingness of physicians to perform these procedures under conscious sedation rather than under general anesthesia, availability in the physician's office of necessary ancillary capital equipment such as medical video cameras and light sources, and availability of a sufficiently large patient base to support an office-based microsurgery practice.

    The Company believes that market acceptance of the Ovation systems will depend on the Company's ability to demonstrate the utility of falloposcopy and recanalization in diagnosing and managing infertility and generate an interest on the part of physicians to be trained to perform such procedures using the Company's Ovation systems. There can be no assurance that physicians and other potential users of the Company's products will be willing to learn to perform microlaparoscopy, microhysteroscopy or falloposcopy with the Company's products or that the Company will be able to train such users to learn these techniques. Market acceptance will also be dependent upon the availability of third-party reimbursement for procedures performed using the Company's products. See "Business--Third-Party Reimbursement."

    Because the success of each of the Company's product systems depends upon acceptance by physicians and health care payors of such product systems and the procedures in which they are intended to be used, the Company believes that recommendations and endorsements by influential physicians will be essential for market acceptance of the Company's products. There can be no assurance that any such recommendations or endorsements will be obtained. Failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Systems."

Limited Operating History; Commercial Scale-Up Risk

    The Company has a limited history of operations. Since its inception in August 1989, the Company has been engaged primarily in research and development of its Ovation systems, MicroLap microlaparoscopy system and MicroSpan microhysteroscopy system. The Company has sustained substantial operating losses since inception and there can be no assurance that the Company will achieve or sustain profitability. To date, the Company has generated only limited revenues, primarily from sales of its Ovation systems in international markets and sales of its MicroLap system in both the United States and international markets. The Company does not have experience in manufacturing, marketing or selling its products in the quantities that will be necessary for the Company to achieve significant product revenues or profitability. There can be no assurance that any of the Company's products will be successfully commercialized or that the Company will achieve significant revenues. Whether the Company can successfully manage the transition to a larger-scale commercial enterprise will depend upon a number of factors, including the Company's ability to increase its commercial manufacturing capability and establish marketing and sales capabilities and its ability to develop additional distribution relationships in targeted international markets. There can be no assurance that the Company will not experience future difficulties related to the Company's transition to a larger-scale commercial enterprise, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Limited Manufacturing Capacity and Experience

    The Company has only limited experience in manufacturing its products in commercial quantities and has not manufactured any of its products in the quantities that will be necessary for achievement of significant product sales or profitability. The Company manufactures its proprietary microlaparoscopes, falloposcopes, linear everting catheters and micro-invasive access devices in a clean room at its facility, and plans to expand its manufacturing facilities and operations in 1996. The manufacturing processes for microlaparoscopes and linear everting catheters are complex and require precision in producing, assembling and testing finished products. Many of the steps in the assembly process, such as grinding and polishing lenses and optical fibers, are performed under a microscope, requiring up to 80x magnification. In addition to manufacturing certain of its products, Imagyn purchases other components of its product systems from outside vendors. Light sources, medical video cameras and the microsurgical instruments used in conjunction with the MicroLap are manufactured to the Company's specifications by various vendors. None of such vendors is obligated to continue to supply the Company with such products, nor is the Company obligated to purchase from any particular vendor. The Company currently contracts with third parties to manufacture certain components of its products. Final assembly and packaging is currently performed by the Company in-house and sterilization is performed by outside vendors.

    The Company has limited manufacturing capacity and will be required to increase both its in-house manufacturing capability and the size of its manufacturing facilities. There can be no assurance that the Company will be able to complete its facility expansion, attract, train and retain the required personnel, including personnel skilled in micro-optics assembly processes, obtain regulatory approval to manufacture its products in these facilities, or increase its manufacturing capability and capacity in a timely manner. There can be no assurance that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs on a timely basis, or at all. Manufacturers often encounter difficulties in scaling up production of their products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. If the Company is unable to increase its in-house manufacturing capability or successfully complete the expansion of its manufacturing facilities in a timely manner, the Company may need to obtain alternative manufacturing facilities or establish contract manufacturing for its products, and delays associated with, or inability to establish, such additional capacity could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

Dependence Upon Sole and Limited Source Suppliers

    The Company currently obtains certain components of its product systems from single source suppliers. These components include the optic image fiber used in the MicroLap, a similar version of which will also be used in the MicroSpan, and the camera and light source used in connection with the Ovation tubal recanalization system. Currently, the Company has a supply agreement with the MicroLap image fiber supplier; however, there can be no assurance that such supplier will be able to or will continue to supply image fibers to the Company in the amounts and at the times needed by the Company or that other disruptions in supply will not occur. The number of manufacturers capable of making such optical image fibers is limited and, to date, the Company has not qualified additional suppliers for such optical image fibers. There can be no assurance as to when or whether the Company will be able to qualify such additional suppliers. The Company's prior supplier of medical video cameras and light sources for the Ovation System ceased manufacturing such products in late 1995 as a result of financial difficulties, which resulted in a temporary inability of the Company to supply such components to Terumo. As a result, the Company was unable to ship Ovation medical video cameras and light sources to Terumo for a period of approximately six months. There can be no assurance that future supply disruptions for such components will not occur. The Company also uses a single vendor for sterilization of its products, and disruptions in sterilization of finished products could adversely affect the Company. Furthermore, there can be no assurance that the Company will not encounter future component shortages or other disruptions in supply of materials or services. Delays associated with any future raw materials or component shortages could have a material adverse effect on the Company's business, financial condition and results of operations, particularly as the Company scales up its manufacturing activities. See "Business--Manufacturing."

Dependence Upon Strategic Marketing Alliances

    A key element of the Company's strategy has been and is expected to continue to be the establishment of strategic marketing alliances with major medical products companies. To date, the Company has entered into two such agreements. Product sales to Terumo and USSC accounted for 25% and 11%, respectively, of net sales in 1995. Product sales to USSC accounted for 89% of net sales in the three months ended March 31, 1996. The Company anticipates that it will continue to be dependent upon these companies for a significant portion of its future product sales.

    In October 1995, the Company entered into a distribution agreement with USSC pursuant to which USSC was granted exclusive international marketing rights for the Company's MicroLap system in all international markets (excluding China and India). As a result, the Company is dependent upon USSC for international sales of these products. USSC was also granted, on a co-exclusive basis with the Company, marketing rights to the MicroLap system in the United States. The USSC agreement contains certain provisions limiting the amount of price increases that may be passed on to USSC by Imagyn. These provisions may adversely affect the Company's future gross margins on MicroLap products sold to USSC. USSC also has the right to require the Company, if it is unable during specified time periods to meet USSC's requirements for MicroLap products, to grant certain manufacturing rights to USSC. In the event that Imagyn were to fail to meet such requirements and USSC exercised such rights, Imagyn's business, financial condition and results of operations could be materially and adversely affected. The Company's agreement with USSC may be terminated by USSC upon six months notice at any time after October 23, 1997. Imagyn may terminate the agreement at any time if USSC introduces products which compete with the MicroLap microlaparoscope, which could have a material adverse effect on the Company's ability to market and sell the MicroLap in the future.

    In November 1992, the Company entered into a license, manufacturing and distribution agreement with Terumo for exclusive rights to the Company's Ovation systems for sales and distribution in Japan. Imagyn is obligated to transfer to Terumo by August 1997 the manufacturing know-how necessary to enable Terumo to manufacture linear everting catheter systems for sale to customers in Japan. Once Terumo begins manufacturing products for resale in Japan, Terumo will be obligated to pay Imagyn royalties on products sold in Japan. The transfer of manufacturing know-how involves certain risks. In particular, in the event Imagyn is unable to transfer such manufacturing know-how, Imagyn may be subject to certain financial penalties pursuant to the agreement. Terumo may also experience difficulties in manufacturing linear everting systems, including difficulties associated with manufacturing scale-up, quality control and other manufacturing-related problems that could affect Terumo's product sales, which in turn would adversely affect Imagyn's royalty income. Terumo also does not have other significant products for the gynecology or infertility market and Terumo's lack of experience in these markets could adversely affect Terumo's ability to market and sell Imagyn's linear everting systems in Japan.

    The Company is dependent upon USSC and Terumo for marketing, sales and distribution of the products covered by their respective agreements in their respective territories. The Company is also dependent upon USSC and Terumo devoting sufficient resources to the promotion of their respective products in their respective territories. In addition, the Company's products may represent relatively small market segments for both USSC and Terumo and, as a result, either USSC or Terumo may not devote sufficient attention to the Company's products. Furthermore, although the Company has certain contractual rights under its agreements with USSC and Terumo, any legal remedies the Company may have under such agreements in the event of breach would be costly to exercise and may not provide the Company with meaningful relief. In the event that USSC or Terumo are unable to obtain necessary regulatory approvals for their respective products in their respective territories, fail to devote sufficient resources to promote the Company's products, or fail to support reimbursement approvals, sales of the products covered by the agreements with USSC and Terumo could be materially and adversely affected, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. The Company has also agreed to indemnify both USSC and Terumo against claims of infringement of intellectual property rights. Furthermore, the Company's rights to terminate the agreements with USSC and Terumo are limited, and, accordingly, the Company may be unable to establish alternative marketing or distribution arrangements if the agreements with USSC and Terumo are not successful. The failure or loss of strategic alliances with USSC and Terumo, or the Company's inability to enter into future necessary strategic alliances, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Strategic Marketing Alliances."

Limited Sales and Marketing Experience

    The Company has only limited experience marketing and selling its products, and does not have experience marketing and selling its products in commercial quantities. The Company currently does not have a direct sales force in the United States and has only three direct international sales personnel. Domestically, the Company is marketing the MicroLap system primarily through its collaborative relationship with USSC. The Company anticipates establishing a domestic sales force and increasing the scope of its marketing efforts to support sales of the MicroLap system and future commercial introduction of the MicroSpan microhysteroscopy system and the Ovation systems in the United States. Establishing marketing and sales capability sufficient to support sales in commercial quantities will require significant resources and will be time-consuming, and there can be no assurance that the Company will be able to recruit and retain qualified marketing personnel, direct sales personnel or contract sales representatives in a timely manner or that future sales and marketing efforts of the Company will be successful. There can be no assurance that the Company will be successful in establishing marketing, sales and distribution channels in the United States or internationally. The failure to establish and maintain effective distribution channels for the Company's products, or to retain qualified sales personnel to support commercial sales of the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Marketing, Sales and Distribution."

Government Regulation

    The manufacture and sale of medical devices, such as the Company's MicroLap system, MicroSpan microhysteroscopy system and Ovation systems, are subject to extensive regulation by numerous government authorities, both in the United States and internationally. In the United States, the principal regulatory authorities are the FDA and corresponding state agencies, such as the California Department of Health Services ("CDHS"). The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. The FDA requires companies desiring to market a new medical device or an existing medical device for a major change in intended use to obtain either a premarket notification clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act ("510(k)") or a premarket approval ("PMA") prior to the introduction of such medical device into the market. In addition, changes to a medical device that significantly affect the safety or efficacy of the device are also subject to FDA review and clearance or approval. Although generally believed to be a shorter, less costly regulatory path than a PMA, the process of obtaining a 510(k) clearance generally requires the submission of supporting data, which may include data from clinical trials of the device. The time period required to assemble and compile this data can be extensive and can extend the regulatory process for a considerable length of time. The PMA process can take several years or longer from initial filing and requires the submission of extensive clinical data and supporting information.

    Sales of medical devices outside of the United States are subject to international regulatory requirements that vary from country to country. The time required to obtain approval for sale internationally may be longer or shorter than that required for FDA approval, and the requirements may differ. USSC is responsible for obtaining appropriate product registrations and regulatory approvals for the MicroLap system in those markets in which USSC plans to distribute the system. Terumo has obtained regulatory approval for marketing the Ovation tubal recanalization system in Japan from the Japanese Ministry of Health and Welfare. However, such approval is subject to continuing compliance by Terumo with the requirements of the Ministry of Health and Welfare and such approval could be suspended in the event Terumo fails to comply with such requirements. In Europe, the Company will be required to obtain the certifications necessary to enable the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European Union Medical Device Directives, to be affixed to the Company's products by mid-1998 in order to continue sales in member countries of the European Union. The Company has not obtained such certifications, and there can be no assurance that it will be able to do so in a timely manner, if at all. Many countries in which the Company currently operates or intends to operate either do not currently regulate medical devices or have minimal registration requirements; however, these countries may develop more extensive regulations in the future that could adversely affect the Company's ability to market its products. In addition, significant costs and requests by regulators for additional information may be encountered by the Company in its efforts to obtain regulatory approvals. Any such events could substantially delay or preclude the Company from marketing its products in the United States or internationally.

    There can be no assurance that the Company will be able to obtain necessary 510(k) clearances or PMA approvals to market its products in the United States for their intended uses on a timely basis or at all, and delays in receipt of or failure to receive such approvals, the loss of previously received approvals or failure to comply with existing or future regulatory requirements, could have a material adverse effect on the Company's business, financial condition and results of operations.

    Regulatory clearances or approvals, if granted, may include significant limitations on the indicated uses for which the Company's products may be marketed. Furthermore, if safety or efficacy problems occur after the product reaches the market, the FDA may take steps to prevent or limit further marketing of the product. In addition, in order for companies to obtain such approvals, the FDA and certain foreign regulatory authorities impose numerous additional requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the promotion or marketing of approved medical devices for uses other than those specifically cleared for marketing by the FDA. The Company will be required to adhere to applicable FDA regulations regarding Good Manufacturing Practices ("GMP") and similar regulations in other countries, which include testing, control, and documentation requirements. The Company has obtained and is required to maintain a medical device manufacturing license from the CDHS. Ongoing compliance with GMP and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies, including the FDA and the CDHS, and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of approvals and criminal prosecution. Changes in existing laws and regulations or adoption of new government regulations or policies could prevent or delay regulatory approval of the Company's products, and there can be no assurance that the Company would not be required to incur significant costs in the future to comply with such laws, regulations or policies. See "Business--Government Regulation."

Reliance on Patents and Protection of Proprietary Technology

    The Company's ability to compete effectively will depend substantially on its ability to develop and maintain proprietary aspects of its technology. As of April 15, 1996, the Company held 13 issued United States patents and 3 issued foreign patents and had 11 United States and 10 foreign patent applications pending, covering various aspects of the Company's product systems. The Company's issued United States patents cover technology underlying the Ovation systems. The expiration dates of these patents range from October 2011 to May 2014.

    In addition to its patents and patent applications, the Company holds a license from Baxter Healthcare Corporation ("Baxter") and Thomas J. Fogarty, M.D. ("Fogarty"), the inventor of the linear everting catheter, that grants Imagyn the exclusive, perpetual, worldwide use of patented technology and know-how related to the linear everting catheter technology in the fields of obstetrics, gynecology, and infertility, in exchange for royalty payments. As of April 15, 1996, Baxter and Fogarty held, and Imagyn has been granted the exclusive license for, 11 issued United States patents and numerous issued foreign patents and pending applications covering aspects of linear everting catheter technology. The license agreement requires that Baxter maintain and prosecute all patents and patent applications relating to the linear everting catheter technology.

    No assurance can be given that any patents from pending patent applications or from any future patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around the Company's patents. In addition, others may hold or receive patents or file patent applications which contain claims having a scope that covers products developed by the Company.

    The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation or interference proceedings declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to the Company, to protect the Company's trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Furthermore, the Company has obligations to idenmify USSC, Terumo and other international distributors against claims of intellectual property infringement and, as a result of these provisions, could become involved in, or forced to defend, litigation or other legal proceedings relating to intellectual property rights.

    Any litigation or interference proceedings involving the Company will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties.
Furthermore,  there  can  be  no  assurance  that  necessary  licenses  would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. These agreements generally provide that all confidential information developed or made known to the individual by the Company during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. See "Business--Patents, Trade Secrets and Licenses."

Uncertainty Relating to Third-Party Reimbursement

    In the United States, health care providers, such as hospitals and physicians, that purchase the Company's products and other medical devices, generally rely on third-party payors, private health insurance plans, federal

Medicare and state Medicaid to reimburse all or part of the cost of the procedure in which the medical device is being used. Reimbursement for traditional laparoscopy and hysteroscopy procedures performed using devices that have received FDA approval has generally been available in the United States. Nevertheless, there are no specific reimbursement codes for microlaparoscopy or microhysteroscopy procedures. There can be no assurance that reimbursement will be available for procedures performed using the Company's existing products or future products. Because infertility procedures have not historically been reimbursed by health care payors, the Company believes that it will be very difficult, if not impossible, to obtain reimbursement for procedures performed using its Ovation systems in the United States. In addition, certain health care providers are moving toward a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per covered individual. The Company is unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors, and the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors, particularly to the extent any such changes affect reimbursement for procedures in which the Company's products are used. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors for procedures in which the Company's products are used or adverse changes in governmental and private third-party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations.

    Market acceptance of the Company's products in international markets may be dependent in part upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored and private health insurance. The Company is relying on its international distributors to seek reimbursement approvals for procedures performed using its products in international markets. In particular, Terumo recently applied for Japanese reimbursement approval for the Ovation tubal recanalization system. There can be no assurance that such Japanese reimbursement approval or any other international reimbursement approvals will be obtained in a timely manner, or at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in international markets and therefore could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Third-Party Reimbursement."

History of Losses and Expectation of Future Losses; Fluctuations in Operating Results

    The Company has experienced significant operating losses since inception and, as of March 31, 1996, had an accumulated deficit of $22.1 million. The Company expects to incur substantial additional losses due to increased operating expenditures primarily attributable to the expansion of marketing, sales and manufacturing activities, research and development and clinical trials in support of regulatory and reimbursement approvals. Results of operations may fluctuate significantly from quarter to quarter and will depend upon numerous factors, including the extent to which the Company's products gain market acceptance, the timing and volume of orders from USSC, Terumo, other international distributors and the Company's other customers, actions relating to regulatory and reimbursement matters, progress of clinical trials, introduction of alternative means for microlaparoscopy, microhysteroscopy and fallopian tube visualization by competitors of the Company, pricing of competitive products, the cost and effect of promotional discounts and marketing programs in which the Company may be required to engage and the absence of a backlog of orders. Results of operations will also depend upon the amount of royalties payable under the license from Baxter and Fogarty relating to the linear everting catheter technology used in the Ovation systems. There can be no assurance that the Company will successfully commercialize any of its current products or any future products or achieve significant revenues or profitability. Profitability, if achieved, may not be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Competition; Uncertainty of Technological Change

    The medical device industry and the market for treatment of gynecological disorders and infertility, in particular, are intensely competitive and characterized by rapidly evolving technology. The Company expects competition to increase for devices to diagnose and treat female reproductive disorders. A number of the Company's competitors are currently marketing products for use in micro-invasive procedures for the diagnosis and treatment of gynecological disorders. Olympus America, Inc., Origin Medsystems, Inc., a subsidiary of Guidant Corporation, Medical Dynamics, Inc. and Karl Storz Instrument Co., are currently marketing laparoscopes with diameters ranging from 1.2 millimeters to 3.0 millimeters. Circon-Cabot Corp. currently markets a microhysteroscope, and Conceptus, Inc. is currently pursuing FDA approval for a guidewire-based falloposcopy system. The Company also faces potential competition from medical device or pharmaceutical manufacturers that currently market or may be developing other medical devices or drugs, such as hormonal therapies, for the treatment of uterine disorders. Other companies may choose to enter these markets at a later date and would represent competition for the Company. In addition, the Company competes with other companies for sites to conduct clinical trials.

    There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective or less costly than any which have been or are being developed by the Company or that would render the Company's technologies or products obsolete or not competitive, or that such competitors will not succeed in obtaining regulatory approval for, introducing or commercializing any such products prior to the Company. There can be no assurance that the Company will be able to compete successfully or that competition will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Competition."

Dependence Upon International Distributors and Sales


    Since inception, a majority of the Company's sales have been outside the United States. USSC has distribution rights for the MicroLap system in all international markets other than China and India and Terumo has distribution rights for the Ovation systems in Japan. The Company has a limited number of international distributors for its Ovation systems in certain countries. The Company's international sales of these products in these countries are dependent upon the marketing efforts of, and sales by, its distributors. The Company relies on these distributors to assist it in obtaining product registration and reimbursement approvals in certain international markets. The Company has limited sell-through experience with certain of its distributors and has in the past experienced situations in which distributors placed initial stocking orders for quantities that were in excess of their end user requirements. In addition, if a distributor were to fail to invest adequate capital promoting the Company's products and training physicians in the proper techniques for utilizing the Company's products, or were to experience financial difficulty or cease operations, the Company would likely be unable to achieve significant sales in the subject territory. Management of international distributors can be time-consuming and can be complicated by dissimilarities among international markets. Furthermore, the Company currently does not have distributors in a number of international markets that it has targeted and anticipates that it will need to establish additional international distribution relationships. There can be no assurance that the Company will engage qualified distributors in these markets in a timely manner, if at all, or that distributors will adequately market the Company's products. The failure of distributors to adequately promote the Company's products or the failure of the Company to engage additional distributors would have a material adverse effect on the Company's business, financial condition and results of operations.


Risks of International Sales

    A number of risks are inherent in international operations and transactions. International sales and operations may be limited or disrupted by the imposition of government controls, changes in regulatory requirements or interpretations thereof, export license requirements, political instability, trade restrictions, changes in tariffs, financial instability of distributors, differences in purchasing systems for medical products, and difficulties in staffing, coordinating and managing international operations. Additionally, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in international currency exchange rates as well as constraints on the Company's ability to maintain or increase prices. There can be no assurance that the Company will be able to successfully commercialize its current or future products in any international market. See "Business--Marketing, Sales and Distribution."

Risk of Market Withdrawal or Product Recall

    The Company's products are complex devices designed for use inside and around the organs of the female reproductive system. To date, the Company has only limited experience regarding the reliability of its products in the field. Component failures, manufacturing errors or design defects could result in an unsafe condition or injury to the patient. If any such failures or defects were material, the Company could be required to undertake a market withdrawal or recall of products. Even if regulatory approvals are obtained, there can be no assurance that a market withdrawal or product recall will not occur. Costs of a market withdrawal or product recall could be significant and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

Possible Future Capital Requirements; Risks Associated with Potential
Acquisitions

    The Company's capital requirements depend on numerous factors, including the extent to which the Company's products gain market acceptance, actions relating to regulatory and reimbursement matters, progress of clinical trials, introduction of alternative means for microlaparoscopy, microhysteroscopy and fallopian tube visualization by competitors of the Company, pricing of competitive products, the cost and effect of promotional discounts and marketing programs in which the Company may be required to engage, the resources the Company devotes to marketing, manufacturing and developing its products, and other factors. The timing and amount of such capital requirements cannot accurately be predicted. Consequently, although the Company believes the proceeds from this Offering, together with cash generated from revenues, will provide adequate funding for its capital requirements through 1997, there can be no assurance that the Company will not require additional funding or that such additional funding, if needed, will be available on terms satisfactory to the Company, or at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Failure to raise capital when needed could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Company may make acquisitions in the future, and the Company regularly evaluates such opportunities. Product and technology acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. The Company has no experience in assimilating acquired organizations and products into its operations. No assurance can be given as to the ability of the Company to integrate successfully any operations, personnel or products that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds."

Uncertainty Relating to New Product Development

    The Company's strategy involves the design and development of new products. In microlaparoscopy, the Company is developing new electrocautery and other microsurgical instruments. Enhancements under development for the Company's microhysteroscopy technology include microhysteroscopic biopsy and electrocautery devices. In addition, Imagyn is directing research and development efforts toward perfecting and enhancing its proprietary micro-access technology for both microhysteroscopy and microlaparoscopy. The Company is also developing new applications for its proprietary linear everting catheter technology. The product development process is time-consuming and costly, and there can be no assurance that product development will be successfully completed, that necessary regulatory approvals or clearances will be granted by the FDA on a timely basis, or at all, or that any new products developed and introduced by the Company will achieve market acceptance. Failure by the Company to develop, obtain necessary regulatory clearances or approvals for, or successfully market, new products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Research and Development."

Product Liability Risk; Limited Insurance Coverage

    The development, manufacture and sale of medical devices entail significant risk of product liability claims and device failures. There can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the clinical trials or sales of its products. In addition, the Company may require increased product liability coverage if its products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage, or a recall of the Company's products, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Liability and Insurance."

Dependence Upon Key Personnel

    The Company is dependent upon a number of key management and technical personnel. The loss of the services of one or more key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success will also depend on its ability to attract and retain additional highly qualified management and technical personnel. The Company faces intense competition for qualified personnel, many of whom are often subject to competing employment offers, and there can be no assurance that the Company will be able to attract and retain such personnel.
Furthermore, the Company relies on the services of several medical and scientific consultants, all of whom are employed on a full-time basis by hospitals or academic or research institutions. Such consultants are therefore not available to devote their full time or attention to the Company's affairs. See "Business--Employees" and "Management."

Broad Discretion of Management to Allocate Offering Proceeds

    The Company expects that the proceeds of this Offering will be used for development activities and expansion of marketing, sales and manufacturing activities for the MicroLap system, the MicroSpan system, the Ovation systems and other products, working capital and general corporate purposes. The Company is not currently able to estimate the allocation of proceeds among such uses, and the timing and amount of expenditures will vary depending upon numerous factors. The Company's management will have broad discretion to allocate the proceeds of this Offering and to determine the timing of expenditures. See "Use of Proceeds."

Possible Volatility of Stock Price

    The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's results of operations, failure of such results of operations to meet the expectations of public market analysts and investors, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or others, changes in health care policy in the United States and internationally, changes in stock market analyst recommendations regarding the Company, other medical device companies or the medical device industry generally, and general market conditions may have a significant adverse effect on the market price of the Common Stock. In addition, it is likely that during a future quarterly period, the Company's results of operations will fail to meet the expectations of stock market analysts and investors and, in such event, the Company's stock price could be materially and adversely effected.

Control by Directors, Executive Officers and Affiliated Entities

    The Company's directors, executive officers and entities affiliated with them will, in the aggregate, beneficially own approximately 39% of the Company's outstanding Common Stock following the completion of this Offering. These stockholders, if acting together, would be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. Such concentration of ownership could prevent a change in control of the Company. See "Principal Stockholders."

No Prior Public Trading Market

    Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price, which was established by negotiations between the Company and the Underwriters, may not be indicative of prices that will prevail in the trading market. See "Underwriting."

Possible Anti-Takeover Effect of Certain Charter and Bylaw Provisions

    Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders, provide for a classified board of directors, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. In addition, the Company has not elected to be excluded from the provisions of
Section 203 of the Delaware General Corporation Law, which imposes certain limitations on transactions between a corporation and "interested stockholders," as defined in such provision. See "Management" and "Description of Capital Stock."

Shares Eligible for Future Sale and Potential Adverse Effect on Market Price

    Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon the completion of this Offering, the Company will have 7,244,155 shares of Common Stock outstanding, assuming no exercise of options after April 1, 1996. Of these outstanding shares of Common Stock, the 2,500,000 shares sold in this Offering will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 4,744,155 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act, and were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144, Rule 144(k) or Rule 701 under the Securities Act. All holders of Common Stock and options to purchase Common Stock have agreed pursuant to certain lock-up agreements that they will not offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Dillon, Read & Co. Inc. Upon expiration of the lock-up agreements, approximately 713,811 shares of Common Stock held by existing stockholders will be eligible for sale without restriction pursuant to Rule 144(k) or Rule 701, and approximately 1,020,112 shares held by existing stockholders will be eligible for sale subject to the volume and other restrictions of Rule 144. The remaining 3,010,232 shares held by existing stockholders will become eligible for sale pursuant to Rule 144 upon the expiration of their two-year holding periods. As of April 1, 1996, 665,059 shares were subject to outstanding options. All of these shares are subject to the lock-up agreements described above. Upon the expiration of such lock-up agreements, 244,168 shares subject to such options will be vested. 4,102,223 of the shares outstanding immediately following the completion of this Offering will be entitled to registration rights with respect to such shares upon termination of lock-up agreements. The number of shares sold in the public market could increase if registration rights are exercised. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

Dilution

    The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this Offering will therefore incur immediate and substantial net tangible book value dilution. See "Dilution."

Absence of Dividends

    The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

    Imagyn was incorporated in California in August 1989 to advance the development of gynecological applications of novel catheter technology licensed by the Company from Baxter Healthcare Corporation ("Baxter") and Thomas J. Fogarty, M.D. ("Fogarty"). In mid-1994, the Company was repositioned to focus on the development of a broad range of products for gynecological and reproductive disorders based on its proprietary technology. The Company anticipates that it will reincorporate in Delaware prior to the completion of this Offering. Unless the context otherwise requires, references in this Prospectus to "Imagyn" and the "Company" refer to Imagyn Medical, Inc., a Delaware corporation, and where applicable, its predecessor corporation, Imagyn Medical, Inc., a California corporation, and its subsidiary, Imagyn International, Inc. The Company's principal executive offices are located at 27651 La Paz Road, Laguna Niguel, California 92677. Its telephone number is (714) 362-2500.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby are estimated to be approximately $31,750,000 ($36,632,500 if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $14.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses.


    The Company estimates that approximately $7.0 million of the net proceeds will be used to fund product introduction, build a sales and marketing organization and develop and sponsor physician training programs, approximately $5.0 million will be used for research and development of current and future products including clinical trials, approximately $1.5 million will be used for capital equipment purchases and that the remainder of the net proceeds will be used for working capital and general corporate purposes. The foregoing represent estimates only, and management of the Company does not have specific plans regarding the precise allocation of the Offering proceeds among these anticipated uses. The actual amounts expended by the Company for these purposes and the timing of such expenditures will depend on numerous factors, including the status of the Company's development efforts, actions relating to regulatory matters, the extent to which the Company's products gain market acceptance and competition. The Company may use a portion of the net proceeds to acquire complementary businesses, products or technologies. Although the Company currently has no agreements to acquire such businesses, products or technologies, the Company has in the past and expects to continue to discuss such opportunities with interested third parties. Pending use of the net proceeds of this Offering, the Company plans to invest the net proceeds in interest-bearing, investment grade securities. Although the Company believes that the net proceeds from this Offering together with existing cash and cash equivalents will be sufficient to maintain its current and planned operations through the end of 1997, there can be no assurance that the Company will not require additional financing within this time frame. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings for funding growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of March 31, 1996 (i) on a pro forma basis to give effect to the filing of the Company's Restated Certificate of Incorporation to authorize 5,000,000 and 50,000,000 shares of Preferred Stock and Common Stock, respectively, and to reflect the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock upon the closing of this Offering and (ii) as adjusted to reflect the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.



                                                                                  March 31, 1996
                                                                          ------------------------------
                                                                            Pro Forma      As Adjusted
                                                                          --------------  --------------
                                                                                  (in thousands)
Stockholders' equity:
  Preferred Stock: $0.001 par value; 5,000,000 shares authorized, pro forma and as adjusted; none issued and outstanding, pro forma and as
   adjusted.............................................................  $           --  $           --
  Common Stock: $0.001 par value; 50,000,000 shares authorized, pro forma and as adjusted; 4,751,740 shares issued and outstanding, pro
   forma; 7,251,740 shares issued and outstanding, as adjusted(1).......               5               7
  Additional paid-in capital............................................          31,671          63,419
  Unearned compensation.................................................            (965)           (965)
  Amounts due from stockholders.........................................            (196)           (196)
  Accumulated deficit...................................................         (22,112)        (22,112)
                                                                          --------------  --------------
    Total stockholders' equity..........................................           8,403          40,153
                                                                          --------------  --------------
      Total capitalization..............................................  $        8,403  $       40,153
                                                                          --------------  --------------
                                                                          --------------  --------------


- ------------------------
(1) Includes 7,585 shares of Common Stock which were repurchased by the Company subsequent to March 31, 1996. Excludes 665,059 shares of Common Stock reserved for issuance pursuant to stock options outstanding as of April 1, 1996. Also excludes 1,081,872 shares of Common Stock reserved for future issuance under the Company's 1995 Stock Plan, 1996 Director Option Plan and 1996 Employee Stock Purchase Plan. See Notes 12 and 18 of Notes to Consolidated Financial Statements, "Management--Stock Plans" and "Description of Capital Stock."

                                    DILUTION


    The pro forma net tangible book value of the Common Stock as of March 31, 1996 was $8,402,721, or approximately $1.77 per share. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the pro forma number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this Offering and the net tangible book value per share of Common Stock immediately after completion of this Offering. After giving effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $40,152,721, or approximately $5.54 per share. This represents an immediate increase in net tangible book value of $3.77 per share to existing stockholders and an immediate dilution in net tangible book value of $8.46 per share to new investors in this Offering.


    The following table illustrates this per share dilution:


Assumed public offering price per share.............................             $   14.00
Pro forma net tangible book value per share before this Offering....  $    1.77
Increase per share attributable to new investors....................       3.77
                                                                      ---------
Pro forma net tangible book value per share after this Offering.....                  5.54
                                                                                 ---------
Dilution per share to new investors.................................             $    8.46
                                                                                 ---------
                                                                                 ---------



    The following table sets forth, on an unaudited pro forma basis at March 31, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, at an assumed initial public offering price of $14.00 per share.



                                                Shares Purchased        Total Consideration       Average
                                             ----------------------  -------------------------     Price
                                               Number     Percent       Amount       Percent     Per Share
                                             ----------  ----------  -------------  ----------  -----------
Existing stockholders......................   4,751,740       65.5%  $  31,675,529       47.5%   $    6.67
New investors..............................   2,500,000       34.5      35,000,000       52.5        14.00
                                             ----------      -----   -------------      -----
  Total....................................   7,251,740      100.0%  $  66,675,529      100.0%
                                             ----------      -----   -------------      -----
                                             ----------      -----   -------------      -----


    The foregoing table (i) assumes the conversion of all Preferred Stock into Common Stock upon the closing of this Offering, (ii) assumes no exercise of the Underwriters' over-allotment option, (iii) includes 7,585 shares of Common Stock which were repurchased by the Company subsequent to March 31, 1996 and (iv) excludes 665,059 shares of Common Stock reserved for issuance pursuant to stock options outstanding as of April 1, 1996, and 1,081,872 shares of Common Stock reserved for future issuance under the Company's 1995 Stock Plan, 1996 Director Option Plan and 1996 Employee Stock Purchase Plan. See Notes 12 and 18 of Notes to Consolidated Financial Statements, "Management--Stock Plans," and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial data and other operating data of the Company. The selected consolidated financial data set forth below with respect to the Company's consolidated statements of operations data for the years ended December 31, 1993, 1994 and 1995 and consolidated balance sheet data at December 31, 1994 and 1995 are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus that have been audited by Coopers & Lybrand L.L.P., independent accountants. The consolidated statements of operations data for the years ended December 31, 1991 and 1992 and consolidated balance sheet data at December 31, 1991, 1992 and 1993 also are derived from consolidated financial statements audited by Coopers & Lybrand L.L.P. which are not included in this Prospectus. The selected consolidated financial data as of March 31, 1996, and for the three month periods ended March 31, 1995 and 1996 have been derived from the Company's unaudited consolidated financial statements, which reflect all adjustments of a normal recurring nature which the Company considers necessary for a fair presentation of the results for such period. The historical results are not necessarily indicative of the results of operations to be expected in the future. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes related thereto included elsewhere in this Prospectus.

                                                                                                         Three Months Ended
                                                                                                             March 31,
                                                                Year ended December 31,                     (unaudited)
                                                 -----------------------------------------------------  --------------------
                                                   1991       1992       1993       1994       1995       1995       1996
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                    (in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales......................................  $      15  $   1,238  $   1,047  $   1,005  $   2,243  $     335  $   1,467
Cost of sales..................................         11        702      1,006      1,268      1,811        265      1,222
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit (loss)............................          4        536         41       (263)       432         70        245
Cost and expenses:
  Sales and marketing..........................         59      1,665      2,397      2,317      3,296        459        746
  Research and development.....................      1,643      1,917      1,917      1,797      1,811        403        740
  General and administrative...................        851      1,360        904      1,108      1,253        274        446
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total costs and expenses...................      2,554      4,942      5,218      5,222      6,360      1,136      1,932
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Other operating income.........................         --      1,000         --         --      3,500         --         --
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Loss from operations.......................     (2,549)    (3,406)    (5,177)    (5,485)    (2,428)    (1,066)    (1,687)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest income (expense), net.................         56        178        337        175       (217)        16        120
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss.......................................  $  (2,493) $  (3,228) $  (4,840) $  (5,311) $  (2,645) $  (1,050) $  (1,569)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per share(1)..........................  $   (0.59) $   (0.76) $   (1.16) $   (1.26) $   (0.59) $   (0.25) $   (0.29)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in computing net loss per
 share(1)......................................      4,233      4,233      4,240      4,263      4,573      4,252      5,334
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                                         As of March 31,
                                                                  As of December 31,                       (unaudited)
                                                 -----------------------------------------------------  -----------------
                                                   1991       1992       1993       1994       1995           1996
                                                 ---------  ---------  ---------  ---------  ---------  -----------------
                                                                              (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term
 investments...................................  $   5,716  $  12,859  $   7,269  $   2,021  $   9,340      $   7,772
Working capital................................      5,690     12,897      7,763      2,672     10,431          8,796
Total assets...................................      6,271     14,287      9,388      4,174     12,024         11,368
Convertible redeemable preferred stock.........      9,600     19,950     20,030     20,122      9,936          9,936
Accumulated deficit............................     (3,612)    (7,527)   (12,447)   (17,838)   (20,543)       (22,112)
Stockholders' deficit..........................     (3,558)    (7,524)   (12,525)   (17,912)       (97)        (1,533)

- ------------------------------
(1) See Note 14 of Notes to Consolidated Financial Statements for information concerning the computation of net loss per share and pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus. The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results of operations could differ materially from those anticipated in such forward-looking statements as a result of certain factors set forth under "Risk Factors" and elsewhere in this Prospectus.

Background

    Imagyn was formed in 1989 to advance the development of gynecological applications of novel catheter technology licensed by the Company from Baxter and Fogarty. In 1992, the Company commenced commercial shipments of its Ovation systems, based on this technology, to international distributors for resale to physicians and hospitals. During 1992 and 1993, the Company required distributors to make substantial initial purchases of Ovation systems in lieu of payment of distribution fees for exclusivity in specific territories. As a result, sales in 1992 and 1993 were not representative of the actual level of sales to physicians and hospitals in these markets. In 1994 and 1995, the Company realigned its international distribution for the Ovation systems. This realignment involved both a reduction in the number of distributors and the establishment of direct sales activities through a limited number of employees and agents in the Company's most important markets, the United Kingdom, Germany and Australia.

    In November 1992, the Company entered into an agreement with Terumo for the sale and licensed manufacture of the Ovation systems in Japan. In connection with the granting of the distribution and license rights under this agreement, Terumo paid the Company distribution and license fees aggregating $2.1 million. Based on the Company's continuing obligations under the agreement to transfer manufacturing know-how for the Ovation systems to Terumo, the license fees of $1.0 million have been treated as deferred income until such time as the Company completes the transfer of the manufacturing know-how pursuant to the agreement. The Company is required to complete such transfer by August 1997, after which the Company will receive royalties on product sales by Terumo. During 1993 and 1994, Terumo conducted clinical trials in Japan for the purpose of supporting regulatory and reimbursement approvals for the Ovation system. See "Business--Strategic Marketing Alliances."

    In January 1994, the Company was notified by the FDA that its PMA application for the Ovation falloposcopy system submitted to the FDA in May 1992 was deficient in certain respects, particularly with respect to the design of the clinical study, which was not structured as a controlled, randomized study, and the breadth of the Company's visualization claims. The Company attempted to address the FDA's concerns by providing a reevaluation of its clinical data; however, the FDA did not find this analysis acceptable and, in September 1995, the Company withdrew this PMA application.

    Due in part to the regulatory concerns relating to the PMA application for the Ovation falloposcopy system, the Board of Directors determined that the Company needed to be repositioned to focus on the development of a broad range of products for gynecological and reproductive disorders based on its proprietary technology. In October 1994, Franklin D. Brown was hired as President and Chief Executive Officer to lead the repositioning effort and to formulate a new strategy. During 1995, the Company sought new financing to implement this repositioning effort, including the advancement of development efforts to broaden the Company's product line. In September 1995, the Company completed an equity recapitalization which included a reverse 1-for-5 stock split of all outstanding stock, the conversion of all Preferred Stock into Common Stock, and the sale of $9.9 million of new Preferred Stock. The Company has since received FDA approval of an IDE for a new multicenter clinical trial for the Ovation falloposcopy system in diagnosing the presence of blocked fallopian tubes in infertile women. This clinical study is currently underway.

    In 1994, the Company commenced international commercial shipments of the initial product in its broadened product line, the MicroLap system. By February 1995, the Company had received three FDA 510(k) clearances for the MicroLap system, after which the Company commenced marketing the system in the United States. The Company engaged the services of non-stocking sales representative organizations to promote sales of the MicroLap system.

    In 1995, the Company received FDA 510(k) clearance for use of the Ovation intrauterine insemination system and several additional 510(k) clearances for other indications for the MicroLap system. The Company also began evaluating use of its micro-optics and micro-access technologies in a microhysteroscopy system. In August 1995, Terumo received Japanese regulatory approval for marketing of the Ovation tubal recanalization system. Following this approval, Terumo commenced planning for the 1996 commercial introduction of the Ovation tubal recanalization system in Japan. Terumo has applied for, but has not yet obtained, Japanese reimbursement approval.

    In October 1995, the Company entered into a distribution agreement with USSC pursuant to which USSC was granted exclusive international marketing rights for the MicroLap system in all international markets (excluding China and India). USSC was also granted, on a co-exclusive basis with the Company, marketing rights to the MicroLap system in the United States. As a result of the agreement with USSC, the Company has initiated the termination of all of its international distributors for the MicroLap system and, in connection with these terminations, the Company made certain payments to these distributors. In addition, the Company reached agreement with all of its previous sales representative organizations in the United States for the termination of their activities in connection with the marketing of the MicroLap system and, in connection with these agreements, made certain termination-related payments. Following execution of the agreement with USSC, the Company began increasing its manufacturing capacity to support USSC's introduction of the MicroLap system and, in January 1996, the Company completed training of certain USSC sales personnel.

    The Company manufactures the Ovation systems and certain of its MicroLap system products, including its proprietary microlaparoscope and micro-access devices, at its manufacturing facilities and has only recently begun the manufacture of these products in commercial quantities. The Company has limited manufacturing capacity and will be required to increase both its in-house manufacturing capability and the size of its manufacturing facilities. Although the Company has leased the space which it will use to expand its manufacturing facilities, there can be no assurance that the Company will be able to complete its facility expansion, attract, train and retain the required personnel, including personnel skilled in micro-optics assembly processes, or increase its manufacturing capability and capacity in a timely manner. There can be no assurance that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs on a timely basis, or at all. If the Company is unable to increase its in-house manufacturing capability or successfully complete the expansion of its manufacturing facilities in a timely manner, the Company may need to obtain alternative manufacturing facilities or to establish contract manufacturing for its products. Delays associated with, or inability to establish, such capacity could have a material adverse affect on the Company's business, financial condition and results of operations. The Company currently obtains certain components of its product systems from single source suppliers. These components include the optic image fiber used in the MicroLap, a similar version of which will also be used in the MicroSpan, and the medical video camera and light source used in connection with the Ovation tubal recanalization system. There can be no assurance that the Company will not encounter future component shortages or other disruptions in supply of materials. Delays associated with any future raw materials or component shortages could have a material adverse effect on the Company's business, financial condition and results of operations, particularly as the Company scales up its manufacturing activities.

    Future revenues and results of operations may fluctuate significantly from quarter to quarter and will depend upon, among other factors, the extent to which the Company's products gain market acceptance, the timing and volume of orders from USSC, Terumo, other international distributors and the Company's other customers, actions relating to regulatory and reimbursement matters, progress of clinical trials, introduction of alternative means for microlaparoscopy, microhysteroscopy and fallopian tube visualization by competitors of the Company, pricing of competitive products, the cost and effect of promotional discounts and marketing programs in which the Company may be required to engage and the absence of a backlog of orders. Results of operations will also depend upon the amount of royalties payable under the license from Baxter and Fogarty relating to the linear everting catheter technology used in the Ovation systems. The Company has a limited history of operations and has experienced significant operating losses since inception. Operating losses are expected to continue for at least the next two years as the Company continues to expend substantial resources to expand its marketing and sales activities in the United States, fund clinical trials in support of regulatory and reimbursement approvals, and fund research and development and the introduction of new products.

Results of Operations

THREE MONTHS ENDED MARCH 31, 1996 AND 1995

    NET SALES. Net sales for the three months ended March 31, 1996 increased to $1.5 million from $335,000 for the three months ended March 31, 1995. The increase was primarily the result of MicroLap system sales to USSC. There were no sales to USSC during the three months ended March 31, 1995. For the three months ended March 31, 1996, 7% of the Company's sales were to international customers; for the three months ended March 31, 1995, 91% of the Company's sales were to international customers. The decrease in the percentage of the Company's sales to international customers is primarily the result of the increase in United States sales and the termination of the Company's international distributors for the MicroLap system. The Company records all sales to USSC as domestic sales; however, sales of the Company's products by USSC are expected to include sales to international customers made through Autosuture, Inc., a subsidiary of USSC.

    COST OF SALES. Cost of sales for the three months ended March 31, 1996 increased to $1.2 million from $265,000 for the three months ended March 31, 1995. The increase was attributable to the increase in sales as well as costs associated with increased manufacturing support expenditures. Cost of sales during the three months ended March 31, 1996 also included non-recurring production costs and inefficiencies associated with the rapid increase and expansion of production operations at the Company's current manufacturing facilities. As a result of these costs and expenditures, the Company believes that gross profit margins for the three months ended March 31, 1996 were not representative of the gross profit margins that would be anticipated by the Company at similar sales levels.

    SALES AND MARKETING. Sales and marketing expenses for the three months ended March 31, 1996 increased to $746,000 from $459,000 for the three months ended March 31, 1995. The increase was primarily associated with the increase in the number of the Company's marketing and sales personnel and in customer support expenses.

    RESEARCH AND DEVELOPMENT. Research and development expenses for the three months ended March 31, 1996 increased to $740,000 from $403,000 for the three months ended March 31, 1995. This increase was attributable to increased expenditures for product development and enhancements and costs associated with clinical trials of the Ovation falloposcopy system in the United States.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the three months ended March 31, 1996 increased to $446,000 from $274,000 for the three months ended March 31, 1995. The increase was primarily associated with the hiring of additional personnel and the amortization of non-cash deferred compensation charges associated with grants of stock options to employees. There was no amortization of deferred compensation charges during the three months ended March 31, 1995.

    INTEREST INCOME (EXPENSE), NET. Net interest income for the three months ended March 31, 1996 increased to $120,000 from $16,000 for the three months ended March 31, 1995. This increase was attributable to interest earned on higher cash balances held by the Company during the three months ended March 31, 1996.

YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

    NET SALES. Net sales for the year ended December 31, 1995 increased to $2.2 million from $1.0 million for the year ended December 31, 1994. The increase was primarily the result of the commencement of sales in the United States in 1995 of the MicroLap system, increase of sales of the MicroLap systems in international markets and the initial sales of the Company's Ovation systems to Terumo. In 1995, sales to Terumo were approximately 25% of the Company's total sales. These sales included products purchased by Terumo in anticipation of their 1996 commercial introduction in Japan. Sales to USSC in 1995 were approximately 11% of the Company's total sales. In 1995, 72% of the Company's sales were to international customers; in 1994, virtually all of the Company's sales were to international customers. Net sales for the year ended December 31, 1994 of $1.0 million were approximately equal to the $1.0 million for the year ended December 31, 1993, primarily due to the substantial purchases of the Company's products made by international distributors in 1993.

    COST OF SALES. Cost of sales increased to $1.8 million for the year ended December 31, 1995 from $1.3 million for the year ended December 31, 1994. The increase was attributable to the increase in the volume of sales of the Company's products as well as to costs associated with the hiring of ten additional manufacturing personnel, expansion of manufacturing and assembly operations and engineering and manufacturing support functions. Cost of sales for the year ended December 31, 1994 increased to $1.3 million from $1.0 million for the year ended December 31, 1993, primarily as the result of $298,000 in reserves for inventory obsolescence. Cost of sales for the years ended December 31, 1995, 1994 and 1993 included $225,000, $298,000 and $0, respectively, in reserves for inventory obsolescence.

    SALES AND MARKETING. Sales and marketing expenses increased to $3.3 million for the year ended December 31, 1995 from $2.3 million for the year ended December 31, 1994. The increase was primarily due to sales and marketing expenses associated with the introduction of the Company's MicroLap products in the United States, including expenses of $418,000 associated with termination of international distributors and United States sales representatives for the MicroLap system in connection with the USSC agreement. Sales and marketing expenses of $2.3 million for the year ended December 31, 1994 were approximately equal to the $2.4 million for the year ended December 31, 1993.

    RESEARCH AND DEVELOPMENT. Research and development ("R&D") expenses, which include clinical and regulatory expenses, of $1.8 million for the year ended December 31, 1995 were approximately equal to the $1.8 million for the year ended December 31, 1994. R&D expenses of $1.8 million for the year ended December 31, 1994 were approximately equal to the $1.9 million for the year ended December 31, 1993. The Company anticipates that R&D expenditures will increase in the next several years to support development of new products, clinical trials of the Ovation falloposcopy system under the Company's recently approved IDE and other clinical and regulatory activities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $1.3 million for the year ended December 31, 1995 from $1.1 million for the year ended December 31, 1994. The increase was primarily the result of the amortization of non-cash deferred compensation charges associated with grants of stock options to employees. General and administrative expenses increased to $1.1 million for the year ended December 31, 1994 from $904,000 for the year ended December 31, 1993. This increase primarily resulted from expenses associated with recruiting and hiring a new Chief Executive Officer.

    OTHER OPERATING INCOME. Other operating income of $3.5 million for the year ended December 31, 1995 resulted from nonrecurring payments in connection with various marketing rights for certain products. There was no such income for the years ended December 31, 1994 and 1993.

    INTEREST INCOME (EXPENSE), NET. Net interest expense was $217,000 for the year ended December 31, 1995, as compared to interest income of $175,000 for the year ended December 31, 1994. The interest expense was primarily attributable to interest incurred by the Company on short term notes payable issued and converted into Preferred Stock in 1995. Interest income (expense), net decreased to $175,000 for the year ended December 31, 1994 from $337,000 for the year ended December 31, 1993. The decrease was attributable to the reduction of Company's cash balances and interest earned thereon.

Income Taxes

    The Company has not generated any taxable income to date and therefore has not paid any federal income taxes since its inception. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("FAS 109"). Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, valuation allowances, in amounts equal to the net deferred tax assets as of December 31, 1995 and 1994, have been established in each period to reflect these uncertainties.

    At December 31, 1995, the Company had federal and state net operating loss carryforwards of $12.4 million and $5.9 million, respectively, and federal and state research and experimentation credit carryforwards of $560,000 and $220,000, respectively, that will expire at various dates beginning in 1997 through 2010, if not utilized. Utilization of net operating loss and tax credit carryforwards will be subject to a substantial annual limitation due to the ownership change limitations of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation is likely to result in the expiration of most of the Company's net operating loss and tax credit carryforwards before full utilization as a result of the September 1995 recapitalization.

Liquidity and Capital Resources

    Since inception, the Company's expenses have significantly exceeded its net sales, resulting in an accumulated deficit of $22.1 million as of March 31, 1996. The Company has funded its operations since incorporation primarily through the private placement of equity securities and other operating income. Through March 31, 1996, the

Company had raised $30.3 million from the private placement of equity securities, of which $9.9 million was raised in the Company's September 1995 recapitalization. Through March 31, 1996, the Company had received $5.6 million in fees relating to two distribution agreements.

    At March 31, 1996, the Company's principal source of liquidity consisted of cash, cash equivalents and short-term investments of $7.8 million. Cash used in the Company's operations increased to $1.5 million for the three months ended March 31, 1996 from $1.2 million for the three months ended March 31, 1995. This increase was primarily due to an increase in accounts receivable for the period. Cash used in the Company's operations decreased to $2.2 million for the year ended December 31, 1995 from $5.1 million for the year ended December 31, 1994. This decrease was due to the receipt of $3.5 million of other operating income in 1995, which was offset by increased sales and marketing expenses and increased working capital requirements. The Company's capital expenditures during the year ended December 31, 1995 and the three months ended March 31, 1996 were $163,000 and $92,000, respectively. The Company anticipates that capital expenditures will increase in 1996 due to expansion of manufacturing operations and facilities. The Company intends to finance its capital needs principally from the net proceeds of this Offering and interest thereon, and its existing capital resources. The Company has not sought to obtain any credit facilities to provide additional working capital.

    Imagyn believes that the anticipated net proceeds from this Offering together with interest thereon and the Company's existing capital resources will be sufficient to fund its operations through 1997. However, the Company's future liquidity and capital requirements will depend on numerous factors, including the extent to which the Company's products gain market acceptance, actions relating to regulatory and reimbursement matters, progress of clinical trials, introduction of alternative means for microlaparoscopy, microhysteroscopy and fallopian tube visualization by competitors of the Company, pricing of competitive products, the cost and effect of promotional discounts and marketing programs in which the Company may be required to engage and the resources that the Company devotes to marketing, manufacturing and developing its products. The Company's capital requirements will also depend on, among other things, the resources required to hire and develop a direct sales force in the United States and the resources required to expand manufacturing capacity and facilities requirements. Accordingly, there can be no assurance that the Company will not require additional financing within this time frame. There can be no assurance that additional funding, if needed, will be available on terms satisfactory to the Company, or at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Failure to raise capital when needed could have a material adverse affect on the business, financial condition and results of operations of the Company.

                                    BUSINESS

    Imagyn designs, develops and markets micro-invasive, cost-effective devices for diagnosis and treatment of gynecological and reproductive disorders. The Company's proprietary technology platform based on micro-optics and micro-access devices provides physicians with the ability to atraumatically access and visualize the abdominal cavity, the uterus and the fallopian tubes. Imagyn's proprietary micro-optics enable physicians to visualize a patient's internal anatomy with the resolution and light efficiency of larger, more invasive devices commonly used today. Imagyn's proprietary, disposable micro-access devices enable physicians to perform certain procedures outside the hospital without the need for general anesthesia. The Company's principal product systems based on these core technologies are the MicroLap microlaparoscopy system, the MicroSpan microhysteroscopy system and the Ovation systems for infertility indications. Compared to traditional procedures, the Company's product systems facilitate earlier definitive diagnosis and treatment, significantly lower the procedure cost associated with more invasive surgery and reduce patient discomfort, recovery time and morbidity. To date, the Company has sold over 850 MicroLap microlaparoscopes and over 6,000 Ovation catheters. An additional approximately 150 MicroLap microlaparoscopes have been shipped to distributors for use as demonstration units in connection with the introduction of the MicroLap system, and an additional approximately 2,000 Ovation catheters have been shipped for use in connection with clinical studies and product evaluations.

    Imagyn's diagnostic and operative micro-invasive product systems address a broad continuum of gynecological and reproductive disorders affecting a large number of women, including pelvic pain, uterine disorders and infertility, and provide a less invasive procedure for tubal sterilization. Because of the high incidence of these disorders and the popularity of tubal sterilization as a contraceptive method, large markets exist for devices that treat such disorders and that facilitate tubal sterilization. First, pelvic pain affects approximately 6 million women in the United States and can be caused by a number of serious conditions, including endometriosis, adhesions and pelvic inflammatory disease. Second, uterine disorders affect approximately 25 million women in the United States and may lead to significant complications including uterine bleeding, acute pain and infertility. Third, infertility is an increasingly common and often emotionally traumatic condition which affects approximately 5 million women in the United States. Finally, tubal sterilization is chosen as a permanent contraceptive method by approximately 800,000 women annually in the United States. Despite the large size of these markets, there can be no assurance that the Company's product systems will be accepted and will compete effectively in any of these markets. Market acceptance of the Company's product systems will be dependent upon, among other things, physicians' determinations that the Company's product systems and the procedures in which they are intended to be used are safe and effective alternatives to current hospital-based procedures and demonstrate clinical utility, and can be used in a cost-effective manner.


    The Company's product systems enable physicians to access and visualize all of the organs of a woman's reproductive system outside the hospital without the need for general anesthesia. The MicroLap system, which enables the physician to access the abdominal cavity without the need for post-operative sutures, includes a 2 millimeter-diameter microlaparoscope with resolution and light efficiency characteristics which the Company believes are comparable to those of standard 10 millimeter-diameter laparoscopes. The MicroSpan system incorporates a new, high resolution microhysteroscope and a new uterine access device to enable the physician to atraumatically access and visualize the interior of the uterus. The Microlap and MicroSpan systems enable physicians to access the abdominal cavity and the uterus for treatment with the Company's microsurgical instruments. The Ovation systems are designed to enable the physician to atraumatically access, navigate and visualize the entire length of the fallopian tubes. Imagyn's product systems are designed to offer significant advantages for physicians, patients and health care payors. For physicians, Imagyn's systems facilitate improved diagnosis and enhanced practice management. The Company believes that the MicroLap and MicroSpan systems require limited training for physicians familiar with standard laparoscopy and hysteroscopy techniques, although more training will be required for use of the Ovation systems. For patients, Imagyn's systems reduce trauma and the risk of complications and shorten recovery times as compared to traditional, more invasive procedures. For payors, Imagyn's systems can reduce cost, provide earlier, definitive diagnosis and increase patient satisfaction.

The Female Reproductive System

    The female reproductive system includes the uterus, the fallopian tubes and the ovaries. The uterus is a pear-shaped organ connected to the fallopian tubes and to the vagina. The interior wall of the uterus consists of a layer of soft, spongy tissue called the endometrium. The base or neck of the uterus is called the cervix, which serves as the point of exit and entry from the vagina to the uterus. Under normal conditions, the cervix is virtually closed (less than one millimeter in diameter), providing a natural barrier between the vagina and the uterus. Because the cervix is extremely sensitive, especially to any dilation, access through the cervix into the uterine cavity for diagnostic and operative procedures can be difficult and extremely painful.

    On each side of the uterus is a fallopian tube, which extends outward toward the ovaries. The junction of the uterus and each fallopian tube is called an ostium. The fallopian tube is the channel through which the egg enters the uterus during the monthly menstrual cycle. It is also the conduit for sperm to reach the egg and is the site where fertilization occurs. Fallopian tubes are long and narrow, contain many folds, and are fragile and delicate. The fallopian tubes are lined with epithelial cells whose ciliary motion assists the sperm and egg in their migration. Each fallopian tube is 7-14 centimeters long and only 1-3 millimeters in diameter. The fallopian tubes may become blocked or diseased, preventing conception.

    The diagram below depicts the principal elements of the female reproductive system.

                    [Diagram of Female Reproductive System]

    Disorders of the female reproductive system include pelvic pain and related disorders, uterine disorders and infertility.

Pelvic Pain and Related Disorders

    The prevalence of pelvic pain in women is widespread, with approximately 7 million outpatient gynecology visits annually in the United States related to symptoms of pelvic pain. Pelvic pain can often be intense and persistent and can severely impair a woman's health and lifestyle. It is often difficult to accurately isolate the location and diagnose the cause of discomfort since many women with pelvic pain may suffer from several disorders or multiple disease sites. For example, scar tissue from infection or prior surgery may mask endometrial lesions which may lead a physician to an inaccurate or incomplete diagnosis. Pelvic pain, in both acute and chronic forms, can be caused by a number of serious conditions including endometriosis, adhesions and pelvic inflammatory disease.

    Endometriosis, a common cause of pelvic pain and also a significant factor contributing to infertility, is a disorder in which abnormal growths of endometrial tissue are present outside of the uterus. Endometrial lesions are usually found on the reproductive organs and adjacent tissues in the pelvic cavity. It is estimated that 5 million women suffer from endometriosis in the United States. Endometriosis is one of the most common gynecological causes for hospitalization of women of reproductive age.

    Scar tissue, or pelvic adhesions, which can form as a result of endometriosis, infection, prior surgery, hemorrhage or tissue injury, is another common cause of pelvic pain. Pelvic adhesions form in the healing process of more than half of abdominal surgeries. Early intervention after surgery has been demonstrated to reduce the risk of formation of dense, permanent adhesions. Pelvic adhesions can also lead to serious long-term complications such as infertility and intestinal obstruction. Post-operative adhesions may affect up to 2 million women in the United States.

    Pelvic inflammatory disease, another common cause of pelvic pain, is a genital tract infection that is often a complication of sexually transmitted diseases. It can cause scarring of the fallopian tubes as the infection ascends into the uterus and tubal structures. In its most serious form, it can lead to infertility and ectopic (tubal) pregnancy, a life-threatening condition. It is estimated that pelvic inflammatory disease affects more than 1 million women each year in the United States.

    CURRENT DIAGNOSIS AND TREATMENT

    Diagnosis and identification of the cause or causes of pelvic pain is difficult. Since there are currently no accurate non-invasive diagnostic tests available, visual inspection of the abdomen and pelvic cavity by means of laparoscopic surgery is the current method of choice for diagnosing pelvic pain. In a traditional laparoscopic surgery procedure, the patient is typically placed under general anesthesia. In order to create a space between the abdominal wall and the internal organs to facilitate the insertion of instruments, the patient's abdomen is insufflated, or inflated, with a significant quantity of carbon dioxide gas delivered through a specialized needle, known as a Veress needle. After the patient is properly insufflated, two to three punctures, each of which can be up to 10 millimeters in diameter, are made with a sharp, spike-like device called a trocar. A cannula, a hollow, sleeve-like device, is then placed in the puncture opening. A laparoscope is placed into the abdomen through one of the cannulas to enable the gynecologist to view the outer surfaces of the patient's internal organs. Surgical instruments can be inserted through cannulas placed at the other trocar puncture sites. Following the procedure, the trocar sites must be closed with sutures and the patient may require significant recovery time due to the effects of the puncture wounds, gas insufflation and general anesthesia. Approximately 1 million laparoscopic surgeries are performed annually by gynecologists in the United States.

    During a traditional laparoscopic surgery procedure, the physician examines the internal abdominal organs in an attempt to locate abnormalities which may be causing pelvic pain. The physician may also use surgical instruments inserted into the abdomen to treat some abnormalities, such as by removing adhesions, or to biopsy (remove a sample of) tissue for subsequent laboratory evaluation. The administration of general anesthesia during the procedure complicates the determination of the exact cause of pelvic pain because the anesthetized patient is unable to provide any feedback to the physician.

    THE IMAGYN MICROLAP SYSTEM FOR PELVIC PAIN

    Imagyn's proprietary MicroLap system is designed to enable the physician to perform laparoscopic procedures outside the hospital. The MicroLap system includes the proprietary MicroLap microlaparoscope, a specialized disposable introducer for placement of the microlaparoscope into the abdomen and a broad line of microsurgical instruments. The 2 millimeter-diameter MicroLap has resolution and light efficiency characteristics which the Company believes are comparable to those of standard 10 millimeter-diameter laparoscopes. The MicroLap is attached to a light source and medical video camera, allowing the physician to visually examine the interior of the pelvic cavity in a manner similar to that of traditional laparoscopic procedures.

    In contrast to the traditional laparoscopic surgery procedure, the patient in a microlaparoscopic procedure is not placed under general anesthesia. Instead, sedation and local analgesic protocols are used to achieve a level of sedation commonly termed "conscious sedation." An introducer is inserted into the patient's abdomen, carrying the Veress needle and providing access to the abdominal cavity. The patient's abdomen is then partially insufflated to permit visualization and the insertion of instruments, but with a much smaller quantity of carbon dioxide gas than is required in traditional laparoscopy. After the patient is properly insufflated, the Veress needle is withdrawn and the introducer is kept in place, providing access to the abdominal cavity without the need for trocar punctures. The MicroLap is then inserted through the introducer into the abdomen, allowing the physician to visually examine the abdominal organs, in a manner similar to traditional laparoscopy. The small size of the MicroLap requires only the very small puncture created by the introducer to insert the MicroLap into the abdomen. Additional introducer sites may be created for the insertion of microsurgical instruments. Sutures are not required to close these small puncture sites, significantly reducing post-surgical complications due to bleeding and pain at the puncture sites. This combination of very small diameter puncture sites and the reduced requirement for gas insufflation enables microlaparoscopic procedures to be performed using the MicroLap system under conscious sedation rather than general anesthesia. Using conscious sedation and the MicroLap system, physicians have been able to perform a wide variety of diagnostic and operative procedures in a surgery center, office or clinic at a significantly reduced cost and with less patient discomfort and a typical recovery time of approximately one day.

    Additionally, because microlaparoscopy does not require general anesthesia, the MicroLap system has enabled the development of "conscious pain mapping," a new diagnostic method for pinpointing the cause of pelvic pain which is performed while the patient is awake. Through the use of microlaparoscopy and regional anesthesia, the physician systematically probes the inside of the woman's pelvis to identify the exact source and location of the pain with the assistance of feedback from the patient. The Company believes that "conscious pain mapping" procedures using the MicroLap will significantly improve the diagnosis and treatment of pelvic pain.

    Studies indicate that diagnostic laparoscopy procedures performed using the MicroLap system cost approximately $1,250, as compared to the approximately $5,000 to $7,000 cost of a traditional hospital-based laparoscopic procedure performed under general anesthesia.

Uterine Disorders

    The uterus is prone to a number of common disorders including fibroids and polyps, as well as endometrial cancer, each of which can lead to serious complications including abnormal uterine bleeding, significant pain and infertility. Women may experience one or more of these disorders at the same time. Industry sources estimate that approximately 9% to 14% of menstruating women experience abnormal uterine bleeding that prompts them to seek medical attention at some time in their lives. In 1995, there were approximately 13 million visits to gynecologists for abnormal uterine bleeding in the United States.

    Fibroids, or benign muscular tumors, are among the most common causes of abnormal uterine bleeding. Fibroids usually grow during the reproductive years and can produce a variety of problems including hemorrhage, pain and infertility. Although not all of the approximately 15 million women in the United States suffering from fibroids are symptomatic, it is estimated that 35% to 50% of all women with fibroids have symptoms that are serious enough to lead them to seek medical attention.

    Polyps, benign fingerlike protrusions of tissue extending into the uterine cavity, are also a common cause of abnormal uterine bleeding. Approximately 13 million women in the United States develop uterine polyps during their lifetime, and approximately 25% of these women require medical attention.

    Endometrial cancer may also present initially as abnormal uterine bleeding, particularly in women over the age of 50. Approximately 31,000 new cases of endometrial cancer were reported in the United States in 1994. Early and accurate diagnosis is critically important because endometrial cancer can often be cured if detected and treated at an early stage; however, if undetected and untreated, endometrial cancer can lead to serious complications or death.

    CURRENT DIAGNOSIS AND TREATMENT

    Definitive diagnosis of uterine disorders requires direct visual inspection of the uterine cavity and tissue biopsy of suspicious areas. The standard procedures for collecting an adequate biopsy sample of uterine tissue for diagnosis are dilitation and curettage ("D&C") and hysteroscopy. D&C is a blind procedure in which the physician dilates the cervix, places a surgical scraping device, known as a curette, into the uterus and scrapes the uterine lining to remove tissue for examination by a pathologist. Because D&C is performed without visual guidance, it is difficult for the physician to sample the entire uterine lining and, as a result, significant abnormalities may be missed. It is estimated that, in most cases, approximately half of the uterine cavity is actually sampled and as many as 30% of lesions may be missed. D&C is usually performed in a hospital under intravenous sedation or general anesthesia. The procedure can lead to a number of serious complications including hemorrhage, infection and perforation and scarring of the uterus. An estimated 500,000 diagnostic D&C procedures are performed annually in the United States.

    The need to visualize the uterus for accurate diagnosis of uterine disorders led to the development of hysteroscopy. In traditional hysteroscopy, the physician dilates the patient's cervix and inserts a device known as a hysteroscope through the cervix into the uterus. The hysteroscope is attached to a light source and camera allowing the physician to visually examine the uterine lining. The physician can also introduce surgical instruments through the cervix to selectively sample or remove suspicious lesions. Introducer sheaths used in current hysteroscopy procedures, which accommodate both the hysteroscope and surgical instruments, range in size from approximately 5 to 7 millimeters. The cervical dilation necessitated by the diameter of these devices can result in significant pain and discomfort for the patient. Hysteroscopy has historically been performed in the hospital under general anesthesia. Industry sources estimate that approximately 500,000 hysteroscopic procedures are performed annually in the United States.

    Current treatments for uterine disorders include various drug therapies and surgical approaches. Treatment of uterine bleeding usually begins with drug therapy and, if necessary, proceeds to more invasive surgical methods. Current surgical procedures for abnormal uterine bleeding include D&C, hysterectomy, myomectomy (fibroid removal by open surgery), endometrial resection, and endometrial ablation (coagulation of the endometrium).

    THE IMAGYN MICROSPAN SYSTEM FOR UTERINE DISORDERS

    Imagyn's diagnostic and operative MicroSpan microhysteroscopy system is designed specifically for use outside the hospital. The Company's new proprietary uterine access device enables the physician to atraumatically access the uterus without the need for cervical dilation. Once positioned, the micro-access device, with its very low profile, will permit the simultaneous use of the microhysteroscope and the Company's specialty diagnostic and operative microsurgical instruments.

    Without the need for painful dilation of the cervix prior to insertion of the device, the patient can remain comfortable with only local anesthesia. Microhysteroscopy can be performed in a low-stress environment such as the physician's office and the patient will typically require only a short post-operative recovery period, in some cases as little as 30 minutes. Patients can usually resume normal activities by the following day.

    For the physician, the MicroSpan system reduces the amount of time required for procedures and provides the flexibility to perform both diagnostic and operative procedures in the office. The MicroSpan system provides high resolution and light efficiency comparable to traditional, large diameter hysteroscopes. The design of the Company's proprietary micro-access device will enable the physician to use surgical instruments of the same diameter used in standard hysteroscopy procedures for effective tissue sampling and removal of many uterine lesions including adhesions, polyps and small fibroids. The ability to use such effective surgical instruments in conjunction with the microhysteroscope will allow physicians to treat many uterine disorders with accurate micro-invasive procedures, thus reducing the need for more invasive surgical procedures.

    Industry sources estimate that the cost of a D&C procedure under general anesthesia is approximately $2,400 to $3,000. The Company estimates that the cost of a standard hysteroscopy procedure under general anesthesia is approximately $2,600 to $3,500 and that an office-based microhysteroscopy procedure will cost approximately $650 to $1,000.

Infertility

    Infertility is one of the most common and emotionally traumatic of reproductive disorders. Female infertility appears to be increasing because of both the increase in diseases which damage the fallopian tubes and the increasing tendency of women to defer childbearing until later in life when fertility begins to decline naturally. In general, couples who have not conceived after one year of unprotected intercourse are considered infertile. In the United States, recent government data estimates that approximately 5 million women of child-bearing age suffer from an impaired ability to have children. Despite the limited availability of reimbursement for infertility diagnosis and assisted reproductive procedures such as intrauterine insemination and in-vitro fertilization, approximately $2 billion is spent on the treatment of infertility annually in the United States.

    The causes of infertility can be complex and are often difficult to identify. A recent study indicates that abnormalities of the fallopian tubes are responsible for 30% to 50% of infertility cases. The fallopian tubes are the sites where fertilization occurs and at least one fallopian tube must be open to permit the passage of sperm to provide fertilization of the egg and enable the fertilized egg to pass to the uterus. The fallopian tubes are very narrow and tortuous, delicate and difficult to access. As a result, they do not lend themselves to easy study and treatment. Current non-surgical techniques for diagnosing and treating fallopian tube disorders often do not adequately or accurately delineate the nature, extent and location of tubal pathology.

    CURRENT DIAGNOSIS AND TREATMENT

    Currently, there are two diagnostic procedures utilized by physicians to determine whether the fallopian tubes are patent (open) or occluded. The most commonly performed diagnostic procedure is hysterosalpingography ("HSG"), which involves the high-pressure injection of an x-ray contrast medium (or dye) transcervically into the uterus to allow the physician to observe and evaluate the flow of dye through the fallopian tubes under x-ray fluoroscopy. This procedure is often painful, primarily due to the high-pressure injection process, and is also highly inaccurate, with as many as 25% of HSG cases being inaccurately classified as blocked (false positive). Nevertheless, due in part to the absence of more accurate, non-invasive diagnostic techniques, over 200,000 HSGs are performed annually in the United States.

    Due to the frequent inaccuracy of HSG, in the event that an HSG indicates a blockage of the fallopian tube, the physician will likely perform an additional procedure, known as laparoscopic chromopertubation. This procedure is similar to HSG, but involves the use of a laparoscope surgically positioned in the abdomen to observe the flow of transcervically-injected dye through the fallopian tubes. This procedure has a lower rate (12%) of false positive diagnoses of tubal blockage, but involves the potential complications associated with the more invasive laparoscopic surgical procedure. The Company estimates that there are approximately 180,000 chromopertubations performed annually in the United States.

    Although HSG and laparoscopic chromopertubation can provide some diagnostic information regarding the patency of fallopian tubes, these procedures do not provide any information regarding the health of the interior of the fallopian tubes, which can be a significant factor contributing to infertility. Recently, a procedure known as falloposcopy has been developed, in which a catheter device containing a visualization scope is inserted through the cervix into the fallopian tubes to enable the physician to visualize the interior of the fallopian tube. One such system uses a guidewire-based catheter device in conjunction with other procedures, such as laparoscopy, hysteroscopy or ultrasound, to assist in guiding the catheter into and through the fallopian tubes. Because falloposcopy enables the physician to visualize the interior of the fallopian tube and assess its health, use of falloposcopy can enable physicians to make more informed recommendations to patients regarding the next course of action. Such courses of action could include tubal surgery, assisted reproductive techniques such as in-vitro fertilization or further attempts at natural conception.

    Several surgical approaches are currently used to address infertility. These procedures include laparotomy, or open abdominal surgery, and laparoscopic surgery. Both of these procedures are performed in the hospital under general anesthesia and, as a result, involve several risks, including infection. In addition, the recovery period is long, extending to many weeks for patients undergoing laparotomy. Furthermore, the effectiveness of these procedures is limited as pregnancy is achieved in only approximately 20% to 25% of surgical cases. As a result of the invasiveness and limited efficacy of these procedures, few such procedures are performed in the United States and there is no well-accepted method for opening blocked fallopian tubes.

    Consequently, rather than undergo tubal surgery, many patients attempt in-vitro fertilization. In-vitro fertilization involves drug-induced superovulation, harvesting of multiple eggs through an aspiration needle inserted into the ovary and fertilization of the harvested eggs with semen in a laboratory test-tube fertilization procedure. Embryos are then transferred into the uterus using a catheter placed through the cervix. In-vitro fertilization is costly, with a single harvest and transfer, known as a cycle, costing an average of $7,800, and is generally not reimbursed by third-party payors. Furthermore, many patients undergo multiple cycles. The drugs administered to induce superovulation are powerful and can have significant side effects. Finally, the success rates for in-vitro fertilization are low. However, notwithstanding the cost, lack of reimbursement, need to administer powerful drugs and limited efficacy, approximately 38,000 in-vitro fertilization procedures are performed annually in the United States.

    THE IMAGYN OVATION SYSTEMS


    Imagyn's Ovation falloposcopy system and Ovation tubal recanalization system are designed to enable the physician to access, navigate and view the entire length of the fallopian tube using a flexible catheter and small scope. Unlike HSG and chromopertubation, the Ovation falloposcopy system enables the physician to view and accurately evaluate the patency and overall health of the interior of the fallopian tube. Due to the unique self-steering characteristics of the Ovation falloposcopy and tubal recanalization systems, visual guidance with hysteroscopy or ultrasound, which is required with other falloposcopy systems, is not required nor is there the need for concurrent laparoscopic manipulation of the fallopian tube. The Ovation falloposcopy system has been specifically designed to facilitate fallopian tube diagnosis in the physician's office. Over 6,000 Ovation catheters have been sold by the Company.


    The Ovation tubal recanalization system has been shown in a controlled, multi-center clinical trial in Japan to unblock occluded fallopian tubes. The Company has received approval from the Japanese Ministry of Health and Welfare to market the Ovation tubal recanalization system for fallopian tube recanalization.

    The Company has developed a modified version of the Ovation system for use in intrauterine insemination ("IUI"), a procedure in which sperm are introduced into the uterine cavity. The Ovation IUI system permits the traversal of the cervix for the purpose of delivering sperm into the uterine cavity without trauma to the delicate lining of the uterus in those cases in which the cervix is very narrow and difficult to access.

Tubal Sterilization

    Tubal ligation, a procedure for fallopian tube sterilization, involves surgically cutting and cauterizing the fallopian tubes. Tubal ligation is chosen as a permanent contraceptive method by approximately 800,000 women annually in the United States.

    CURRENT TUBAL LIGATION PROCEDURE

    Tubal ligation is most commonly performed in the hospital, under general anesthesia, by means of traditional laparoscopic surgery in which surgical devices are used to isolate and close the fallopian tube. Current tubal ligation procedures require multiple large trocar punctures which must be sutured closed at the conclusion of the procedure, gas insufflation to inflate the pelvic cavity and general anesthesia. Patients are subjected to pain associated with the trocar punctures and gas insufflation as well as the risks and possible complications associated with general anesthesia.

    THE IMAGYN MICROLAP SYSTEM FOR TUBAL STERILIZATION

    The MicroLap system enables physicians to visualize the performance of tubal sterilization outside the hospital under conscious sedation, reducing procedure time and cost, as well as recovery time and patient discomfort. A recently published study has indicated that office-based tubal ligation can reduce the cost of the procedure to approximately $1,000, as compared to the approximately $6,000 to $8,000 cost of a hospital-based tubal ligation procedure.

Advantages of Imagyn's Product Systems

    Imagyn's product systems enable the micro-invasive diagnosis and treatment of a broad continuum of gynecological and reproductive disorders outside the hospital, thereby reducing the cost, trauma and complications associated with operating room procedures. Imagyn's product systems have been designed to meet the needs of physicians, patients and payors.

    ADDRESSING THE NEEDS OF PHYSICIANS

    - Improved diagnosis. Imagyn's product systems provide physicians with the necessary visualization and access to facilitate more accurate diagnosis of gynecological and reproductive disorders. For example, the Ovation falloposcopy system is designed to allow physicians to view and accurately evaluate the patency and overall health of the interior of the fallopian tubes.


    - Minimal training threshold. Imagyn believes that the MicroLap and MicroSpan product systems require only minimal training for physicians. For example, physicians using the MicroLap will employ the same procedural techniques as are used in traditional laparoscopy. Because falloposcopy is a relatively new procedure, more training will be required for use of the Ovation falloposcopy system.


    - Enhanced practice management. Imagyn's product systems are designed to be used in the office and with reduced procedure time, resulting in increased physicians' practice productivity. For example, the Company believes that the procedure using the MicroLap system outside the hospital takes one-half to one-third the time required for traditional diagnostic laparoscopy in an operating room.

    ADDRESSING THE NEEDS OF PATIENTS

    - Reduced trauma. Imagyn's small profile product systems reduce access trauma, thereby reducing pain and the number and size of puncture wounds. For example, due to the small size of the MicroLap, only very small punctures are required to insert it into the abdomen and sutures are not required to close the puncture sites.

    - Fewer complications. Imagyn's product systems are designed to be used without general anesthesia, enabling patients to avoid many of the risks and complications associated with current invasive procedures. For example, the small diameter of the MicroSpan system eliminates the need for dilation of the cervix so the patient will remain comfortable with only local anesthesia, thereby avoiding complications of general anesthesia such as allergic reaction, pneumonia, nausea, and respiratory depression.

    - Faster recovery. Imagyn's product systems generally enable patients to return to normal activities within a 24-hour period following a procedure. For example, a patient undergoing a MicroLap procedure can generally resume normal activities the next day, while several days of recuperation are often necessary for women undergoing traditional laparoscopy.

    ADDRESSING THE NEEDS OF PAYORS

    - Lower cost. Imagyn's product systems can deliver significant cost savings to all payors by moving procedures from the hospital to offices, clinics and outpatient settings, eliminating the need for general anesthesia, and reducing the potential for costly complications. For example, the MicroLap system has been shown to reduce costs for diagnostic laparoscopy by as much as 80% when performed in a physician's office rather than a hospital.

    - Earlier, definitive diagnosis. Imagyn's product systems facilitate earlier, definitive diagnosis, reducing the likelihood that costly diagnostic procedures will need to be repeated and that unnecessary operative procedures will be performed. For example, the MicroLap system can be used to perform "conscious pain mapping" to accurately identify the sources of pelvic pain thereby eliminating the need for further diagnostic or unnecessary operative procedures or expensive drug therapies.

    - Higher patient satisfaction. Imagyn's product systems provide time-efficient and micro-invasive care. The Company believes that patients will be drawn to those providers who can reduce recovery time and risk through the adoption of micro-invasive procedures.

    The MicroLap system, the MicroSpan system and the Ovation systems represent new approaches for the diagnosis and treatment of gynecological and reproductive disorders and for tubal sterilization. Market acceptance of the MicroLap system, the MicroSpan system and the Ovation systems will be dependent upon, among other things, physicians' determinations that the Company's product systems and the procedures in which they are intended to be used are safe and effective alternatives to current hospital-based procedures and demonstrate clinical utility, and can be used in a cost-effective manner. In addition, due to the small size of the Company's micro-access devices, the Company's product systems are generally not appropriate for use in procedures which involve the removal of substantial amounts of tissue or organs, such as the laparoscopic removal of the gall bladder. In addition, procedures using the Company's product systems should be avoided with patients who have a heightened risk of uncontrollable bleeding, are pregnant, have advanced cardiovascular disease or are excessively obese.


Product Systems

    The following table summarizes the portfolio of Imagyn's current product systems:

                                  Regulatory Status          U.S. Marketing Status       Int'l Marketing Status
                             ---------------------------  ---------------------------  ---------------------------
MICROLAP SYSTEM
- -Microlaparoscope            510(k) clearance for         Imagyn currently marketing   Product launch by USSC in
- -Disposable introducer       microlaparoscope,            product                      Europe in Q2 1996
- -Microsurgical instruments   introducer and               Product launch by USSC in    Product launch by USSC in
                             microsurgical instruments    Q1 1996                      other markets in Q3 and Q4
                             for diagnostic and/or                                     1996
                             operative use, including
                             for pelvic pain; tubal
                             sterilization; diagnosis of
                             endometriosis, pelvic
                             inflammatory disease, small
                             pelvic tumors; infertility
                             workup; evaluation of
                             ovarian pathology and
                             additional indications

MICROSPAN SYSTEM
- -Microhysteroscope           510(k) clearance             Imagyn to launch following   Imagyn anticipates launch
- -Disposable micro-access     applications submitted in    510(k) clearance             in Q4 1996
devices                      April 1996
- -Microsurgical instruments

OVATION SYSTEMS

Falloposcopy
- -Linear everting catheter    IDE approval for             PMA application to be        Direct and distributor
- -Falloposcope                falloposcopy in U.S.         submitted                    sales in Europe and
- -Irrigation pump             Clinical trials commenced                                 Australia
                             in January 1996

Tubal Recanalization
- -Linear everting catheter    Japanese approval received   Imagyn does not currently    Japanese market
- -Falloposcope                                             intend to market for this    introduction by Terumo in
- -Irrigation pump                                          indication in U.S.           Q1 1996

Intrauterine Insemination
- -Linear everting catheter    510(k) clearance received    Imagyn anticipates launch    Imagyn anticipates launch
- -Transfer catheter                                        in Q4 1996                   in Q4 1996

    MICROLAP SYSTEM

    The MicroLap system includes a proprietary microlaparoscope, the MicroLap, disposable introducers (for placement of the MicroLap and microsurgical instruments into the abdomen) and a broad line of microsurgical instruments for use with the system. The MicroLap is a reusable laparoscope which, at slightly less than 2 millimeters in diameter, is 80% smaller than conventional 10 millimeter-diameter laparoscopes. The Company's proprietary micro-optics technology has enabled the development of small-diameter laparoscopes having resolution and light efficiency characteristics which the Company believes are comparable to those of conventional laparoscopes of much larger diameter. By combining unique micro-lens design with fused image fiber bundle technology, the Company has achieved up to five times the illumination and up to three times the resolution of similar sized microlaparoscopes. Additionally, the Company's optics design provides consistent and uniform edge-to-edge focus. Despite its small size, the MicroLap is as durable as traditional rod or fixed lens laparoscopes due to its fiber optic construction. The MicroLap is designed to be utilized by physicians in a manner similar to larger laparoscopes. The MicroLap is compatible with all existing medical video cameras and light sources and does not require any additional specialized or ancillary equipment for its use.

    Imagyn's disposable introducers facilitate atraumatic insertion and secure placement of the MicroLap and microsurgical instruments through the abdominal wall. The introducer is designed to be placed through the abdominal wall in a single step with a standard Veress needle and without the need for a trocar or a separate puncture site for insufflation. The introducer's anchoring system prevents inadvertent withdrawal during the procedure and allows the introducer to be pulled up tightly against the interior wall of the abdomen, thereby providing maximum working area in the abdomen. The introducer incorporates a side port for gas insufflation and a one-way check valve to prevent gas leakage. Typically, several introducers are used during a microlaparoscopy procedure, one for the MicroLap and others to permit the insertion of microsurgical instruments.

    The Company has also designed a broad line of stainless steel, reusable microsurgical instruments, all of which are 2 millimeters in diameter and compatible with the MicroLap introducer. The Company's current line of microsurgical instruments includes several graspers and scissors, a biopsy punch for tissue sampling, irrigation and aspiration cannulae, palpation probes and monopolar electrocautery probes for the cauterization and removal of small endometrial lesions and adhesions.

    CLINICAL AND REGULATORY STATUS. The Company has received 510(k) marketing clearances for the MicroLap, MicroLap introducer and a variety of microsurgical instruments for general laparoscopic procedures. USSC, which has exclusive distribution rights in international markets (excluding China and India), has responsibility for individual regulatory approvals in those markets. See "--Strategic Marketing Alliances" and "--Government Regulation."

    MICROSPAN SYSTEM

    The MicroSpan system is comprised of a microhysteroscope, a proprietary disposable micro-access device and a line of microsurgical instruments. Because the microhysteroscope utilizes the proprietary micro-optic technology used in the MicroLap, it is significantly smaller than current rod, or fixed, lens hysteroscopes. The disposable micro-access device provides simultaneous transcervical access to the uterus for both the microhysteroscope and microsurgical instruments without the need for the cervical dilation required by currently available hysteroscopy systems. Imagyn has also designed a line of reusable hysteroscopic microsurgical instruments to be used with the MicroSpan system. These instruments include several graspers and scissors, a biopsy punch for tissue sampling, palpation probes and monopolar electrocautery probes for the cauterization and removal of small fibroids, polyps and adhesions. The MicroSpan system is compatible with all existing medical video cameras and light sources and does not require any additional specialized or ancillary equipment for its use.

    CLINICAL AND REGULATORY STATUS. The Company has submitted 510(k) clearance applications for the microhysteroscope and microhysteroscopic micro-access devices. The Company plans to seek regulatory approval in those countries outside the United States in which it intends to sell these products. There can be no assurance as to when or whether such approvals will be received. See "--Government Regulation."

    OVATION SYSTEMS

    Imagyn has developed the Ovation falloposcopy system for falloposcopy, the Ovation tubal recanalization system for tubal recanalization and the Ovation IUI system for intrauterine insemination. The Ovation falloposcopy and tubal recanalization systems consist of a proprietary 0.5 millimeter diameter, flexible falloposcope, a proprietary catheter, and a specially designed irrigation pump. The linear everting catheter is designed to enable the physician to access, navigate and view the entire length of the fallopian tube and incorporates three elements: an inner delivery catheter, an outer catheter and an everting balloon membrane. A sliding mandrel straightens and stiffens the catheter tip for placement through a non-dilated cervix and an integral falloposcope controller provides one-finger control of the advancement and withdrawal of the falloposcope. The linear everting catheter's curved ball tip is designed to enable the catheter to atraumatically engage the tubal ostium, facilitating unguided access to the fallopian tubes from within the uterus. The combination of these elements in a single device, together with the linear everting catheter's unique "unrolling" design, allows for complete fallopian tube access and visualization without the need for concurrent laparoscopic guidance or hysteroscopic placement through the cervix, and without the need for ancillary devices, such as guidewires for accessing the fallopian tubes. The Ovation falloposcopy and tubal recanalization systems are compatible with all existing medical video cameras and light sources and does not require any additional specialized or ancillary equipment for its use.

    The diagram below depicts the principal elements of the Ovation linear everting catheter.

                 [Diagram of Ovation Linear Everting Catheter]

    After the catheter tip is placed through the cervix, the tip is rotated toward either the right or left fallopian tube to engage the tubal ostium. Fluid pressure is applied to the everting balloon membrane by means of an inflation device and, in combination with the manual advancement of the inner delivery catheter, propels the everting balloon membrane forward into the fallopian tube. As the balloon membrane gently unrolls from the inside out, it carries the falloposcope forward without exerting any shear force against the delicate lining of the fallopian tube. In contrast to guidewire-based catheter access systems, the linear everting catheter's unique unrolling mechanism enables it to traverse the tortuous tubal anatomy without the need to push guidewires through the fallopian tube or independently manipulate the fallopian tube with laparoscopic or other ancillary assistance. Once the Ovation system is positioned, it is designed to enable the physician is to view the entire length of the fallopian tube as the catheter and falloposcope are withdrawn by rerolling the catheter's everting balloon membrane.

    The Ovation IUI system is a modified catheter that incorporates the Company's linear everting catheter technology for IUI, a procedure in which sperm are introduced into the uterine cavity. The Ovation IUI system permits traversal of the cervix in those cases in which the cervix is very narrow and difficult to access without trauma to the delicate lining of the uterus. Following placement of the Ovation IUI system through the cervix, the everting balloon membrane is unrolled a pre-set distance into the uterus. A transfer or delivery catheter containing sperm is placed through the central channel of the catheter and the balloon membrane is slowly peeled back, exposing the tip of the transfer catheter. The sperm are then expelled into the uterine cavity.

    CLINICAL AND REGULATORY STATUS. In August 1995, the Ovation tubal recanalization system was approved for marketing for tubal recanalization in Japan by the Japanese Ministry of Health and Welfare, and an application for reimbursement approvals within the Japanese health care system is pending. The Company has also received regulatory clearances in Germany, the United Kingdom, Australia and several additional international markets for the Ovation falloposcopy system. The Japanese approval was based on a multi-center clinical study involving women who had experienced over four years of infertility. Of the 60 patients in the study who had been diagnosed with bilateral tubal blockages by HSG and laparoscopic chromopertubation or some other modality, 49 patients, or 82%, had tubal patency demonstrated by falloposcopy and confirmed with an HSG procedure two months after undergoing tubal recanalization with the Ovation tubal recanalization system. Of the 55 patients in the Japanese clinical study who were followed after tubal recanalization to determine pregnancy prognosis, 17 patients, or 31%, became pregnant during a period of up to two years following the tubal recanalization procedure. This post-tubal recanalization pregnancy rate compares with an approximately 20% pregnancy rate for in-vitro fertilization in Japan.

    The Ovation falloposcopy and tubal recanalization systems have also undergone clinical evaluation in Australia. The diagnostic information obtained through falloposcopy of 200 infertility patients enabled physicians to make more informed recommendations regarding subsequent courses of action. This resulted in a change in clinical management in approximately 70% of cases, with many patients being advised to again attempt natural conception. Of the 192 patients followed after falloposcopy, 67 achieved pregnancy within two years, 42 of whom achieved pregnancy naturally. As a result, unnecessary and costly assisted reproductive procedures were avoided.

    In the United States, the Ovation falloposcopy system has not been approved by the FDA. The system is currently in a controlled, randomized multi-center clinical trial under an IDE approved by the FDA in September 1995. The purpose of the study is to assess the accuracy of the Ovation falloposcopy system in diagnosing the presence of blocked fallopian tubes in infertile women. To date, five participating centers have received institutional review board approval to commence the study, and the first patient was enrolled in February 1996. The Company anticipates completion of the clinical study, with a targeted enrollment of 100 patients, during 1996, although there can be no assurance that enrollment will be completed within this time frame. Further, during the IDE study, the FDA has the authority to review, limit and/or terminate the study at any time. Following completion of the study, the Company will submit a PMA application to the FDA for approval to market the Ovation falloposcopy system for fallopian tube diagnosis in the United States. Previously, under an FDA approved IDE, the Company conducted a multicenter clinical trial during 1991 and 1992 for the purpose of establishing the safety and efficacy of the linear everting catheter system for falloposcopy to access and visualize the fallopian tubes. In May 1992, a PMA application was submitted to the FDA based on the data from this clinical study. In January 1994, the FDA notified the Company of deficiencies in its PMA application, particularly with respect to the design of the clinical study, which was not structured as a controlled, randomized study, and the breadth of the Company's visualization claims. Thereafter, the Company unsuccessfully attempted to address the FDA's concerns by providing a reevaluation of its clinical data and, in September 1995, the Company withdrew this PMA application. Although the Company believes that it has reached an understanding with the FDA regarding the design and clinical endpoints of the current Ovation falloposcopy system clinical study, there can be no assurance that the clinical study will be successful in demonstrating the efficacy of the Ovation falloposcopy system in diagnosing fallopian tube blockages or that the Company will receive FDA approval of a PMA for the system.

    The Company received 510(k) clearance for the Ovation IUI system in May 1995 and is currently conducting market evaluation prior to commencement of commercial sales and distribution of the Ovation IUI system for this application.

Marketing, Sales and Distribution

    The Company's marketing and distribution strategy consists of two key elements: (i) focusing its direct sales and marketing resources on gynecology group practices, surgery centers and infertility specialists and (ii) establishing strategic marketing alliances with major medical products companies to accelerate sales growth, increase geographic market coverage and access particular markets and customers that can be more effectively addressed by the sales organizations of these companies.

    There are approximately 33,000 practicing gynecologists in the United States, approximately 33% of whom perform laparoscopic surgery, approximately 15% of whom are skilled in hysteroscopy and approximately 80% of whom provide some type of infertility services to their patients. Imagyn intends to focus its direct sales activities on the approximately 1,400 larger gynecology group
practices,   the  approximately   1,700  outpatient  surgery   centers  and  the
approximately 1,000 infertility specialists in the United States which the Company believes represent the highest concentration of demand for the Company's products. Gynecology practices consisting of five or more physicians typically have a sufficient number of patients to support an office-based micro-surgery practice. The Company believes outpatient surgery centers are seeking new procedures that can be performed in their facilities. The Company believes infertility specialists, most of whom are associated with the approximately 300 infertility centers in the United States, are seeking new approaches to diagnose and address infertility problems.

    Imagyn plans to build a specialized regional sales force in the United States to market its products directly to gynecology group practices, surgery centers and infertility specialists. The Company has recently hired a Vice President of Sales and intends to hire approximately 25 sales personnel, consisting of both field sales personnel and regional managers, in the United States during the next 12 months. The Company's direct sales force will also provide training in the applications for and the use of its products, as well as financial models of clinical practice designed to demonstrate to payors and physicians the cost advantages of using the Company's products.

    In addition to selling directly to physicians and administrators in these target markets, Imagyn plans to develop relationships with opinion leaders in these markets by sponsoring workshops and conferences to promote the discussion of clinical issues and treatments. The Company also plans to generate acceptance of its products by establishing training programs at leading medical institutions, such as its training centers for the use of its MicroLap system at Yale University Medical School and Baylor College of Medicine.

    The Company intends to focus a substantial portion of its sales and marketing efforts on facilitating the acceptance and adoption of its procedure-specific systems by third-party payor organizations. Imagyn plans to take advantage of current trends in managed health care, under which the traditional fee-for-service system is being replaced by integrated health care delivery systems, preferred provider organizations ("PPOs") and health maintenance organizations ("HMOs"), by improving patient care, reducing trauma and facilitating the movement of procedures that have historically been performed in the hospital to physicians' offices, clinics and outpatient surgery centers.

    The Company also intends to sponsor patient education programs and increase women's awareness of the benefits of the Company's micro-invasive product systems.

    Internationally, the Company currently markets the Ovation systems in the United Kingdom, Germany and Australia through a limited number of direct sales personnel who are assisted by agents. The Ovation systems are marketed by distributors in Italy, Austria and Spain. Imagyn also intends to establish a network of distributors for its MicroSpan system in certain international markets. The distribution agreements with distributors of the Ovation systems grant the distributors the exclusive right to sell the Ovation systems within defined territories in exchange for covenants prohibiting them from marketing medical devices that compete directly with these products. The distributors purchase the products from the Company at a discount from list price in transactions denominated in United States dollars. The end-user prices are determined by the distributors and vary from country to country.

    The Company has only limited experience marketing and selling its products, and does not have experience marketing and selling its products in commercial quantities. Establishing marketing and sales capability sufficient to support sales in commercial quantities will require significant resources and will be time-consuming, and there can be no assurance that the Company will be able to recruit and retain qualified marketing personnel, direct sales personnel or contract sales representatives in a timely manner or that future sales and marketing efforts of the Company will be successful. There can be no assurance that the Company will be successful in establishing marketing, sales and distribution channels in the United States or internationally. The failure to establish and maintain effective distribution channels for the Company's products, or to retain qualified sales personnel to support commercial sales of the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations.

Strategic Marketing Alliances

    UNITED STATES SURGICAL CORPORATION

    In October 1995, the Company entered into an agreement with United States Surgical Corporation ("USSC") pursuant to which USSC was granted exclusive international marketing rights for the Company's MicroLap system in all international markets (excluding China and India). USSC was also granted, on a co-exclusive basis with the Company, marketing rights to the MicroLap system in the United States. Under the terms of the agreement, Imagyn will manufacture private label products for USSC for sale and distribution in the United States and international markets. USSC is required to obtain appropriate international product registrations and regulatory approvals in those markets in which USSC plans to distribute the MicroLap system, except that the Company is required, at its expense, to obtain a CE mark for the system. USSC is also responsible for all sales and marketing expenses in connection with the sale of MicroLap systems. Furthermore, USSC is subject to minimum annual purchase requirements. The Company's agreement with USSC may be terminated by USSC upon six months notice at any time after October 23, 1997. Imagyn may terminate the agreement at any time if USSC introduces products which compete with the MicroLap microlaparoscope.

    USSC has a substantial sales force that markets products primarily for use in hospital-based surgical procedures. Because most laparoscopy procedures are currently performed in a hospital, the Company believes that the ability to expose physicians to the MicroLap system in a hospital setting will accelerate the adoption of the MicroLap system by physicians and will facilitate the movement of microlaparoscopy procedures out of the hospital. Therefore, the Company believes that the efforts of its direct sales organization, which will be focused on gynecology group practices, surgery centers and infertility specialists, will be complementary to the sales and marketing efforts of USSC.

    TERUMO CORPORATION

    In August 1995, Terumo Corporation ("Terumo") obtained Japanese regulatory approval for use of the Ovation tubal recanalization system pursuant to an agreement between the Company and Terumo for the distribution and licensed manufacture of the Ovation systems in Japan. Under the agreement, Terumo, a Japan-based multinational hospital products supplier, has been granted sales and distribution rights for the Ovation systems in Japan. Under the agreement, Terumo is responsible for obtaining Japanese regulatory and reimbursement approvals as well as for the cost of all sales and marketing activities for these products in Japan. Terumo recently applied to the Japanese Ministry of Health and Welfare for reimbursement approval of the Ovation tubal recanalization system in Japan. Through August 1997, Terumo may purchase products, denominated in United States dollars, from Imagyn at a discount from United States list price and resell the products to hospitals, clinics and physicians. The end-user price is determined solely at the discretion of Terumo. At the end of this two year period, Imagyn is obligated to transfer the manufacturing know-how necessary to permit Terumo to manufacture the Ovation catheters and falloposcopes for sale in Japan. Terumo is required to pay Imagyn royalties on the sales of these products until such time as the Japanese patents covering these products expire. Terumo may, at its option, continue to purchase other ancillary products from Imagyn that are used in connection with the Ovation systems.

    The Company is dependent upon USSC and Terumo for marketing, sales and distribution of the products covered by their respective agreements in their respective territories. The Company is dependent upon Terumo for regulatory and reimbursement approvals in Japan, and, although Terumo has obtained approval of the linear everting system for tubal recanalization, there can be no assurance that Terumo will comply with the conditions of such approval or that Terumo will be able to obtain reimbursement approvals in Japan. The Company is dependent upon USSC to obtain appropriate international product registrations and regulatory approvals in those markets in which USSC plans to distribute the MicroLap system, except that Imagyn is obligated, at its expense, to obtain a CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European Union Medical Device Directives, for the MicroLap system. The Company is dependent upon Terumo and USSC to support reimbursement approval for their respective products in their respective territories. In the event that USSC and Terumo are unable to obtain necessary regulatory approvals for their respective products in their respective territories, fail to devote sufficient resources to promote the Company's products, or fail to support reimbursement approvals, sales of the products covered by the agreements with USSC and Terumo could be materially and adversely affected, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. The Company has also agreed to indemnify USSC and Terumo against claims of infringement of intellectual property rights. Furthermore, the Company's rights to terminate the agreements with USSC and Terumo are limited, and, accordingly, the Company may be unable to establish alternative marketing or distribution arrangements if the agreements with USSC and Terumo are not successful. The failure or loss of strategic alliances with USSC and Terumo, or the Company's inability to enter into future necessary strategic alliances, would have a material adverse effect on the Company's business, financial condition and results of operations.

Research and Development

    Imagyn's research and development activities are performed in-house by a group consisting of 11 engineers and technicans. The efforts of the research and development group are supplemented by outside physician experts and consultants. The Company also makes use of technical and engineering consultants as required.

    In microlaparoscopy, the Company is developing new electrocautery and other microsurgical instruments to broaden its MicroLap product line and the applications for the MicroLap system. Enhancements under development for the Company's microhysteroscopy technology include microhysteroscopic biopsy and electrocautery devices. In addition, Imagyn is directing research and development efforts toward enhancing its proprietary micro-access technology for both microhysteroscopy and microlaparoscopy. The Company is also developing new applications for its proprietary linear everting catheter technology as well as a curved proboscis tip for the Ovation falloposcopy system that is designed to improve visualization during falloposcopy.

    The product development process is time-consuming and costly, and there can be no assurance that any new product development will be successfully completed, that necessary regulatory clearances or approvals will be granted by the FDA or international regulatory authorities on a timely basis, or at all, or that any new products developed and introduced by the Company will receive market acceptance. Failure by the Company to develop, obtain necessary regulatory clearances or approvals for, or successfully market new products, could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's research and development expenditures totaled approximately $1.8, $1.8 and $1.9 million in the years ended December 31, 1995, 1994 and 1993, respectively.

Manufacturing

    The Company manufactures its proprietary microlaparoscopes, falloposcopes, linear everting catheters and micro-access devices in a clean room at its facility in Laguna Niguel, California. The Company plans to expand its operations in 1996 to increase manufacturing capacity by adding an additional clean room and quality control space, and the Company has leased the space necessary for this expansion.

    Components are purchased from a variety of vendors, subjected to stringent quality specifications and assembled by Imagyn's highly skilled manufacturing technicians into finished products. Final assembly and packaging is currently performed by the Company in-house and sterilization is performed by an outside vendor. The manufacturing processes for microlaparoscopes and linear everting catheters are complex and require precision in producing, assembling and testing components and finished products. Many of the steps in the assembly process, such as grinding and polishing lenses and optical fibers, are performed under a microscope, requiring up to 80x magnification.

    The Company has only limited experience in manufacturing its products in commercial quantities and has not manufactured any of its products in the quantities that will be necessary for achievement of significant commercial sales or profitability. In addition to manufacturing certain of its products, Imagyn purchases other components of its product systems from outside vendors. The Company has limited manufacturing capacity and will be required to increase both its in-house manufacturing capability and the size of its manufacturing facilities. Although the Company has leased the space that it will use to expand its manufacturing facilities, there can be no assurance that the Company will be able to complete its facility expansion, attract, train and retain the required personnel, including personnel skilled in micro-optics assembly processes, or increase its manufacturing capability and capacity in a timely manner. There can be no assurance that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs on a timely basis, or at all. Manufacturers often encounter difficulties in scaling up production of their products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. If the Company is unable to increase its in-house manufacturing capability or successfully complete the expansion of its manufacturing facilities in a timely manner, the Company may need to obtain alternative manufacturing facilities or establish contract manufacturing for its products, and delays associated with, or inability to establish, such additional capacity could have a material adverse effect on the Company's business, financial condition and results of operations.

    Certain of the components used in the Company's product systems, including the optic image fiber used in the MicroLap, a similar version of which will also be used in the MicroSpan and the medical video camera and light source used in connection with the Ovation tubal recanalization system, are currently purchased from single sources. Currently, the Company has a supply agreement with the MicroLap image fiber supplier; however, there can be no assurance that such supplier will be able to or will continue to supply image fibers to the Company in the amounts and at the times needed by the Company or that other disruptions in supply will not occur. The number of manufacturers capable of making such optical image fibers is limited and, to date, the Company has not qualified additional suppliers for such optical image fibers. The Company believes it can qualify an additional source for such optical image fiber; however, there can be no assurance as to when or whether the Company will be able to qualify such supplier. The Company's prior supplier of Ovation medical video cameras and light sources ceased manufacturing such products in late 1995 as a result of financial difficulties, which resulted in an temporary inability of the Company to supply such components to Terumo. As a result, the Company was unable to ship Ovation medical video cameras and light sources to Terumo for a period of approximately six months. Although the Company has qualified a replacement supplier, there can be no assurance that future supply disruptions for such components will not occur. The Company also uses a single vendor for sterilization of its products, and disruptions in sterilization of finished products could adversely affect the Company. Furthermore, there can be no assurance that the Company will not encounter future component shortages or other disruptions in supply of materials or services. Delays associated with any future raw materials or component shortages could have a material adverse effect on the Company's business, financial condition and results of operations, particularly as the Company scales up its manufacturing activities.

    The Company's products are complex devices designed for use inside and around the organs of the female reproductive system. To date, the Company has only limited experience regarding the reliability of its products in the field. Component failures, manufacturing errors or design defects could result in an unsafe condition or injury to the patient. If any such failures or defects were material, the Company could be required to undertake a market withdrawal or recall of products. Even if regulatory approvals are obtained, there can be no assurance that a market withdrawal or product recall will not occur. Costs of a market withdrawal or product recall could be significant and could have a material adverse effect on the Company's business, financial condition and results of operations.

Patents, Trade Secrets and Licenses

    Imagyn's ability to compete effectively will depend in part on its ability to develop and maintain proprietary aspects of its technology. Imagyn seeks to protect its proprietary position aggressively by, among other things, filing United States and foreign patent applications to protect technology, inventions and improvements that are important to the development of its business.

    As of April 15, 1996, the Company held 13 issued United States patents and 3 issued foreign patents and had 11 United States and 10 foreign patent applications pending, covering various aspects of the Company's product systems. The Company's issued United States patents cover technology underlying the Ovation systems. The expiration dates of these patents range from October 2011 to May 2014.

    In addition to its patents and patent applications, the Company holds a license from Baxter Healthcare Corporation ("Baxter") and Thomas J. Fogarty, M.D. ("Fogarty"), the inventor of the linear everting catheter, that grants Imagyn the exclusive, perpetual, worldwide use of patented technology and know-how related to the linear everting catheter technology in the fields of obstetrics, gynecology, and infertility, in exchange for royalty payments. As of April 15, 1996, Baxter and Fogarty held, and Imagyn has been granted the exclusive license for, 11 issued United States patents and numerous issued foreign patents and pending applications covering aspects of linear everting catheter technology. The license agreement requires that Baxter maintain and prosecute all patents and patent applications relating to the linear everting catheter technology.

    No assurance can be given that any patents from pending patent applications or from any future patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around the Company's patents. In addition, others may hold or receive patents or file patent applications which contain claims having a scope that covers products developed by the Company.

    The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and many companies in the industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not become subject to patent infringement litigation or an interference proceeding declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of patent suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to the Company, to protect the Company's trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others.

    Any litigation or interference proceedings involving the Company would result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties.
Furthermore,  there  can  be  no  assurance  that  necessary  licenses  would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition to patents, the Company relies on trade secrets and proprietary know-how to compete, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. These agreements generally provide that all confidential information developed or made known to individuals by the Company during the course of the relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering service to the Company shall be the exclusive property of the Company. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

Government Regulation

    UNITED STATES

    The research, development, testing, manufacture, labeling, storage, distribution and marketing of the Company's products are subject to extensive and rigorous regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. The Company's products are regulated in the United States as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act ("FDC Act") and most require clearance or approval by the FDA prior to commercialization. In addition, certain material changes or modifications to medical devices also are subject to regulatory review and clearance or approval. Under the FDC Act, the FDA regulates the research, clinical testing, manufacturing, safety, labeling, storage, record keeping, distribution, sale and promotion of medical devices in the United States. The testing for, preparation of and subsequent review of applications by the FDA and foreign regulatory authorities is expensive, lengthy and uncertain. The failure by the Company to comply with FDA requirements could result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, the government's refusal to grant, or withdrawal of, premarket clearance or premarket approval for devices, and criminal prosecution.

    The FDA also has the authority to require clinical testing of certain medical devices. If clinical testing of a device is required and if the device presents a "significant risk," an Investigational Device Exemption ("IDE") application must be approved prior to commencing clinical trials. The IDE application must be supported by data, typically including the results of laboratory and animal testing. If the IDE application is approved by the FDA, clinical trials may begin at a specified number of investigational sites involving a specified maximum number of patients, as approved by the FDA. The clinical trials are required to be conducted under the auspices of an Institutional Review Board ("IRB"). During the IDE study, the FDA has authority to review, limit, or terminate the study at any time. Discontinuance of the study could have a material adverse effect on the Company's business, financial condition and results of operations.

    Before a new medical device may be introduced into the market in the United States, the manufacturer or distributor generally must obtain marketing clearance from the FDA through either a 510(k) premarket notification or a premarket approval ("PMA") application. If the manufacturer or distributor can establish, among other things, that a device is "substantially equivalent" in that it has the same intended use and the same technological characteristics as the predicate device or has different technological characteristics that do not raise different questions of safety and efficacy than the predicate device, the manufacturer or distributor may seek clearance to market the device by submitting a 510(k) premarket notification. Following submission of the 510(k) premarket notification, the manufacturer or distributor may not place the device into commercial distribution unless and until a finding of substantial equivalence is issued by the FDA. In response to a 510(k) premarket notification, the FDA may declare that the device is substantially equivalent to a predicate device and allow the proposed device to be marketed in the United States. Alternatively, the FDA may require further information, including clinical data, to make its determination regarding substantial equivalence, or the FDA may determine that the proposed device is not substantially equivalent to the predicate device, and require the manufacturer or distributor to submit a PMA. An FDA request for additional information or a determination that the device is not substantially equivalent would delay market introduction of the products that are the subject of the 510(k) premarket notification.

    As of April 15, 1996, the Company had received eleven 510(k) clearances for certain diagnostic and/or therapeutic indications of its microlaparoscopy, microhysteroscopy and linear everting catheter intrauterine insemination product systems.

    If the manufacturer or distributor cannot establish that a proposed device is substantially equivalent to a legally marketed predicate device, the manufacturer or distributor must seek premarket approval of the proposed device through submission of a PMA application. A PMA application must be supported by extensive data, including laboratory, preclinical and clinical trial data to prove the safety and efficacy of the device, as well as extensive manufacturing information. If the FDA determines, upon initial review, that a submitted PMA application is sufficiently complete to permit substantive review, the FDA will accept the PMA application for filing. FDA review of a PMA application generally takes approximately two years or more from the date of acceptance for filing, but review times vary depending upon FDA resources and workload demands and the complexity of PMA submissions. There can be no assurance that the FDA will review and approve the PMA in a timely manner, if at all. Failure to obtain PMA approvals could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, as one of the conditions for approval, the FDA will inspect the manufacturing establishment at which the subject device will be manufactured to determine whether the quality control and manufacturing procedures conform to GMP regulations. If granted, the PMA approval may include significant limitations on the indicated uses for which the device may be marketed.

    The Company does not have FDA approval for its Ovation falloposcopy system or tubal recanalization system, and intends to file a PMA application for the Ovation falloposcopy system. Under an FDA approved IDE, the Company conducted a multi-center, United States clinical trial for the purpose of establishing the safe and effective use of the linear everting catheter system for falloposcopy to access and visualize the fallopian tubes. In May 1992, the Company submitted a PMA application to the FDA, which included data from the clinical trial. In January 1994, the FDA notified the Company of deficiencies in its PMA application, particularly with respect to the study design and breadth of the visualization claim. The Company attempted to address the FDA's concerns by providing a reevaluation of its clinical data; however, the FDA did not find this analysis acceptable and, in September 1995, the Company withdrew this PMA application. In July 1995, the FDA and the Company agreed on a new study design, and an IDE for the study was approved by the FDA in September 1995. The indication was narrowed from that in the previous PMA (i.e., from "to access and visualize the fallopian tubes" to "diagnosis of the presence of occlusions in the fallopian tubes of infertile women"). Five participating United States centers have received necessary IRB approvals for the study, and the first patient was enrolled in the study in February 1996.

    There can be no assurance that the Company will be able to obtain necessary 510(k) clearances or PMA approvals to market its products in the United States for their intended uses on a timely basis, if at all, and delays in receipt of or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is also required to register with the FDA and with state agencies such as the California Department of Health Services ("CDHS") as a
medical   device  manufacturer,  and   to  list  its   products  with  the  FDA.
Consequently, the Company's facilities will be inspected periodically by both the FDA and CDHS to determine whether the Company manufactures its products in compliance with FDA Good Manufacturing Practices ("GMP") and other applicable regulations. In November 1995, the Company's facility was inspected by the FDA for a routine GMP inspection. The FDA noted several observations, to which the Company responded. The Company has received FDA confirmation of the adequacy of its responses.

    The Company is also required, upon commercialization, to provide information to the FDA concerning any death or serious injury that its medical devices may have allegedly caused or contributed to, as well as any product malfunction that would likely cause or contribute to death or serious injury if the malfunction were to recur. Also, if safety or efficacy problems occur after the product reaches the market, the FDA may take steps to prevent or limit further marketing of the product. In addition, the FDA prohibits the marketing of approved devices for uses other than those specifically cleared for marketing by the FDA. Failure to comply with applicable FDA regulations can result in FDA warning letters, FDA refusal to approve or clear products, revocation or withdrawal of approvals previously granted, civil penalties, product seizures, injunctions, recalls, operating restrictions and criminal prosecution and penalties. Consequently, failure by the Company to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

    The promotion of most products regulated by the FDA is subject to the jurisdiction of the FDA, Federal Trade Commission and related state authorities. The Company also is subject to various federal, state and local laws and regulations relating to occupational safety, laboratory and manufacturing practices, and the use, handling and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs in the future to comply with such laws or will be able to continue to comply with such laws and regulations, which are subject to change. FDA regulations regarding the research, development, testing, manufacture, labeling, storage, distribution and marketing of the Company's products are subject to change. The Company cannot predict what effect, if any, such changes might have on its business, financial condition or results of operations.

    INTERNATIONAL

    Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain registrations or approvals required by foreign countries may be longer or shorter than that required for FDA clearance or approval, and requirements for licensing may differ significantly from FDA requirements. Some countries have historically permitted human studies earlier in the product development cycle than regulations in the United States permit. Other countries, such as Japan, have requirements similar to those of the United States. This disparity in the regulation of medical devices may result in slower product clearance in certain countries than in others. Many countries in which the Company operates or intends to operate either do not currently regulate medical devices or have minimal device registration requirements; however, these countries may develop more extensive regulations in the future that could adversely affect the Company's ability to market its products.

    Pursuant to the Company's distributorship agreement with USSC, USSC is required to obtain appropriate international regulatory registrations and approvals in those markets in which USSC plans to distribute the Company's MicroLap system, except that the Company is required to obtain a CE mark for the system.

    In August 1995, following completion of a clinical trial, Terumo received import approval from the Japanese Ministry of Health for the sale and distribution of the Company's linear everting catheter system in Japan for use in fallopian tube recanalization.

    The Company has received registrations and approvals to market its Ovation systems in Australia, Austria, France, Germany, Italy, Singapore, South Korea, Taiwan, the United Kingdom, Switzerland, Denmark and The Netherlands.

    All of the medical devices currently manufactured by the Company which are distributed in the European Union ("EU") will be subject to the Medical Devices Directive ("MDD") when the transition period for the MDD expires on June 13, 1998. To comply with the MDD, the Company will need to obtain the right to affix the CE mark on its medical devices. The right to affix the CE mark must be obtained from one of the organizations in the EU, known as "Notified Bodies," which are designated by individual member states as competent to grant to companies the right to affix the CE mark on their medical devices. The CE mark will show that the Company is entitled to market its medical devices in the EU because they meet all the essential requirements of the MDD. The CE mark will permit the Company's medical devices to circulate freely throughout the EU. Without receipt of the right to affix the CE mark on its medical devices, the Company's medical devices will not be able to be marketed anywhere in the EU. The Company is currently in the process of taking the steps that will be necessary to comply with the essential requirements of the MDD, but there can be no assurance that by taking these steps, the Company will be granted the right to affix the CE mark on any of its medical devices by a Notified Body.

    In the EU, some accessories to the Company's products, such as cameras, pumps and light sources, are subject to the Electromagnetic Compatibility Directive ("EMC Directive") or similar laws of EU member states. The transition period for the EMC Directive expired on December 31, 1995. Due to the volume of electrical and electronic devices of all types, including medical devices, which must be tested in order to determine whether they comply with the EMC
Directive's requirements, many companies have not been able to complete their testing and review obligations through the Notified Bodies that must confirm EMC Directive compliance. In acknowledgment of industry delays, an informal understanding has been reached between member states of the EU and EU Commission officials that enforcement/compliance actions relating to the EMC Directive will similarly be delayed until January 1, 1997. The Company is currently undertaking the necessary steps to be in compliance with the EMC Directive by January 1, 1997.

    Export sales of investigational PMA devices or devices not cleared for commercial sale in the United States are subject to FDA export permit requirements. In order to obtain an export permit, the exporter must provide the FDA with documentation from the medical device regulatory authority of the country in which the purchaser is located, stating that the sale of the device is not a violation of that country's medical device laws. The Company has received certain export approvals for the Ovation systems for Australia, The Netherlands, Denmark, France, Italy, Norway, Sweden and Switzerland, and is seeking export approvals for other countries. Recently proposed FDA regulations would eliminate export approval requirements for export of investigational devices that are the subjects of FDA-approved IDEs to certain countries that have expressed approval of the importation of such devices. There can be no assurance, however, that the final regulations will contain the same language as the proposed regulations, and the final regulations may revise the proposed regulations in such a way that could adversely affect the Company's existing or future export operations.

Third-Party Reimbursement

    In the United States, hospitals, physicians and other health care providers that purchase medical devices, such as Imagyn's products, generally rely on third-party payors, principally private health insurance plans and, to a lesser extent, federal Medicare and state Medicaid, to reimburse all or part of the cost of the procedure in which the medical device is being used.

    Reimbursement  in the United  States for procedures  performed in hospitals, ambulatory care centers or physicians' offices using the Company's microlaparoscopy products is currently available from most third-party payors, including most major private health care insurance plans and Medicaid, under existing procedure codes. However, there is currently no specific reimbursement code for office-based microlaparoscopy procedures. The Company does not expect that third-party reimbursement in the United States will be available for procedures performed using the Company's MicroSpan or Ovation systems unless and until FDA clearance or approval for such products is received. If FDA clearances or approvals are received, third-party reimbursement for these products will be dependent upon decisions by individual health maintenance organizations, private insurers and other payors. The Company believes that procedures performed using Imagyn's MicroSpan system could, following receipt of FDA clearances for such system, be reimbursed in the United States under existing procedure codes for diagnostic and therapeutic hysteroscopy procedures. However, there can be no assurance that such procedure codes will be available with respect to the Company's products or that the reimbursement under these codes will be adequate. To the extent cost containment measures imposed by third party payors adversely affect the hospital and private practice markets, demand for and pricing of the Company's products could be adversely affected as well.

    Certain health care providers are moving toward a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per person. Imagyn is unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors. Imagyn anticipates that hospital administrators and physicians would justify the use of its products by the attendant cost savings and clinical benefits that the Company believes would be derived from the use of its products. However, there can be no assurance that this will be the case. Furthermore, the Company could be adversely affected by changes in reimbursement policies of government or private health care payors, particularly to the extent any such changes affect reimbursement for the procedure in which the Company's products are used. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors for the procedure in which the Company's products are used or adverse changes in government and private third-party payors' policies toward reimbursement for such procedures could have a material adverse effect on the Company's business, financial condition and results of operations.

    Reimbursement systems in international markets vary significantly by country and, within some countries, by region. Reimbursement approvals must be obtained on a country-by-country basis. Many countries have government managed health care systems that determine whether reimbursement will be granted for new medical devices and procedures, as well as private insurance systems. Broad-based foreign market acceptance of the Company's MicroLap, MicroSpan and Ovation systems will depend in part on the availability and level of reimbursement in the international markets targeted by the Company. The Company's Ovation falloposcopy system has been approved for reimbursement in Australia and Germany. Terumo recently applied to the Japanese Ministry of Health and Welfare for reimbursement approval of the Ovation tubal recanalization system in Japan. The process of obtaining reimbursement approvals can be lengthy and unpredictable, and there can be no assurance that the Company will obtain reimbursement approvals in Japan or in any other country within a particular time, for a particular amount, or at all. Even if reimbursement approval is obtained, due to the pressure of rising health care costs in many countries, there can be no assurance that such approval will not be limited or withdrawn at any time. Failure to obtain or maintain such approvals for some or all of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

    Physician adoption of the Company's products and physician advocacy of reimbursement of procedures performed using them will be necessary in order to obtain reimbursement from government and private payors for procedures performed using Imagyn's products. The availability of reimbursement will depend on the clinical efficacy and cost of the Company's products and systems. There can be no assurance that reimbursement for the Company's products will be available in the United States or in international markets under either government or private reimbursement systems, or that physicians will support and advocate reimbursement for use of the Company's systems for all uses intended by the Company. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors or adverse changes in government and private third-party payors' policies toward reimbursement for procedures performed using the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations.

Competition

    The medical device industry and the market for treatment of gynecological disorders and infertility, in particular, are intensely competitive and
characterized  by   rapidly  evolving   technology.  Compared   to   traditional
laparoscopes and hysteroscopes, the Company believes that the principal competitive factors are product performance, cost-effectiveness, degree of invasiveness, patient recovery time and level of side effects. The Company's proprietary micro-optics technology provides visualization and product performance comparable to traditional laparoscopes and hysteroscopes, and when used in combination with the Company's micro-access devices are less invasive than products used in traditional laparoscopy and hysteroscopy procedures. As a result, the Company's systems can be used without general anesthesia, thus reducing patent recovery time and risk of complications. Imagyn believes that less-invasive procedures performed with the Company's MicroLap and MicroSpan systems will be substantially less traumatic and costly than more invasive, traditional surgical procedures currently in widespread use.

    Competition in the market for micro-invasive diagnosis and treatment of gynecological disorders is intense and is expected to increase. The Company believes that the principal competitive factors in the markets for microlaparoscopes and microhysteroscopes are quality of visualization, product performance, durability and compatibility with capital equipment already owned by the user. The Company believes that it competes favorably with respect to each of these factors, particularly with regard to visualization and product performance. A number of the Company's competitors are currently marketing products for use in such less-invasive procedures. Olympus America, Inc., Origin Medsystems, Inc., a subsidiary of Guidant Corporation, Medical Dynamics, Inc. and Karl Storz Instrument Co., are currently marketing laparoscopes with diameters ranging from 1.2 millimeters to 3.0 millimeters. Circon-Cabot Corp. currently markets a microhysteroscope.

    Competition in the market for falloposcopy and tubal recanalization is also expected to increase. Conceptus, Inc. is currently pursuing FDA approval of a guidewire-based falloposcopy system. The Company believes that the principal competitive factors in this market will be product performance and ability to perform procedures in a non-hospital setting without the concurrent use of laparoscopy. The Company believes it competes favorably with respect to each of these factors.

    The Company also faces potential competition from medical device or pharmaceutical manufacturers that currently market or may be developing other medical devices or drugs, such as hormonal therapies, for the treatment of uterine disorders. Other companies may choose to enter these markets at a later date and would represent competition for the Company. In addition, the Company competes with other companies for sites to conduct clinical trials.

    There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective or less costly than any which have been or are being developed by the Company or that would render the Company's technologies or products obsolete or not competitive, or that such competitors will not succeed in obtaining regulatory approval for, introducing or commercializing any such products prior to the Company. There can be no assurance that the Company will be able to compete successfully or that competition will not have a material adverse effect on the Company's business, financial condition or results of operations.

Product Liability and Insurance

    The development, manufacture and sale of medical devices entail significant risk of financial exposure to product liability claims. Although the Company has not experienced any product liability claims to date, there can be no assurance that the Company will be able to avoid significant product liability claims and potential related adverse publicity. The Company maintains product liability insurance with coverage limits of $5,000,000 per occurrence and an annual maximum of $5,000,000, which the Company believes is comparable to that maintained by other companies of similar size serving similar markets. However, there can be no assurance that such coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the development, manufacture and sale of its products. Product liability insurance is expensive and in the future may not be available to the Company on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

Employees

    As of April 15, 1996, Imagyn had 58 full-time employees, 11 of whom were engaged in research and development activities, six in regulatory and quality assurance, 23 in manufacturing, ten in sales and marketing, and eight in finance and administration. None of Imagyn's employees is covered by a collective bargaining agreement, and the Company believes that it maintains good relations with its employees.

Facilities

    The Company recently expanded its facilities in Laguna Niguel, California with the lease of an additional 11,000 square foot facility adjacent to the Company's current 16,000 square foot facility. These facilities comprise the Company's administrative offices and manufacturing and warehouse operations. The leases for these facilities extend through 1998. Imagyn believes that this space is adequate for its current needs, and that it will be able to renew its leases and obtain additional space if necessary.

Legal Proceedings

    The Company is not currently a party to any legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Certain Key Employees

    The following table sets forth certain information with respect to the executive officers, directors and certain key employees of the Company as of April 15, 1996.

                 Name                        Age                         Position
- ---------------------------------------      ---      ----------------------------------------------
Franklin D. Brown(5)                             52   President, Chief Executive Officer and
                                                       Chairman of the Board
J.C. MacRae                                      44   Vice President and Chief Financial Officer
Susan E. Dube                                    49   Vice President of Business Development
Christopher F. Bova                              38   Vice President of United States Sales
Thomas A. Hazen                                  54   Vice President of Manufacturing
Kristine F. Lahman                               42   Vice President of Regulatory Affairs, Quality
                                                       Assurance and Clinical Programs
Keith V. Tholin                                  46   Vice President of Marketing
Gary M. Woker                                    45   Vice President of Research and Development
David W. Chonette(1)(3)                          60   Director
Samuel D. Colella(2)(5)                          58   Director
Elizabeth B. Connell, M.D.(4)                    70   Director
Richard S. Schneider, Ph.D.(1)(2)(4)             55   Director

- ------------------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Class I director.

(4) Class II director.

(5) Class III director.

    Franklin D. Brown joined Imagyn as President, Chief Executive Officer and Chairman of the Board in October 1994 and has served as a Director of the Company since that time. Mr. Brown, who has over 25 years of health care experience, previously served as President and Chief Executive Officer of Pharmacia Deltec, Inc. ("Pharmacia Deltec"), a manufacturer of medical devices for ambulatory drug delivery, from 1986 until he joined the Company. Pharmacia Deltec is currently SIMS Deltec, a subsidiary of Smiths Industries plc. Prior to Pharmacia Deltec, he held a variety of general management, sales and marketing positions in the health care industry, including President of the Healthcare Group of Pharmacia Inc., a biomedical/pharmaceutical company. Mr. Brown is currently a director of Xillix Technologies, a publicly-held Canadian company that develops and markets cancer detection products. In 1991, Mr. Brown was awarded an Ernst & Young Entrepreneur of the Year Award for the Midwest region for the success of Pharmacia Deltec. Mr. Brown holds an M.B.A. from the University of Michigan and a B.A. from Western Michigan University.

    J.C. MacRae joined Imagyn as Vice President and Chief Financial Officer in June 1992. Since November 1993, Mr. MacRae has also served as a director of Imagyn International, Inc., a wholly owned subsidiary of the Company. From April 1991 until he joined the Company, Mr. MacRae served as an independent consultant to several medical device manufacturers, including the Company. From 1987 to April 1991, Mr. MacRae was employed by Retroperfusion Systems, Inc., a manufacturer of cardiovascular devices, serving as Chief Financial Officer from 1987 to 1990 and President from January 1990 to April 1991. From 1984 to 1987, he was Vice President and Treasurer of Cruttenden Roth Incorporated, an investment banking and venture capital firm. From 1981 to 1984 he was Vice President and Chief Financial Officer of VLI Corporation, a publicly-held manufacturer of women's health products. Mr. MacRae holds an M.B.A. from California State University Fullerton and a B.A. from the University of California Irvine.

    Susan E. Dube joined Imagyn as Vice President of Business Development in January 1996. Ms. Dube has over 20 years of experience in health care, with a particular emphasis on women's health. From August 1995 to December 1995 Ms. Dube served as a consultant for LifeScience Economics, Inc., a health care consulting company, during which time she consulted for the Company. From June 1994 until August 1995, Ms. Dube served as President and Chief Executive Officer of BioInterventions, Inc., a women's pharmaceutical company. From August 1993 to April 1994 she served as an independent consultant to a number of health care companies. From May 1991 to August 1993, she was Executive Vice President and Chief Operating Officer of Adeza Biomedical, Inc., a women's health diagnostic company. Ms. Dube was Vice President of Ventures at Brigham and Women's Hospital in Boston from 1985 to April 1991. Ms. Dube holds an M.B.A. from Harvard University and a B.A. from Simmons College.

    Christopher F. Bova joined Imagyn as Vice President of United States Sales in August 1995. From 1986 until he joined the Company, Mr. Bova served in a variety of sales and sales management positions with Pharmacia Deltec and SIMS Deltec. Most recently he was Director of Sales of the vascular access division of SIMS Deltec. Mr. Bova holds a B.A. from Muskingum College.

    Thomas A. Hazen joined Imagyn as Vice President of Manufacturing in June 1992. From May 1991 until he joined the Company, Mr. Hazen served as Senior Vice President and General Manager of Medical Imaging Corporation of America, a medical imaging service provider. From 1988 to 1990, Mr. Hazen served as President of Dolphin Imaging Systems, Inc., a manufacturer of orthodontic diagnostic medical devices. From 1978 to 1988, he held a variety of manufacturing and research and development positions with American Hospital Supply Inc., a medical device company. Mr. Hazen holds an M.B.A. from the University of California Los Angeles and a B.S. from the University of Arizona.

    Kristine F. Lahman has served as Imagyn's Vice President of Regulatory Affairs, Quality Assurance and Clinical Programs since May 1995. From February 1993 until she joined the Company, Ms. Lahman was Vice President of Clinical and Regulatory Affairs of Pharmacia, Inc., Ophthalmics Division, a manufacturer of ophthalmic surgical products. From 1991 until February 1993, Ms. Lahman served as Director of Clinical and Regulatory Affairs for Baxter Healthcare Corp., Critical Care Division, a medical device manufacturer. From 1988 to 1991, Ms. Lahman served as Vice President of Clinical and Regulatory Affairs of IatroMed, Inc., a manufacturer of orthopedic medical devices. From 1980 to 1988 she directed the clinical and regulatory groups of Syntex Ophthalmics, Inc., a division of Syntex Corporation specializing in ophthalmic medical devices. Ms. Lahman holds a B.A. from Northwestern University.

    Keith V. Tholin has served as Imagyn's Vice President of Clinical Marketing since October 1989. From 1988 until he joined the Company, Mr. Tholin served as General Partner of Advanced Marketing Decisions, a biomedical marketing firm. From 1981 to 1988, Mr. Tholin also served in various business development and marketing management positions with Baxter Edwards, a manufacturer of medical devices for cardiology, cardiovascular and orthopedic applications. Mr. Tholin holds an M.B.A. from the University of Chicago and a B.S. from the University of Illinois.

    Gary M. Woker has served as Imagyn's Vice President of Research and Development since December 1990. From 1989 until he joined the Company, Mr. Woker served as Vice President of Engineering of MCM Laboratories, Inc., a manufacturer of medical laser devices. From 1986 to 1989, Mr. Woker was Vice President of Engineering and cofounder of California Laboratories Inc., also a manufacturer of medical laser devices. From 1982 to 1986, Mr. Woker served as Manager of New Product Development for Cooper Lasersonics, also a medical laser manufacturer. Mr. Woker holds a B.S. from California Polytechnic University.

    David W. Chonette has served as a director of Imagyn since January 1990. Since 1986, Mr. Chonette has been a general partner of Brentwood Associates, a venture capital firm. Prior to 1986, Mr. Chonette served as President of American Edwards Laboratories, a division of American Hospital Supply Corporation. Mr. Chonette is a director of KeraVision, Inc., an optical device company, and Biopsys Medical, Inc., a breast cancer biopsy device company. Mr. Chonette holds a B.S. in Engineering from the Massachusetts Institute of Technology.

    Samuel D. Colella has served as a director of Imagyn since January 1990. Since 1984, Mr. Colella has been a general partner of Institutional Venture Partners, a venture capital firm. From 1971 to 1984, Mr. Colella served as

President of Spectra-Physics, Inc., a laser manufacturer. Mr. Colella also serves as a director of Biosys, Inc., a biopesticide company, Genta, Inc., a drug delivery/antisense company, Pharmacopeia, Inc., a pharmaceutical discovery company, Vivus, Inc., a manufacturer of therapeutic products for erectile dysfunction, and Onyx Pharmaceuticals, a molecular oncology company. Mr. Colella holds an M.B.A. from Stanford University and a B.S. in Business and Engineering from the University of Pittsburgh.

    Elizabeth B. Connell, M.D. has served as a director of Imagyn since January 1994. Since 1981, Dr. Connell has been a professor of Gynecology and Obstetrics at Emory University School of Medicine. She has served as a Chairperson of the FDA Obstetrics and Gynecology Devices Panel from 1988 to 1992; as a member of the FDA Panel on Review of Obstetrical and Gynecological Devices from 1976 to 1979; and as a member of the FDA Obstetrics and Gynecology Advisory Committee from 1970 to 1978. Dr. Connell also serves as a director of UroMed Corp., and Gynecare, Inc., both medical device companies. Dr. Connell holds an M.D. from the University of Pennsylvania and an A.B. from the University of Pennsylvania.

    Richard S. Schneider, Ph.D. has served as a director of Imagyn since September 1995. Since August 1990, Dr. Schneider has been a general partner of Domain Associates, a venture capital firm. Prior to joining Domain Associates, Dr. Schneider served as Vice President of 3i Ventures Corporation, a venture capital firm, from April 1986 to July 1990. From 1983 to 1989, he was President of Biomedical Consulting Associates. From 1967 to 1983, Dr. Schneider was Vice President and founder of Syva Company, a diagnostics company that was part of Syntex Corporation, a pharmaceutical company. Dr. Schneider also serves as a director of Landec Corporation, a polymer applications research and design company. Dr. Schneider holds a Ph.D. in organic chemistry from the University of Wisconsin, completed post-doctoral studies at the Massachusetts Institute of Technology, attended the Stanford Graduate School of Business and holds a B.S. degree in Chemistry from the University of California, Berkeley.

Board of Directors

    Currently, all directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. The Company's Certificate of Incorporation, however, provides that upon the effective date of this Offering, the Board of Directors, without further action by the stockholders, will be divided into three classes. Each class of directors will consist of one or two directors; Class I, II and III directors will serve for one, two or three year periods, respectively, or until their successors are elected and qualified. Thereafter, directors will serve for staggered three year terms. See "Description of Capital Stock--Certain Change of Control Provisions."

    The Board of Directors has a Compensation Committee, consisting of Messrs. Colella and Schneider, which makes recommendations concerning salaries and incentive compensation for employees of the Company and administers the Company's equity incentive plans, and an Audit Committee, consisting of Messrs. Chonette and Schneider, which reviews the results and scope of the audit and other services provided by the Company's independent accountants. Until March 1996, Mr. Brown, the President and Chief Executive Officer of the Company, served as a member of the Compensation Committee. There are no family relationships among any of the directors or executive officers of the Company.

    Each officer is elected by and serves at the discretion of the Board of Directors. Each of the Company's officers and directors, other than nonemployee directors, devotes substantially full time to the affairs of the Company. The Company's nonemployee directors devote such time to the affairs of the Company as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of the Company.

Compensation of Directors

    Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with their attendance at Board and Committee meetings. However, the Company has entered into an agreement with Elizabeth B. Connell, M.D., a director of the Company, which provides for a minimum annual payment of $15,000 for Dr. Connell's attendance at board meetings and other Company related activities. Dr. Connell has received a grant of an option to purchase an aggregate of 8,101 shares of Common Stock. Under the Company's 1996 Director Option Plan, each director who is not also an employee of the Company (an "Outside Director") will automatically receive an option to purchase 15,000 shares of Common Stock on the date of this Prospectus or, if later, upon joining the Board of Directors. In addition, beginning on the first business day of 1997, and each year thereafter, each Outside Director who has served on the Board of Directors for at least the preceding six months and continues to serve as a director on the date of such grant will be granted an option to purchase 5,000 shares of Common Stock. See "--Stock Plans."

Compensation Committee Interlocks and Insider Participation

    The Compensation Committee is responsible for determining salaries, incentive compensation and other forms of compensation for directors, officers and other employees of the Company. The Compensation Committee also administers various incentive compensation plans. The Compensation Committee consists of Messrs. Colella and Schneider. Mr. Brown, who is the Company's President, Chief Executive Officer and Chairman of the Board, participates in all discussions and decisions regarding salaries and incentive compensation for all employees of and consultants to the Company, except that Mr. Brown is excluded from discussions regarding his own salary and incentive compensation. Until March 1996, Mr. Brown served as a member of the Compensation Committee.

Executive Compensation

    The following table sets forth the compensation paid by the Company during the year ended December 31, 1995 to the Chief Executive Officer and to the Company's other highly compensated executive officers who earned more than $100,000 during the year ended December 31, 1995 (the "Named Executive Officers").

                           Summary Compensation Table

                                                                                   Long-Term Compensation
                                                                                 ---------------------------
                                                                                           Awards
                                                                                 ---------------------------
                                                        Annual Compensation                      Securities
                                          Fiscal    ---------------------------    Restricted    Underlying     All Other
Name and Principal Position(1)             Year        Salary         Bonus       Stock Awards     Options     Compensation
- ---------------------------------------  ---------  -------------  ------------  --------------  -----------  --------------
Franklin D. Brown .....................    1995     $  225,000            --      $       0(2)           --    $  187,504(3)
 President, Chief Executive Officer and
 Chairman of the Board
Gary M. Woker .........................    1995     $  112,500            --             --          94,506            --
 Vice President of
 Research and Development
J.C. MacRae ...........................    1995     $  114,577            --             --          77,630            --
 Vice President and
 Chief Financial Officer
Christopher F. Bova ...................    1995     $   42,605(4)  $  21,500(5)          --          67,504    $   42,992(6)
 Vice President of United States Sales

- ------------------------
(1) Certain information about other highly compensated individuals is provided below: Susan E. Dube joined the Company as Vice President of Business Development in January 1996. She is paid an annual salary of $125,000, will receive a bonus of $25,000 in 1996 and has been reimbursed $10,000 for moving expenses. Ms. Dube also received a one-time, nonrecurring $10,000 bonus upon commencement of employment and an option to purchase 67,504 shares of Common Stock. Kristine F. Lahman joined the Company as Vice President of Regulatory Affairs, Quality Assurance and Clinical Programs in May 1995. She was paid $9,167 per month ($110,000 per annum) for the period of her employment during 1995 and will be paid an annual salary of $120,000 in 1996. In addition, Ms. Lahman received a $14,740 bonus during 1995 and will receive a bonus of $12,000 in 1996. Ms. Lahman also received an option to purchase 47,253 shares of Common Stock.

(2) Mr. Brown purchased 328,069 shares of Common Stock for $0.22 per share, the fair market value at the time of issue as determined by the Company's Board of Directors.

(3) Consists of reimbursed relocation expenses comprising $59,315 to reimburse costs associated with the purchase of a residence in California, $42,900 to reimburse costs associated with the sale of Mr. Brown's former residence and $85,289 to cover tax liability for such reimbursements.

(4) Christopher F. Bova joined the Company as Vice President of United States Sales in August 1995. During 1995, he was paid $9,583 per month ($115,000 per annum).

(5) Mr. Bova received a one-time, nonrecurring $10,000 bonus upon joining the Company and an additional one-time, nonrecurring $11,500 bonus divided evenly and distributed monthly after joining the Company until December 1995.

(6) Consists of reimbursed relocation expenses comprising $25,721 to reimburse costs associated with the purchase of a residence in California and $17,271 to cover tax liability for such reimbursement.

Stock Option Information

    The following table sets forth certain information concerning stock options granted during the fiscal year ended December 31, 1995 to the Named Executive Officers under the Company's 1995 Stock Plan. Options were also granted during the same fiscal year under the Company's 1990 Incentive Stock Option Plan (the "1990 Option Plan"). All such options were cancelled in connection with the Recapitalization and are not included in the table below. In accordance with the rules of the Securities and Exchange Commission, the following table also sets forth the potential realizable value over the term of the options (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent the Company's estimate of future stock price. Actual realizable values, if any, of stock options will depend on the future performance of the Common Stock.

                       Option Grants in Last Fiscal Year

                                                                                                     Potential Realizable
                                               Individual Grants                                       Value at Assumed
                                           --------------------------                                  Annual Rates of
                                             Number of    % of Total                                     Stock Price
                                            Securities      Options                                    Appreciation for
                                            Underlying    Granted in                                    Option Term(5)
                                              Options       Fiscal       Exercise or    Expiration   --------------------
Name(1)                                     Granted(2)      Year(3)     Base Price(4)      Date         5%         10%
- -----------------------------------------  -------------  -----------  ---------------  -----------  ---------  ---------
Franklin D. Brown........................       --            --             --             --          --         --
Gary M. Woker............................      94,506(6)       16.9%      $    0.22       09/08/05   $  13,076  $  33,136
J.C. MacRae..............................      77,630(6)       13.8%      $    0.22       09/08/05   $  10,741  $  27,219
Christopher F. Bova......................      67,504          12.0%      $    0.22       09/08/05   $   9,340  $  23,668

- ------------------------
(1) Certain information about the individuals named in footnote 1 to the Summary Compensation Table is provided below: In January 1996, Susan E. Dube was granted an option to purchase 67,504 shares of Common Stock at $0.22 per share. In September 1995, Kristine F. Lahman was granted an option to purchase 47,253 shares of Common Stock at $0.22 per share. Ms. Lahman was also granted an option to purchase 10,801 shares of Common Stock at an exercise price of $3.70 per share under the Company's 1990 Option Plan in June 1995. Such option was cancelled pursuant to the Recapitalization.

(2) Options were granted under the Company's 1995 Stock Plan and generally vest over four years from the date of commencement of employment. Mr. Woker's and Mr. MacRae's options vest over 36 months.

(3) Based on an aggregate of 560,696 options granted by the Company in the year ended December 31, 1995 under the Company's 1995 Stock Plan to all employees of and consultants to the Company, including the Named Executive Officers. The Company also granted 29,635 options in the year ended December 31, 1995 under the 1990 Option Plan. All unexercised options ever granted under the 1990 Option Plan were cancelled in August 1995, except for an option to purchase 40,833 shares held by Glen French, a former officer and director of the Company, which option was exercised in March 1996. As of April 1, 1996, there were no options outstanding under the 1990 Option Plan.

(4) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(5) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(6) Mr. Woker and Mr. MacRae were each granted an option to purchase 3,376 shares of Common Stock at an exercise price of $3.70 per share under the 1990 Option Plan in January 1995. Such options were cancelled pursuant to the Recapitalization.

Option Exercises and Fiscal Year End Option Values

    There were no option exercises by the Named Executive Officers in the Summary Compensation Table above for the year ended December 31, 1995. The following table sets forth certain information with respect to the value of stock options held by such individuals as of December 31, 1995.

                         Fiscal Year End Option Values

                                                                        Number of Securities
                                                                                                Value of Unexercised
                                                                       Underlying Unexercised
                                                                       Options at Fiscal Year   In-the-Money Options
                                                                                End              at Fiscal Year End
                                                                       ----------------------  ----------------------
Name                                                                    Vested     Unvested     Vested     Unvested
- ---------------------------------------------------------------------  ---------  -----------  ---------  -----------
Franklin D. Brown....................................................     --          --       $  --       $  --
Gary M. Woker........................................................     --          94,506      --          --
J.C. MacRae..........................................................     --          77,630      --          --
Christopher F. Bova..................................................     --          67,504      --          --

Employment Agreements

    The Company has entered into employment agreements with Franklin D. Brown, its President, Chief Executive Officer and Chairman of the Board, Kristine F. Lahman, its Vice President of Regulatory Affairs, Quality Assurance and Clinical Programs, and Christopher F. Bova, its Vice President of United States Sales. Mr. Brown's employment agreement provides for base pay of $225,000 per annum and performance bonus based upon criteria established by the Board of Directors, and for six months of base pay as severance compensation following termination without cause. Ms. Lahman's employment agreement provides for base pay of $120,000 and a bonus of $12,000 in 1996, and for six or three months of base pay and bonus as severance compensation following termination without cause before May 1996 or November 1996, respectively. Mr. Bova's employment agreement provides for six months of base pay as severance compensation following termination without cause prior to August 1996.

Stock Plans

    1995 STOCK PLAN. The Company's 1995 Stock Plan (the "1995 Stock Plan") was adopted by the Board of Directors and approved by the stockholders in September 1995. The 1995 Stock Plan was amended by the Board of Directors in April 1996 and approved by the stockholders in May 1996. The 1995 Stock Plan replaced the 1990 Option Plan, which was terminated pursuant to the Recapitalization. A total of 1,675,000 shares of Common Stock have been authorized for issuance under the 1995 Stock Plan. As of April 1, 1996, options to purchase an aggregate of 665,059 shares were outstanding, 328,069 shares had been issued pursuant to a grant of a restricted stock purchase award and 681,872 shares were available for future grant. As of April 1, 1996, there were no options authorized or outstanding under the 1990 Option Plan. The 1995 Stock Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and stock purchase rights to employees and consultants of the Company. Incentive stock options may be granted only to employees. The 1995 Stock Plan is administered by a committee of the Board of Directors, which determines the terms of awards granted, including recipient, type of award, exercise price, number of shares subject to the award and vesting terms. No employee may be granted an option or options to purchase more than 750,000 shares in any fiscal year.

    The exercise price of incentive stock options granted under the 1995 Stock Plan must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The exercise price of an incentive stock option granted to an employee holding more than 10% of the outstanding stock of the Company must be at least 110% of the fair market value. The exercise price of nonqualified stock options is set by the administrator of the 1995 Stock Plan and must be no less than 85% of the fair market value of the Company's Common Stock on the date of grant. The maximum term of an option granted under the 1995 Stock Plan is 10 years. In the event of a merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company, each outstanding option may be assumed or an equivalent option may be substituted by the successor corporation, or a parent or subsidiary of such successor corporation. If, in such event, an option is not assumed or substituted, the option shall become fully exercisable prior to the closing of the merger.

    Restricted stock purchase awards granted under the 1995 Stock Plan may be granted subject to a repurchase option in favor of the Company in accordance with a service vesting schedule determined by the Board of Directors. The purchase price for shares repurchased pursuant to the repurchase option shall be the original price paid by the purchaser.

    1996 DIRECTOR OPTION PLAN. The Company's 1996 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in April 1996 and approved by the stockholders in May 1996. A total of 200,000 shares of Common Stock have been authorized for issuance to the directors of the Company pursuant to nonstatutory stock options under the Director Plan. Under the Director Plan, each director who is not also an employee of the Company (each an "Outside Director") will automatically receive an option to purchase 15,000 shares of Common Stock (the "Initial Option") on the date of this Prospectus or, if later, upon joining the Board of Directors. Beginning on the first business day of 1997 and continuing on the first business day of each year thereafter, each Outside Director will receive an annual grant of an option to purchase 5,000 shares of Common Stock (the "Subsequent Option"), provided the Outside Director has served as an Outside Director for at least the preceding six months and continues to serve as a director on the date of such grant. The exercise price of each of these options will be equal to the fair market value of the Common Stock on the date of grant. Each option granted under the Director Plan shall be exercisable only while the Outside Director remains a director of the Company. Each Initial Option and each Subsequent Option will vest monthly over four years. In the event of a merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company, outstanding options must be assumed by any surviving or successor corporation or its parent, or all options granted under the Director Plan will become fully vested and exercisable. Options granted under the Director Plan and assumed by a surviving or successor corporation or its parent will become fully vested and exercisable if the optionee's status as a director of such surviving or successor corporation or parent is terminated other than upon the optionee's voluntary resignation. The maximum term of options granted under the Director Plan is ten years. The Director Plan shall be in effect for a term of ten years unless terminated earlier pursuant to its terms.

    1996 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in April 1996 and approved by the stockholders in May 1996. A total of 200,000 shares of Common Stock have been authorized for issuance under the Purchase Plan. No shares have been issued under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be administered by the Board of Directors of the Company or by a committee appointed by the Board of Directors. Under the Purchase Plan, the Company will withhold a specified percentage (not to exceed 10%) of each salary payment to participating employees over certain offering periods. Any employee who is currently employed for at least 20 hours per week for at least five consecutive months in a calendar year, either by the Company or by a majority-owned subsidiary of the Company, will be eligible to participate in the Purchase Plan. Unless the Board of Directors or its committee determines otherwise, each offering period will run for 24 months and will be divided into four consecutive purchase periods of approximately six months. The first offering period and the first purchase period will commence on the date of this Prospectus. New 24-month offering periods will commence approximately every six months thereafter. The price at which Common Stock will be purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. The number of shares that a participant may purchase in any purchase period is determined by dividing the payroll deductions accumulated during the purchase period by the purchase price. However, no person may purchase shares under the Purchase Plan to the extent such person would own 5% or more of the total combined value or voting power of all classes of the capital stock of the Company or of any of its subsidiaries, or to the extent that such person's rights to purchase stock under all employee stock purchase plans would accrue at a rate that exceeds $25,000 worth of stock for any calendar year, determined as of the first day of the applicable offering period. In the event of a merger of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, the offering period then in progress will be shortened. The Board may amend the Purchase Plan at any time. The Purchase Plan shall be in effect for a term of ten years unless terminated earlier pursuant to its terms.

Incentive Bonus Plan

    The Company's Board of Directors has approved a 1996 Management Incentive Bonus program ("Bonus Plan") for officers and other eligible employees. The Bonus Plan provides for bonuses of up to 20% of base compensation, provided that certain specific performance criteria are met. No bonuses are payable unless the Company achieves 200% or more of the combined percentage of its 1996 Operating Plan revenues and operating profit.

Section 401(k) Plan

    The Company has established a 401(k) plan and provides administrative services under the plan without charge to those employees who participate in the plan. The plan is entirely self-contributory and the Company does not make any contributions on behalf of participants.

Limitations on Directors' Liability and Indemnification

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit such indemnification.

    The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the name of the Company arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

    In September 1995, the Company completed an equity recapitalization (the "Recapitalization"). The following events occurred as part of the
Recapitalization: (i) the conversion of all outstanding shares of Series A, Series B and Series C Preferred Stock (together constituting the "Prior Preferred") on a 1-for-1 basis into shares of Common Stock, (ii) a reverse 1-for-5 split of all outstanding Common Stock and options to purchase Common Stock, (iii) the issuance of 2,153,484 shares of New Series A Preferred Stock at $3.66 per share, (iv) the conversion of outstanding bridge financing notes totaling $2,056,586 into 562,062 shares of new Series A Preferred Stock, (v) the conversion of bridge financing warrants into 281,034 shares of Common Stock, and
(vi) amendments to the stock option plans.

    During 1995, the Company obtained $2,056,586 in bridge note financing from several of its stockholders. Interest at the rate of prime plus 1%, and totaling $59,468, was paid in cash. In addition, the Company granted a warrant to purchase a share of the new Series A Preferred Stock with an exercise price of $3.66 per share for each two shares of new Series A Preferred Stock into which the bridge financing notes were convertible. Warrants to purchase a total of 281,034 shares of new Series A Preferred Stock were so granted (the "Bridge Financing Warrants"). Such Bridge Financing Warrants were exchanged for 281,034 shares of Common Stock for no additional consideration as part of the Recapitalization.

    The following entities affiliated with directors and 5% stockholders exchanged indebtedness for new Series A Preferred Stock and exchanged Bridge Financing Warrants for shares of Common Stock and paid cash as indicated below:

                                                                            Series A      Common Stock
                                                    Common Stock issued    issued upon      issued in
                                                    upon conversion of     conversion       exchange      Series A issued
Name                                                  Prior Preferred       of notes      for warrants       for cash
- -------------------------------------------------  ---------------------  -------------  ---------------  ---------------
Entities Affiliated with Directors
  Entities Affiliated with Domain Associates.....              --                 --               --          546,589(1)
  Entities Affiliated with Institutional Venture
   Partners......................................         269,210(2)         204,972(3)       102,487(4)       314,289(5)
  Brentwood Associates V, L.P. (6)...............         300,837            136,648           68,324               --
Other 5% Stockholders
  BankAmerica Ventures...........................              --                 --               --          546,590(7)
  New York Life Insurance Company................          60,829            109,318           54,659           68,324
  Biotechnology Investments Limited (8)..........                                                  --          546,589

- ------------------------
(1) Includes 528,105 shares held by Domain Partners III, L.P. and 18,484 shares held by DP III Associates, L.P. Richard S. Schneider, Ph.D., a director of the Company, is a general partner of the General Partner of the entities affiliated with Domain Associates.

(2) Includes 265,167 shares held by Institutional Venture Partners IV, L.P. ("IVP IV") and 4,043 shares held by Institutional Venture Management IV, L.P. ("IVM IV"). Samuel D. Colella, a director of the Company, is a general partner of the General Partner of the entities affiliated with Institutional Venture Partners.

(3) Includes 201,897 shares held by IVP IV and 3,075 shares held by IVM IV.

(4) Includes 100,949 shares held by IVP IV and 1,538 shares held by IVM IV.

(5) Includes 309,575 shares held by IVP IV and 4,714 shares held by IVM IV.

(6) David W. Chonette, a director of the Company, is a general partner of Brentwood Associates, the General Partner of Brentwood Associates V, L.P.

(7) Includes 491,930 shares held by BankAmerica Ventures and 54,660 shares held by BA Venture Partners I.

(8) Old Court Limited is the record holder of the shares as custodian for Biotechnology Investments Limited.

    The Company has entered into an agreement dated February 1994 with Elizabeth
B. Connell, M.D., a director of the Company, which provides for a minimum annual payment of $15,000 for Dr. Connell's attendance at meetings of the Board of Directors and other consulting activities.

    In October 1994, the Company issued 45,903 shares to Franklin D. Brown, the President, Chief Executive Officer and Chairman of the Board, at a price of $3.70 per share in exchange for a $170,000 promissory note executed by Mr. Brown. Such shares were repurchased by the Company in August 1995 in exchange for cancellation of the $170,000 promissory note executed by Mr. Brown. Also in October 1994, Mr. Brown was granted options to purchase 20,252 shares of Common Stock at an exercise price of $3.70 per share. Those options were cancelled as part of the Recapitalization.

    In October 1995, the Company sold 328,069 shares of Common Stock to Mr. Brown at a purchase price of $0.22 per share in exchange for a $72,900 promissory note executed by Mr. Brown pursuant to a stock purchase agreement. A separate agreement dated April 1996 provided the Company with a right to repurchase such shares, at a price of $0.22 per share. The promissory note bears interest at 6.31% per annum with all principal and interest due on October 30, 2000. The promissory note is collateralized by the related shares of Common Stock. The repurchase option, which matches the vesting terms of the shares, expires with respect to 35% of the shares in September 1996 and, for the remaining shares, on a monthly pro rata basis through September 1998.

    The Company has entered into an agreement dated March 1996 with Guy R. Lowery, a former officer and director of the Company. The agreement includes, among other matters, provisions regarding resignation, consulting services, and certain amendments to a pledge agreement made in connection with a secured promissory note for $75,000 collateralized by 47,253 shares of Common Stock. The agreement provides for the repayment of the principal of and accrued interest on the promissory note with shares of Common Stock, and in connection with such repayment, for the repurchase by the Company of 7,585 shares of Common Stock at $11.00 per share.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of April 15, 1996, and as adjusted to reflect the sale of Common Stock offered by the Company hereby and conversion of all outstanding shares of Preferred Stock into shares of Common Stock, for (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors,
(iii) each Named Executive Officer and (iv) all directors and Named Executive Officers as a group.

                                                                                                 Percent Beneficially
                                                                                                    Owned(1)(2)(3)
                                                                                  Number of    ------------------------
                                                                                   Shares        Percent      Percent
Directors, Named Executive Officers, 5% Stockholders, and                       Beneficially     Before        After
Directors and Named Executive Officers as a Group                                Owned(1)(2)    Offering     Offering
- ------------------------------------------------------------------------------  -------------  -----------  -----------
Entities affiliated with Institutional Venture Partners(4)....................       890,958         18.8%        12.3%
  Samuel D. Colella
   3000 Sand Hill Road
   Building 2, Suite 290
   Menlo Park, CA 94025
BankAmerica Ventures(5).......................................................       546,590         11.5%         7.6%
   950 Tower Lane, Suite 700
   Foster City, CA 94404
Entities affiliated with Domain Associates(6).................................       546,589         11.5%         7.6%
  Richard S. Schneider, Ph.D.
   One Palmer Square, Suite 515
   Princeton, NJ 08542
Biotechnology Investments Limited(7)..........................................       546,589         11.5%         7.6%
   Post Office Box 58
   St. Julian's Court, St. Peter's Port
   Guernsey, Channel Islands
Brentwood Associates V, L.P.(8)...............................................       505,809         10.7%         7.0%
  David W. Chonette
   1920 Main Street, Suite 820
   Irvine, CA 92714
New York Life Insurance Company...............................................       293,130          6.2%         4.0%
   51 Madison Avenue, Room 203
   New York, NY 10010
Franklin D. Brown(9)..........................................................       328,069          6.9%         4.6%
J.C. MacRae...................................................................            --        *            *
Gary M. Woker.................................................................            --       *            *
Christopher F. Bova...........................................................            --       *            *
David W. Chonette(8)..........................................................       505,809         10.7 %        7.0 %
Samuel D. Colella(4)..........................................................       890,958         18.8 %       12.3 %
Elizabeth B. Connell, M.D. (10)...............................................         2,603       *            *
Richard S. Schneider, Ph.D.(6)(11)............................................     1,093,178         23.0 %       15.1 %
All Directors and Named Executive Officers as a group (8 persons).............     2,820,617         59.4 %       38.9 %

- ------------------------
 *  Less than 1%

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

 (2) The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that may be exercised within 60 days after April 15, 1996. Shares issuable pursuant to such options are not deemed outstanding for purposes of computing the percentage of any other person. The number of shares of Common Stock outstanding after this Offering includes the 2,500,000 shares of Common Stock being offered for sale by the Company in this Offering.

 (3) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." Applicable percentage ownership is based upon 4,751,740 shares of Common Stock outstanding as of April 15, 1996 together with applicable options for each stockholder.

 (4) Includes 877,588 shares beneficially owned by Institutional Venture Partners IV, L.P. and 13,370 shares beneficially owned by Institutional Venture Management IV, L.P. Mr. Colella, a director of the Company, is a general partner of the General Partner of Institutional Venture Partners IV, L.P. and Institutional Venture Management IV, L.P. Mr. Colella disclaims beneficial ownership of the shares beneficially owned by such entities except to the extent of his proportionate partnership interest therein.

 (5) Includes 491,930 shares beneficially owned by BankAmerica Ventures and 54,660 shares beneficially owned by BA Venture Partners I.

 (6) Includes 528,105 shares beneficially owned by Domain Partners III, L.P. and 18,484 shares beneficially owned by DP III Associates, L.P. Dr. Schneider, a director of the Company, is a general partner of One Palmer Square Associates III, L.P., the general partner of Domain Partners III, L.P. and DP III Associates, L.P. Dr. Schneider has indirect beneficial ownership of these shares. Dr. Schneider disclaims beneficial ownership of the shares beneficially owned by such entities except to the extent of his proportionate partnership interest therein.

 (7) Old Court Limited is the record holder of the shares as custodian for Biotechnology Investments Limited.

 (8) Mr. Chonette, a director of the Company, is a general partner of the General Partner of Brentwood Associates V, L.P. Mr. Chonette disclaims beneficial ownership of the shares beneficially owned by Brentwood Associates V, L.P. except to the extent of his proportionate partnership interest therein.

 (9) Includes 328,069 shares beneficially owned by Mr. Brown subject to a repurchase option in favor of the Company. Such repurchase option lapses with respect to 114,824 shares in September 1996 and 8,886 shares each month thereafter.

(10) Includes 2,603 shares issuable upon exercise of options exercisable within 60 days of April 15, 1996 held by Dr. Connell.

(11) Also includes 546,589 shares beneficially owned by Biotechnology Investments Limited. Old Court Limited is the record holder of the shares as custodian for Biotechnology Investments Limited. Pursuant to a contractual agreement,  Domain  Associates  is  the  U.S.  venture  capital  advisor  to
    Biotechnology Investments Limited. Dr. Schneider is a general partner of Domain Associates. Domain Associates has neither voting nor investment power over Biotechnology Investments Limited and Dr. Schneider and Domain Associates disclaim beneficial ownership of the Biotechnology Investments Limited shares. Dr. Schneider disclaims beneficial ownership of shares held by One Palmer Square Associates III, L.P. except to the extent of his proportionate partnership interest therein.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, after giving effect to the restatement of the Company's Certificate of Incorporation upon the closing of this Offering. The following summaries of certain provisions of the Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Company's Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus forms a part, and by applicable law.

Common Stock

    As of April 15, 1996, there were 4,744,155 shares of Common Stock outstanding held by 47 stockholders of record.

    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon the closing of this Offering will be fully paid and nonassessable.

Preferred Stock

    The Board of Directors has the authority, without action by the stockholders, to designate and issue shares of Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock.

Reincorporation in Delaware

    The Company intends to reincorporate in Delaware in connection with this Offering. The Company believes that Delaware law provides flexibility and the Delaware courts have particular expertise with matters affecting public companies and their stockholders. Except as otherwise noted, all information in the Prospectus assumes the reincorporation has occurred.

Registration Rights of Certain Holders

    The holders of 4,102,223 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. Subject to certain limitations in the agreement, the holders of at least 40% of the Registrable Securities may require, on two occasions after December 31, 1996, that the Company use its best efforts to register the Registrable Securities for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering (but to not less than 25% of the offering). The holders of at least 20% of the Registrable Securities may also require the Company, on four occasions to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $1.0 million. All registration expenses must be borne by the Company and all selling expenses relating to Registrable Securities must be borne by the holders of the securities being registered.

Delaware Law and Certain Charter Provisions

    The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

    The Company's Certificate of Incorporation will provide that, upon the closing of this Offering, the Board of Directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. The Company's Certificate of Incorporation will also eliminate the right of stockholders to act by written consent without a meeting. The Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of delaying or preventing hostile takeovers or delaying changes in control or management of the Company. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding Common Stock.

Transfer Agent and Registrar

    The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, N.A. Its telephone number is (800) 468-9716.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this Offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon the completion of this Offering, the Company will have 7,244,155 shares of Common Stock outstanding, assuming no exercise of options after April 1, 1996. Of these outstanding shares of Common Stock, the 2,500,000 shares sold in this Offering will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 4,744,155 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act, and were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144, 144(k) or 701 under the Securities Act.

    All holders of Common Stock and options to purchase Common Stock have agreed pursuant to certain lock-up agreements that they will not offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Dillon, Read & Co. Inc. The Company has entered into a similar agreement, except that the Company may grant options and issue stock under its current stock option and stock purchase plans and pursuant to other currently outstanding options. In addition, during the 180-day lock-up period, the Company may issue shares of Common Stock in connection with acquisitions of products, technologies or businesses, provided that (i) any such shares shall be subject to the foregoing lock-up restrictions for the balance of the 180-day lock-up period remaining at the time of issuance and (ii) the Company notifies Dillon, Read & Co. Inc. in advance of any such issuance. In addition, in the event that during the first 90 days of the 180-day lock-up period the number of shares that the Company proposes to issue in connection with any such acquisition is in excess of 10% of the number of shares offered hereby, the Company will obtain the prior written consent of Dillon, Read & Co. Inc. to such issuance.


    Assuming no shares are released from the lock-up agreements before the 180-day period, upon such expiration, approximately 713,811 shares of Common Stock held by existing stockholders will be eligible for sale without restriction pursuant to Rule 144(k) or Rule 701, and approximately 1,020,112 shares held by existing stockholders will be eligible for sale subject to the volume and other restrictions of Rule 144. The remaining 3,010,232 shares held by existing stockholders will become eligible for sale pursuant to Rule 144 upon the expiration of their two-year holding periods. 4,102,223 of the shares outstanding immediately following the completion of this Offering will be entitled to registration rights with respect to such shares upon the release of lock-up agreements. The number of shares sold in the public market could increase if such rights are exercised.

    As of April 1, 1996, 665,059 shares were subject to outstanding options. All of these shares are subject to the lock-up agreements described above. Approximately 30 days after the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 to register all shares issuable under the Company's 1995 Stock Plan (including shares subject to then outstanding options under such plans), 1996 Director Option Plan and 1996 Employee Stock Purchase Plan, thus permitting the resale of such shares in the public market, subject to Rule 144 volume limitations applicable to affiliates, without restriction under the Securities Act after expiration of the applicable lock-up agreements. Upon the expiration of such lock-up agreements, 244,168 shares subject to such options will be vested.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner, except an affiliate) is entitled to sell in a "broker's transaction" or to a market maker, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 73,000 shares immediately after this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701, persons who purchase shares upon exercise of options granted prior to the effective date of this Offering are entitled to sell such shares 90 days after the effective date of this Offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

    The Securities and Exchange Commission has recently proposed reducing the Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.

                                  UNDERWRITING

    The names of the Underwriters of the shares of Common Stock offered hereby and the aggregate number of shares which each has severally agreed to purchase from the Company (subject to the terms and conditions specified in the Underwriting Agreement) are as follows:

                          Underwriters                             Number of Shares
- -----------------------------------------------------------------  -----------------
Dillon, Read & Co. Inc...........................................
Montgomery Securities............................................

                                                                         --------
      Total......................................................       2,500,000
                                                                         --------
                                                                         --------

    The Managing Underwriters are Dillon, Read & Co. Inc. and Montgomery Securities.

    If any of the shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase such shares and if the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

    The shares of Common Stock offered hereby are being offered severally by the Underwriters for sale at the price set forth on the cover page hereof, or at such price less a concession not to exceed $ per share on sales to certain dealers. The Underwriters may allow, and such dealers may reallow, a concession not to exceed $ per share on sales to certain other dealers. The offering of the shares of Common Stock is made for delivery when, as, and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the shares are released for sale to the public, the public offering price, the concession and the reallowance may be changed by the Managing Underwriters.

    The Company has granted to the Underwriters an option to purchase up to an additional 375,000 shares of Common Stock on the same terms per share. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same proportion of the aggregate shares so purchased as the number of shares to be purchased by it shown in the above table bears to the total number of shares in such table. The Underwriters may exercise such option on or before the thirtieth day from the date of the public offering of the shares offered hereby and only to cover over-allotments made of the shares in connection with this Offering.


    The Company, its executive officers and directors and all of its existing stockholders and optionholders have agreed that they will not, without the prior written consent of Dillon, Read & Co. Inc., sell, contract to sell, grant any option to sell, transfer or otherwise dispose of, directly or indirectly, any shares of the Common Stock, or any securities convertible into, or exercisable or exchangeable for, Common Stock or warrants or other rights to purchase Common Stock, prior to the expiration of 180 days from the date of the consummation of this Offering, except that the Company may grant options and issue stock under its current stock option and stock purchase plans and pursuant to other currently outstanding options. In addition, during the 180-day lock-up period, the Company may issue shares of Common Stock in connection with acquisitions of products, technologies or businesses, provided that (i) any such shares shall be subject to the foregoing lock-up restrictions for the balance of the 180-day lock-up period remaining at the time of issuance and (ii) the Company notifies Dillon, Read & Co. Inc. in advance of any such issuance. In addition, in the event that during the first 90 days of the 180-day lock-up period the number of shares that the Company proposes to issue in connection with any such acquisition is in excess of 10% of the number of shares offered hereby, the Company will obtain the prior written consent of Dillon, Read & Co. Inc. to such issuance.


    The Company has agreed to indemnify the Underwriters against certain liabilities, including any liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    Prior to this Offering, there was no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock was determined by negotiation between the Managing Underwriters and the Company. Factors considered in determining such price were prevailing market conditions, the state of the Company's development, recent financial results of the Company, the future prospects of the Company and its industry, market valuations of securities of companies engaged in activities deemed by the Managing Underwriters to be similar to those of the Company, and other factors deemed relevant.

    The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, Menlo Park, California. As of the date of this Prospectus, certain members of Wilson Sonsini Goodrich & Rosati, Professional Corporation and investment partnerships of which such persons are partners beneficially own 7,914 shares of the Company's Common Stock.

                                    EXPERTS

    The consolidated balance sheets as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years ended December 31, 1995, 1994, and 1993 included in this Prospectus and Registration Statement have been so included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The statements in this Prospectus under the caption "Risk Factors--Reliance on Patents and Protection of Proprietary Technology" and "Business--Patents, Trade Secrets and Licenses" have been reviewed and approved by Myers, Uxa & Stout, special patent counsel to the Company, as experts in such matters, and are included herein in reliance upon such review and approval.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits and schedules filed therewith, may be inspected by anyone without charge at the Commission's principal office in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.

                              IMAGYN MEDICAL, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                Page
                                                                                                                -----
Report Of Independent Accountants..........................................................................         F-2
Consolidated Balance Sheets At December 31, 1994 And 1995, And At March 31, 1996 (unaudited)...............         F-3
Consolidated Statements Of Operations For The Years Ended December 31, 1993, 1994 And 1995, And For The
 Three Months Ended March 31, 1995 (unaudited) And For The Three Months Ended March 31, 1996 (unaudited)...         F-4
Consolidated Statements Of Stockholders' Deficit For The Years Ended December 31, 1993, 1994 And 1995 And
 For The Three Months Ended March 31, 1996 (unaudited).....................................................         F-5
Consolidated Statements Of Cash Flows For The Years Ended December 31, 1993, 1994 And 1995, And For The
 Three Months Ended March 31, 1995 (unaudited) And For The Three Months Ended March 31, 1996 (unaudited)...         F-6
Notes To Consolidated Financial Statements.................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Imagyn Medical, Inc.
Laguna Niguel, California

    We have audited the accompanying consolidated balance sheets of Imagyn Medical, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imagyn Medical, Inc. as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
Newport Beach, California
April 8, 1996

                              IMAGYN MEDICAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                                    ASSETS:

                                                                                                      UNAUDITED
                                                                                                      PRO FORMA
                                                               DECEMBER 31,            MARCH 31,    STOCKHOLDERS'
                                                       ----------------------------  -------------    EQUITY AT
                                                           1994           1995           1996       MARCH 31, 1996
                                                       -------------  -------------  -------------  --------------
                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................  $   2,021,359  $   2,359,773  $   3,277,055
  Short-term investments.............................                     6,980,454      4,495,338
  Restricted cash....................................                       131,000        131,000
  Accounts receivable, net of allowance for doubtful
   accounts of $60,000 in 1994, 1995 and March 31,
   1996..............................................        470,139        909,139      1,402,261
  Inventories........................................        996,457      1,063,867      1,255,863
  Other current assets...............................        147,343        172,760        199,983
                                                       -------------  -------------  -------------
      Total current assets...........................      3,635,298     11,616,993     10,761,500
Furniture, fixtures and equipment, net...............        459,412        389,787        430,750
Other assets.........................................         78,879         17,642        176,226
                                                       -------------  -------------  -------------
      Total assets...................................  $   4,173,589  $  12,024,422  $  11,368,476
                                                       -------------  -------------  -------------
                                                       -------------  -------------  -------------

                                     LIABILITIES, REDEEMABLE PREFERRED STOCK
                                       AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Accounts payable...................................  $     273,158  $     441,868  $     975,293
  Accrued salaries and benefits......................        142,293         83,158         94,390
  Accrued liabilities................................        547,546        660,889        896,071
                                                       -------------  -------------  -------------
      Total current liabilities......................        962,997      1,185,915      1,965,754
                                                       -------------  -------------  -------------
Deferred income......................................      1,000,000      1,000,000      1,000,000
                                                       -------------  -------------  -------------
Commitments and contingencies (Note 13)
Convertible redeemable preferred stock, 1,076,988,
 2,715,546 and 2,715,546 shares issued and
 outstanding in 1994, 1995 and March 31, 1996,
 respectively, no shares pro forma...................     20,122,343      9,935,981      9,935,981   $         --
                                                       -------------  -------------  -------------
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value, 5,000,000 shares
   authorized, no shares issued and outstanding......
  Common stock, no par value ($0.001 par value pro
   forma), 50,000,000 shares authorized, 353,278,
   1,995,361 and 2,036,194 shares issued and
   outstanding in 1994, 1995 and March 31, 1996,
   respectively, 4,751,740 shares pro forma..........        218,933     21,395,137     21,739,548          4,752
  Additional paid-in capital.........................                                                  31,670,777
  Unearned compensation..............................                      (753,640)      (964,911)      (964,911)
  Amounts due from stockholders......................       (293,000)      (195,900)      (195,900)      (195,900)
  Accumulated deficit................................    (17,837,684)   (20,543,071)   (22,111,996)   (22,111,996)
                                                       -------------  -------------  -------------  --------------
      Total stockholders' equity (deficit)...........    (17,911,751)       (97,474)    (1,533,259)  $  8,402,722
                                                       -------------  -------------  -------------  --------------
                                                                                                    --------------
      Total liabilities, redeemable preferred stock
       and stockholders' equity (deficit)............  $   4,173,589  $  12,024,422  $  11,368,476
                                                       -------------  -------------  -------------
                                                       -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                              IMAGYN MEDICAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     THREE MONTHS ENDED MARCH 31,
                                                 YEARS ENDED DECEMBER 31,
                                        -------------------------------------------  ----------------------------
                                            1993           1994           1995           1995           1996
                                        -------------  -------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
Net sales.............................  $   1,047,110  $   1,004,742  $   2,242,655  $     335,321  $   1,467,418
Cost of sales.........................      1,005,675      1,267,968      1,810,849        264,987      1,222,261
                                        -------------  -------------  -------------  -------------  -------------
    Gross profit (loss)...............         41,435       (263,226)       431,806         70,334        245,157
                                        -------------  -------------  -------------  -------------  -------------
Sales and marketing expenses..........      2,397,120      2,317,423      3,295,842        459,376        746,070
Research and development expenses.....      1,917,029      1,796,563      1,810,759        403,012        739,947
General and administrative expenses...        903,827      1,107,418      1,252,820        274,154        446,024
                                        -------------  -------------  -------------  -------------  -------------
                                            5,217,976      5,221,404      6,359,421      1,136,542      1,932,041
                                        -------------  -------------  -------------  -------------  -------------
Other operating income................                                    3,500,000
                                        -------------  -------------  -------------  -------------  -------------
    Loss from operations..............     (5,176,541)    (5,484,630)    (2,427,615)    (1,066,208)    (1,686,884)

Other income (expense), net:
  Interest income.....................        337,766        175,063        174,114         16,936        120,411
  Interest expense....................           (694)          (234)      (391,086)          (548)
                                        -------------  -------------  -------------  -------------  -------------
    Other income (expense), net.......        337,072        174,829       (216,972)        16,388        120,411
                                        -------------  -------------  -------------  -------------  -------------
    Loss before provision for income
     taxes............................     (4,839,469)    (5,309,801)    (2,644,587)    (1,049,820)    (1,566,473)
                                        -------------  -------------  -------------  -------------  -------------
Provision for income taxes............            800            800            800                         2,452
                                        -------------  -------------  -------------  -------------  -------------
    Net loss..........................  $  (4,840,269) $  (5,310,601) $  (2,645,387) $  (1,049,820) $  (1,568,925)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Net loss applicable to common
 stock................................  $  (4,920,269) $  (5,390,601) $  (2,705,387) $  (1,069,820) $  (1,568,925)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Net loss per common share and common
 equivalent share.....................  $       (1.16) $       (1.26) $       (0.59) $       (0.25) $       (0.29)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Weighted average common shares and
 common equivalent shares
 outstanding..........................      4,240,000      4,263,000      4,573,000      4,252,000      5,334,000
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                              IMAGYN MEDICAL, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                  COMMON STOCK                        AMOUNTS                      TOTAL
                                              ---------------------    UNEARNED       DUE FROM    ACCUMULATED   STOCKHOLDERS'
                                               SHARES      AMOUNT    COMPENSATION   STOCKHOLDERS    DEFICIT       DEFICIT
                                              ---------  ----------  -------------  ------------  ------------  ------------
Balances, January 1, 1993...................    285,058  $    2,413                                $(7,526,814)  $(7,524,401)
Common stock issued upon exercise of stock
 options....................................     18,255      43,104                                                  43,104
Accretion of convertible redeemable
 preferred stock............................                                                          (80,000)      (80,000)
Amount loaned to stockholders...............                                         $ (123,000)                   (123,000)
Net loss for the year ended December 31,
 1993.......................................                                                       (4,840,269)   (4,840,269)
                                              ---------  ----------  -------------  ------------  ------------  ------------
Balances, December 31, 1993.................    303,313      45,517                    (123,000)  (12,447,083)  (12,524,566)
Common stock issued upon exercise of stock
 options....................................      4,062       3,416                                                   3,416
Accretion of convertible redeemable
 preferred stock............................                                                          (80,000)      (80,000)
Amount due from stockholder from the sale of
 common stock...............................     45,903     170,000                    (170,000)
Net loss for the year ended December 31,
 1994.......................................                                                       (5,310,601)   (5,310,601)
                                              ---------  ----------  -------------  ------------  ------------  ------------
Balances, December 31, 1994.................    353,278     218,933                    (293,000)  (17,837,684)  (17,911,751)
Common stock issued upon conversion of
 preferred stock (less costs of $90,730)....  1,076,969  20,091,613                                              20,091,613
Common stock issued upon exercise of stock
 options....................................      1,576       2,953                                                   2,953
Cancelation of common stock and amount due
 from stockholder...........................    (45,903)   (170,000)                    170,000
Amount due from stockholder from sale of
 common stock...............................    328,069      72,900                     (72,900)
Issuance of bridge financing warrants,
 subsequently exchanged for common stock....    281,034     331,618                                                 331,618
Common stock issued for consulting
 services...................................        338       1,250                                                   1,250
Accretion of convertible redeemable
 preferred stock............................                                                          (60,000)      (60,000)
Unearned compensation related to stock
 options granted, net of cancelations of
 $14,557....................................                845,870    $(845,870)
Compensation related to stock options
 vesting....................................                              92,230                                     92,230
Net loss for the year ended December 31,
 1995.......................................                                                       (2,645,387)   (2,645,387)
                                              ---------  ----------  -------------  ------------  ------------  ------------
Balances, December 31, 1995.................  1,995,361  21,395,137     (753,640)      (195,900)  (20,543,071)      (97,474)
Common stock issued upon exercise of stock
 options (unaudited)........................     40,833      45,368                                                  45,368
Unearned compensation related to stock
 options granted (unaudited)................                299,043     (299,043)
Compensation related to stock options
 vesting (unaudited)........................                              87,772                                     87,772
Net loss for the three months ended March
 31, 1996 (unaudited).......................                                                       (1,568,925)   (1,568,925)
                                              ---------  ----------  -------------  ------------  ------------  ------------
Balances, March 31, 1996 (unaudited)........  2,036,194  $21,739,548   $(964,911)    $ (195,900)  ($22,111,996)  $(1,533,259)
                                              ---------  ----------  -------------  ------------  ------------  ------------
                                              ---------  ----------  -------------  ------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                              IMAGYN MEDICAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 THREE MONTHS ENDED MARCH
                                                                YEARS ENDED DECEMBER 31,                   31,
                                                          -------------------------------------  ------------------------
                                                             1993         1994         1995         1995         1996
                                                          -----------  -----------  -----------  -----------  -----------
                                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................................  $(4,840,269) $(5,310,601) $(2,645,387) $(1,049,820) $(1,568,925)
  Adjustments to reconcile net loss to net cash used by
   operating activities:
    Depreciation and amortization.......................      158,237      188,610      210,180       51,214       51,794
    Loss on disposal of furniture, fixtures and
     equipment..........................................                                 24,014
    Provision for doubtful accounts.....................                    60,000
    Noncash interest expense on bridge financing
     warrants...........................................                                331,618
    Common stock issued for consulting services.........                                  1,250
    Compensation related to stock options vesting.......                                 92,230                    87,772
    Increase in accounts receivable.....................     (119,822)    (285,860)    (439,000)     (82,202)    (493,122)
    (Increase) decrease in inventories..................     (428,160)      35,780      (67,410)    (104,331)    (191,996)
    (Increase) decrease in other current assets.........       70,640      (47,189)     (25,417)     (45,456)     (27,222)
    (Increase) decrease in other assets.................     (143,662)     127,413       58,837       31,377     (159,186)
    Increase (decrease) in accounts payable.............     (118,416)     (43,901)     168,710       18,040      533,425
    Increase (decrease) in accrued salaries and
     benefits...........................................        1,846       48,950      (59,135)     (31,416)      11,233
    Increase (decrease) in other accrued liabilities....       51,482      150,301      113,343      (24,237)     235,182
                                                          -----------  -----------  -----------  -----------  -----------
      Net cash used by operating activities.............   (5,368,124)  (5,076,497)  (2,236,167)  (1,236,831)  (1,521,045)
                                                          -----------  -----------  -----------  -----------  -----------
Cash flows from investing activities:
  Cash proceeds from sale of furniture, fixtures and
   equipment............................................                                    875
  Purchase of furniture, fixtures and equipment.........     (217,333)    (111,830)    (163,044)     (21,203)     (92,157)
  Purchase of short-term investments....................                             (6,980,454)                 (976,133)
  Sale of short-term investments........................                                                        3,461,249
  Loans to stockholders.................................      (48,000)     (75,000)
  Increase in restricted cash...........................                               (131,000)
                                                          -----------  -----------  -----------  -----------  -----------
      Net cash provided (used) by investing
       activities.......................................     (265,333)    (186,830)  (7,273,623)     (21,203)   2,392,959
                                                          -----------  -----------  -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of bridge financing notes......                              2,056,586
  Proceeds from sale of convertible redeemable preferred
   stock................................................                    12,339    7,879,395
  Costs of equity issuances.............................                                (90,730)
  Proceeds from exercise of stock options...............       43,104        3,416        2,953        2,953       45,368
                                                          -----------  -----------  -----------  -----------  -----------
      Net cash provided by financing activities.........       43,104       15,755    9,848,204        2,953       45,368
                                                          -----------  -----------  -----------  -----------  -----------
      Net increase (decrease) in cash and cash
       equivalents......................................   (5,590,353)  (5,247,572)     338,414   (1,255,081)     917,282
Cash and cash equivalents, beginning....................   12,859,284    7,268,931    2,021,359    2,021,359    2,359,773
                                                          -----------  -----------  -----------  -----------  -----------
Cash and cash equivalents, ending.......................  $ 7,268,931  $ 2,021,359  $ 2,359,773  $   766,278  $ 3,277,055
                                                          -----------  -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------  -----------
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for:
    Income taxes........................................  $       800  $       800  $       800  $        --  $     2,452
                                                          -----------  -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------  -----------
    Interest............................................  $       694  $       234  $    60,568  $       548  $        --
                                                          -----------  -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------  -----------
Supplemental schedule of noncash investing and financing
 activities:
  Sale of 45,903 shares of common stock to an officer in
   exchange for a promissory note. Such shares and
   promissory note were canceled in 1995................               $  (170,000) $   170,000
  Sale of 328,069 shares of common stock to an officer
   in exchange for a promissory note....................                                 72,900
  Accretion of Series C convertible redeemable preferred
   stock against the accumulated deficit................  $    80,000       80,000       60,000  $    20,000
  Accrual of stockholder loan that was not disbursed as
   of year-end..........................................       75,000
  Exchange of Series A, B and C convertible redeemable
   preferred stock for common stock.....................                             20,182,343
  Conversion of bridge financing notes to new Series A
   preferred stock......................................                              2,056,586
  Exchange of bridge financing warrants for common
   stock................................................                                331,618
  Common stock issued for consulting services...........                                  1,250
  Unearned compensation related to stock options
   granted..............................................                                845,870               $   299,043

  The accompanying notes are an integral part of these consolidated financial statements.

                              IMAGYN MEDICAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  The Company:
    Imagyn Medical, Inc. (the "Company") was incorporated in 1989. The Company designs, develops and markets micro-invasive, cost effective devices for the diagnosis and treatment of gynecological and reproductive disorders.

    Imagyn International, Inc. was organized as a wholly-owned subsidiary of the Company in 1993. Imagyn International, Inc. was created to facilitate the marketing, sales and distribution of the Company's products in international markets.

2.  Summary Of Significant Accounting Policies:

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

    REVENUE RECOGNITION

    Sales and related cost of goods sold are recognized when goods are shipped to customers. The majority of the Company's customers are distributors which sell goods to third-party end-users. The Company is not contractually obligated to repurchase any inventory from its distributors. The Company records a warranty accrual at the time of sale for estimated claims.

    RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash in banks, certificates of deposit, and short-term investments with acquired maturities of three months or less. The carrying amount of cash and cash equivalents approximates market value.

    SHORT-TERM INVESTMENTS

    The short-term investments are managed by an outside brokerage firm and consist primarily of commercial paper, certificates of deposit, and short-term bond instruments with acquired maturities of one year or less. The carrying amount of short-term investments is the cost plus interest earned as of December 31, 1995, which approximates market value.

    RESTRICTED CASH

    The Company collateralized a letter of credit in the amount of $117,187 with a certificate of deposit for $131,000. The certificate of deposit has an interest rate of 4.5% and a maturity date of June 30, 1996, and is therefore classified as a current asset on the accompanying consolidated balance sheet.

    INVENTORIES

    Inventories are stated at the lower of cost or market, cost being determined on the first-in, first-out (FIFO) basis.

    FURNITURE, FIXTURES AND EQUIPMENT

    Furniture, fixtures and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets which range from three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the related lease or its estimated useful life.

    Repairs and maintenance are expensed as incurred while renewals or betterments are capitalized. Upon the sale or retirement of furniture, fixtures and equipment, the accounts are relieved of the cost and the related accumulated depreciation and amortization, and any resulting gain or loss is included in operations.

                              IMAGYN MEDICAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.  Summary Of Significant Accounting Policies: (Continued)
    INCOME TAXES

    The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    COMMON STOCK OPTIONS

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a fair value based method of accounting for an employee stock option. Fair value of the stock option is determined by considering factors such as the exercise price, the expected life of the option, the current price of the underlying stock and its volatility, expected dividends on the stock and the risk-free interest rate for the expected term of the option. Under the fair value based method, compensation cost is measured as of the grant date based on the fair value of the award and is recognized over the service period. A company may elect to adopt SFAS No. 123 or elect to continue accounting for its stock option or similar equity awards using the intrinsic method, where compensation cost is measured at the date of grant based on the excess of the market value of the underlying stock over the exercise price. If a company elects not to adopt SFAS No. 123, then it must provide pro forma disclosure of net income and earnings per share, as if the fair value based method had been applied.

    SFAS No. 123 is effective for transactions entered into for fiscal years beginning after December 15, 1995. Pro forma disclosures for entities that elect to continue to measure compensation cost under the intrinsic method must include the effects of all awards granted in fiscal years that begin after December 15, 1994. It is currently anticipated that the Company will continue to account for stock-based compensation plans under the intrinsic method and the impact of SFAS No. 123 has not yet been determined.

    ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INTERIM FINANCIAL INFORMATION

    The financial information at March 31, 1996 and for the three month periods ended March 31, 1995 and 1996 is unaudited but includes all adjustments
(consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results of the March 31, 1996 period are not necessarily indicative of the results for the entire year.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the 1993 and 1994 consolidated financial statements to conform to the 1995 presentation.

3.  Recapitalization:
    On September 8, 1995, the Company completed an equity recapitalization (the "Recapitalization"). The following events occurred as part of the Recapitalization: (i) the conversion of all outstanding shares of Series A, Series B and Series C preferred stock on a 1-for-1 basis into shares of common stock, (ii) a reverse 1-for-5 split of all

                              IMAGYN MEDICAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.  Recapitalization: (Continued)
then outstanding common stock and common stock options, (iii) the issuance of 2,153,484 shares of new Series A Preferred stock at $3.66 per share for cash of $7,879,395, (iv) the conversion of outstanding bridge financing notes of $2,056,586 into 562,062 shares of new Series A preferred stock, (v) conversion of bridge financing warrants into 281,034 shares of common stock, and (vi) amendments to the stock option plans.

    Prior to the completion of the Recapitalization, the Company obtained $2,056,586 in bridge note financing. Interest at the rate of prime plus 1%, and totaling $59,468, was paid in cash. In addition, the Company granted a warrant to purchase a share of the new Series A preferred stock for $3.66 per share, for each two shares of new Series A preferred stock received after conversion of the bridge financing notes, or total warrants to acquire 281,034 shares of new Series A preferred stock (the "bridge financing warrants"). These bridge financing warrants were later exchanged for 281,034 shares of common stock for no additional consideration in the Recapitalization. The Company has recognized a one-time non-cash charge of $331,618 to interest expense in connection with this transaction, with such amount representing the then fair market value, as determined by an independent third-party valuation, of such shares.

    All share and per share amounts have been adjusted to give retroactive effect to the reverse stock split for all periods presented.

4.  Related Party Transactions:
    During 1994, the Company sold 45,903 shares of common stock to an officer of the Company in exchange for a $170,000 recourse promissory note. These shares were returned to the Company and the promissory note was canceled in August 1995 as part of the Company's Recapitalization. On October 31, 1995, the Company sold 328,069 shares of common stock to the same officer in exchange for a $72,900 recourse promissory note. The promissory note bears interest at 6.31% per annum with all principal and interest due on October 30, 2000. The promissory note is collateralized by the related shares of common stock. The Company has an option to repurchase the shares at $0.222 per share. The repurchase option, which matches the vesting terms of the shares, expires with respect to 35% of the shares on September 7, 1996 and, for the remaining shares, on a monthly pro rata basis through September 7, 1998.

    The Company has a License Agreement with two of its stockholders relating to patents, patent applications and other know-how on certain medical equipment technology. Royalties pursuant to the License Agreement are payable for a period of ten years following the date of the first commercial sale or the expiration date of the last applicable patent, whichever occurs later. For the years ended December 31, 1993, 1994 and 1995, total royalty expense under this agreement was $14,226, $18,703 and $28,315, respectively.

    During 1993, the Company loaned two stockholders $75,000 and $48,000, respectively. The loans bear interest at 4.92% and 5%, respectively, and have five-year terms. The loans are collateralized by shares of the Company's common stock. Subsequent to December 31, 1995, terms of the $75,000 loan were amended to provide for the payment of principal and interest on the earlier of: (i) the date on which the Company files a registration statement on Form S-1 for the sale of common stock, or (ii) June 30, 1996.

    During 1992, the Company entered into a License, Manufacturing and Distribution Agreement (the "Agreement") with Terumo Corporation ("Terumo"), a stockholder, granting Terumo the right to manufacture and distribute the Company's products in Japan. Under the terms of the Agreement, Terumo was required to pay the Company $1.1 million, nonrefundable, for the right to distribute the Company's products in Japan and $1 million as a license fee for the right to manufacture certain of the Company's products for sale in Japan. The Agreement also requires Terumo to pay royalties to the Company upon sales of products manufactured by Terumo under the terms of the Agreement. The Company is required to provide manufacturing know-how, training and documentation to Terumo for the purpose of establishing manufacturing capability relating to such products within two years after Japanese government approval of the product, which was obtained in August 1995. In the event the Company does

                              IMAGYN MEDICAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.  Related Party Transactions: (Continued)
not meet its obligation for the transfer of manufacturing know-how, the license fee is subject to refund with interest at 10%. Based on the Company's continuing obligations under the license portion of the Agreement, the Company has deferred income recognition of the $1 million license fee.

5.  Cash And Cash Equivalents:
    Cash and cash equivalents consisted of the following:

                                                             December 31,          March 31,
                                                      --------------------------  ------------
                                                          1994          1995          1996
                                                      ------------  ------------  ------------
                                                                                  (unaudited)
Cash................................................  $     89,914  $    189,664   $   26,903
Cash equivalents....................................     1,931,445     2,170,109    3,250,152
                                                      ------------  ------------  ------------
                                                      $  2,021,359  $  2,359,773   $3,277,055
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    The cash equivalents are  managed by an outside  brokerage firm and  consist
primarily   of  money  market  funds,   commercial  paper  and  short-term  bond
instruments with initial maturities of 90 days or less.

6.  Inventories:
    Inventories consisted of the following:

                                                              December 31,         March 31,
                                                        ------------------------  ------------
                                                           1994         1995          1996
                                                        ----------  ------------  ------------
                                                                                  (unaudited)
Raw material..........................................  $  278,298  $    372,730   $  528,803
Work in-process.......................................     221,490       248,097      273,458
Finished goods........................................     496,669       443,040      453,602
                                                        ----------  ------------  ------------
                                                        $  996,457  $  1,063,867   $1,255,863
                                                        ----------  ------------  ------------
                                                        ----------  ------------  ------------

7.  Furniture, Fixtures And Equipment:
    Furniture, fixtures and equipment consisted of the following:

                                                             December 31,          March 31,
                                                      --------------------------  ------------
                                                          1994          1995          1996
                                                      ------------  ------------  ------------
                                                                                  (unaudited)
Equipment...........................................  $    743,601  $    859,603   $  914,572
Furniture and fixtures..............................       136,771       133,451      164,199
Leasehold improvements..............................        78,930        77,929       84,369
                                                      ------------  ------------  ------------
                                                           959,302     1,070,983    1,163,140
Accumulated depreciation and amortization...........      (499,890)     (681,196)    (732,390)
                                                      ------------  ------------  ------------
                                                      $    459,412  $    389,787   $  430,750
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                              IMAGYN MEDICAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.  Accrued Liabilities:
    Accrued liabilities consisted of the following:

                                                               December 31,        March 31,
                                                          ----------------------  ------------
                                                             1994        1995         1996
                                                          ----------  ----------  ------------
                                                                                  (unaudited)
Warranty expenses.......................................  $  106,829  $  204,348   $  417,498
Distributor termination expenses........................     200,000     325,000      227,730
Deferred offering costs.................................                              131,652
Employee relocation expenses............................     116,000
Foreign branch assessments..............................      53,500      30,000       30,000
Other...................................................      71,217     101,541       89,191
                                                          ----------  ----------  ------------
                                                          $  547,546  $  660,889   $  896,071
                                                          ----------  ----------  ------------
                                                          ----------  ----------  ------------

9.  Income Taxes:
    The following table presents the current and deferred income tax provision for federal and state income taxes:

                                                                            Years Ended December 31,
                                                                         -------------------------------
                                                                           1993       1994       1995
                                                                         ---------  ---------  ---------
Current:
  Federal..............................................................  $  --      $  --      $  --
  State................................................................        800        800        800
                                                                               ---        ---        ---
                                                                               800        800        800
                                                                               ---        ---        ---
Deferred:
  Federal..............................................................     --         --         --
  State................................................................     --         --         --
                                                                               ---        ---        ---
                                                                         $     800  $     800  $     800
                                                                               ---        ---        ---
                                                                               ---        ---        ---

    The tax effects of temporary differences which give rise to the deferred tax provision (benefit) for the years ended December 31, consist of:

                                                                  1993          1994           1995
                                                              ------------  -------------  -------------
Property and equipment......................................  $    (26,922)                $     (26,920)
Accrued liabilities.........................................        22,291  $     (40,132)        21,978
Capitalized costs...........................................      (327,035)      (169,225)       301,985
Accounts receivable allowance...............................                      (25,980)
Inventory reserve...........................................                     (248,326)      (119,075)
Stock options...............................................                                     (39,936)
Income tax credit carryforwards.............................      (161,916)      (154,133)      (100,002)
Net operating loss carryforwards............................    (1,585,404)    (1,419,836)    (1,202,514)
Other.......................................................                       (1,185)           858
                                                              ------------  -------------  -------------
                                                                (2,078,986)    (2,058,817)    (1,163,626)
Valuation allowance.........................................     2,078,986      2,058,817      1,163,626
                                                              ------------  -------------  -------------
                                                              $    --       $    --        $    --
                                                              ------------  -------------  -------------
                                                              ------------  -------------  -------------

                              IMAGYN MEDICAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.  Income Taxes: (Continued)
    The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate as follows:

                                                                                      Years Ended
                                                                                     December 31,
                                                                         -------------------------------------
                                                                            1993         1994         1995
                                                                         -----------  -----------  -----------
Statutory regular federal income tax rate..............................      (34.0)%      (34.0)%      (34.0)%
Change in valuation allowance..........................................       35.5         35.2         36.1
Other..................................................................       (1.5)        (1.2)        (2.1)
                                                                             -----        -----        -----
Effective tax rate.....................................................        0.0%         0.0%         0.0%
                                                                             -----        -----        -----
                                                                             -----        -----        -----

    The components of the deferred tax assets at December 31 are as follows:

                                                                               1994           1995
                                                                           -------------  -------------
Deferred revenue.........................................................  $     433,000  $     433,000
Capitalized costs........................................................      2,167,500      1,892,449
Accrued liabilities......................................................        141,590        119,883
Accounts receivable allowance............................................         25,980         25,980
Inventory reserve........................................................        248,326        367,401
Stock options............................................................                        39,936
Income tax credit carryforwards..........................................        704,925        804,927
Net operating loss carryforwards.........................................      3,554,081      4,756,867
Other....................................................................          1,415
                                                                           -------------  -------------
                                                                               7,276,817      8,440,443
Valuation allowance......................................................     (7,276,817)    (8,440,443)
                                                                           -------------  -------------
Net deferred tax assets..................................................  $    --        $    --
                                                                           -------------  -------------
                                                                           -------------  -------------

    At December 31, 1995, the Company had net operating loss carryforwards for federal and state purposes of approximately $12,400,000 and $5,900,000, respectively. The net operating loss carryforwards begin expiring in 2005 and 1997, respectively. The Company also has research and experimentation credit carryforwards for federal and state purposes of approximately $560,000 and $220,000, respectively. The research and experimentation credits begin to expire in 2005 for federal purposes and carry forward indefinitely for state purposes. The Company has federal foreign tax credit carryforwards of approximately $25,000 which expire in 1998. The utilization of net operating loss and tax credit carryforwards will be subject to a substantial annual limitation due to the ownership change limitations under the provisions of Internal Revenue Code
Section 382 and similar state provisions. The annual limitation is likely to result in the expiration of most of the Company's net operating loss and tax credit carryforwards before full utilization.

10. Convertible Redeemable Preferred Stock:
    All previously outstanding Series A, B and C Convertible Redeemable Preferred Stock was converted to common stock on a 1-for-1 basis as part of the Company's Recapitalization and the new Series A preferred stock was then issued (Note 3).

NEW SERIES A                                                                     Shares       Amount
- -----------------------------------------------------------------------------  ----------  ------------
Balance, December 31, 1995...................................................   2,715,546  $  9,935,981
                                                                               ----------  ------------
                                                                               ----------  ------------

    The Company is authorized to issue 5,000,000 shares, no par value, new Series A and 5,000,000 shares, no par value, new Series A1 Voting Convertible Redeemable Preferred Stock. There were no shares issued of new Series A1 preferred stock as of December 31, 1995.

                              IMAGYN MEDICAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Convertible Redeemable Preferred Stock: (Continued)
    The holders of new Series A and new Series A1 preferred stock are entitled to voting rights equal to the number of shares of common stock into which the shares of preferred stock could be converted.

    The holders of new Series A and new Series A1 preferred stock are entitled to noncumulative dividends at an annual rate of $.33 per share, when declared, and can convert their shares, at any time, into shares of common stock at a conversion price of $3.66 per share, with adjustments to the conversion price as defined in the Company's Articles of Incorporation. No dividends have been declared as of December 31, 1995. The preferred shares automatically convert to common stock on the closing of a public offering of the Company's common stock if aggregate gross proceeds exceed $15,000,000 and the per share issuance price is equal to or greater than $7.41. Holders of new Series A preferred stock have the right of first refusal to purchase a pro rata portion of certain new equity securities offered by the Company.

    The new Series A and new Series A1 preferred stock have a liquidation preference (the "liquidation preference") of $3.66 per share plus any declared and unpaid dividends. After the payment or setting apart of this liquidation preference, the holders of new Series A, new Series A1 and common stock shall receive pro rata, on an as converted basis, the remaining assets of the Company until such time the holders of new Series A and new Series A1 have received aggregate liquidation distributions of $10.98 per share. Thereafter, any remaining assets will be distributed to the holders of common stock.

    A majority of the Series A and Series A1 preferred stockholders may elect a mandatory redemption after December 31, 2002 at $3.66 per share, payable in two equal annual installments.

    SERIES C (RETIRED)

    The excess of the redemption value over the carrying value of the old Series C preferred stock of $400,000 was being accreted beginning January 1, 1993 by annual charges to retained earnings of $80,000 using the straight-line method which approximated the interest method. The 1995 accretion through the Recapitalization date was $60,000.

11. 1990 Incentive Stock Option Plan:
    The Company had a 1990 Incentive Stock Option Plan (the "1990 Option Plan") under which options were granted at the then estimated fair market value of the Company's common stock as determined by the Board of Directors. The 1990 Option Plan was terminated during the Recapitalization and outstanding options, except for the options to acquire 40,833 shares of common stock discussed below, were canceled. Certain of the canceled options were replaced with new options under the 1995 Stock Plan.

                              IMAGYN MEDICAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. 1990 Incentive Stock Option Plan: (Continued)
    A summary of the option activity under the 1990 Option Plan is as follows:

                                                                             Shares       Option Price
                                                                         Under Options     Per Share
                                                                         --------------  --------------
Outstanding at January 1, 1993.........................................       114,994    $0.37 - $2.22
Granted................................................................        29,027        $3.70
Exercised..............................................................       (18,255)   $0.37 - $3.70
Canceled...............................................................       (13,236)   $0.37 - $3.70
                                                                         --------------  --------------
Outstanding at December 31, 1993.......................................       112,530    $0.37 - $3.70
Granted................................................................        53,316        $3.70
Exercised..............................................................        (4,062)   $0.37 - $3.70
Canceled...............................................................       (19,484)   $0.37 - $3.70
                                                                         --------------  --------------
Outstanding at December 31, 1994.......................................       142,300    $0.37 - $3.70
Granted................................................................        29,635        $0.74
Exercised..............................................................        (1,914)   $0.37 - $0.44
Canceled...............................................................      (129,188)   $0.37 - $3.70
                                                                         --------------  --------------
Outstanding at December 31, 1995.......................................        40,833        $1.11
Exercised (unaudited)..................................................       (40,833)       $1.11
                                                                         --------------  --------------
Outstanding at March 31, 1996 (unaudited)..............................        --              --
                                                                         --------------  --------------
                                                                         --------------  --------------

12. 1995 Stock Plan:
    The Company has adopted the 1995 Stock Plan (the "1995 Stock Plan") under which options may be granted to purchase up to 1,074,002 shares of common stock less the 40,833 outstanding shares under option at December 31, 1995 from the 1990 Option Plan. The 1995 Stock Plan provides for the options issued to be either incentive stock options or nonstatutory stock options as defined under
Section 422A of the Internal Revenue Code. The exercise price of the shares under option shall equal or exceed 85% and 100% of the fair market value of the shares at the date of option grant for nonqualified and incentive stock options, respectively. The 1995 Stock Plan expires in the year 2005 unless terminated earlier. The options generally vest over a 3-4 year period.

    The term of any stock option may not exceed 10 years from the date of grant except for an incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company, in which case the term of the option shall be five years.

    A summary of the option activity under the 1995 Stock Plan is as follows:

                                                                           Shares        Option Price
                                                                       Under Options       Per Share
                                                                       --------------  -----------------
Granted..............................................................       888,765         $0.222
Exercised............................................................      (328,069)        $0.222
Canceled.............................................................       (15,797)        $0.222
                                                                       --------------  -----------------
Outstanding at December 31, 1995.....................................       544,899         $0.222
Granted (unaudited)..................................................        99,908     $0.222 - $7.406
                                                                       --------------  -----------------
Outstanding at March 31, 1996 (unaudited)............................       644,807     $0.222 - $7.406
                                                                       --------------  -----------------
                                                                       --------------  -----------------
Exercisable at March 31, 1996 (unaudited)............................         8,162         $0.222
                                                                       --------------  -----------------
                                                                       --------------  -----------------

                              IMAGYN MEDICAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. 1995 Stock Plan: (Continued)
    The difference between the exercise price and the fair market value, as determined by an independent third-party valuation, of the options at the date of grant of $845,870, net of cancelations of $14,557, at December 31, 1995, is accounted for as unearned compensation and will be amortized to expense over the related service period. During the three months ended March 31, 1996, an additional $299,043 of unearned compensation was recognized. During the year ended December 31, 1995, amortized compensation expense was $92,230, and for the three months ended March 31, 1996 amortized compensation expense was $87,772.

13. Commitments And Contingencies:

    LEASES

    The Company leases office and manufacturing facilities in the United States having a noncancellable lease term of 36 months. In addition, the Company leases office equipment with lease terms ranging from 21 to 36 months. As of December 31, 1995, future minimum annual lease payments for the years ending December 31 are as follows:

1996......................................................................  $ 169,064
1997......................................................................    168,121
1998......................................................................    165,792
                                                                            ---------
                                                                            $ 502,977
                                                                            ---------
                                                                            ---------

    Rent expense for the years ended December 31, 1993, 1994 and 1995 was approximately $216,300, $210,900 and $202,400, respectively.

    401(K) PLAN

    The Company has a 401(k) Profit Sharing Plan (the "401(k) Plan"), which is a defined contribution plan for all Company employees who have reached age 21 and have completed at least 1,000 hours of service. The 401(k) Plan is self-contributory. The Company may, at its discretion, contribute to the Plan in an amount not to exceed 12% of the employee's contribution. There were no Company contributions in 1993, 1994 or 1995.

    MANAGEMENT INCENTIVE BONUS PROGRAMS

    During 1995, the Company approved a Management Incentive Bonus Program (the "Bonus Plan") for directors and officers. The Bonus Plan provides for bonuses of up to 20% of base compensation, provided certain specific performance criteria are met. No bonuses were payable for 1995 unless the Company achieved 90% or more of both its 1995 operating plan revenues and operating profit. No amounts were due or paid in 1995 under this 1995 Bonus Plan. A similar bonus plan was in effect in 1994, and $24,549 was earned under that plan.

    During 1995, the Company established a European Sales Incentive Program which provides, for eligible employees based in Europe, for additional compensation provided specific performance criteria are met. During the year ended December 31, 1995, $7,748 was earned and paid under this European Program.

    EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with its President and Chief Executive Officer and Director of European Sales. These agreements provide for a minimum annual salary through 1996 and may be terminated by either party. The agreements also contain severance provisions which grant the employees the right to receive salary and benefits, as individually defined, if such employee's employment is terminated by the Company without cause.

    DISTRIBUTION AGREEMENT

    In 1995, the Company entered into an agreement whereby another company was appointed as the Company's distributor for certain products in certain territories. The agreement required nonrefundable payments in the

                              IMAGYN MEDICAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Commitments And Contingencies: (Continued)
amount of $3,500,000 which were received by the Company during the year ended December 31, 1995 and are included in operations on the accompanying consolidated statement of operations as other operating income. The agreement does not have a fixed term.

14. Net Loss Per Common Share:
    Net loss per common share is based on reported net loss, with such reported net loss increased for accretion of the Series C preferred stock. The resulting amount is presented below as loss applicable to common stock.

    Such loss applicable to common stock in each period presented is divided by the weighted average number of outstanding common shares which, along with shares issuable under other equity securities, have been computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin ("SAB") Topic 4-D. The SAB requires that common stock issued by the Company in the twelve months immediately preceding a proposed public offering plus the number of common equivalent shares which become issuable during the same period pursuant to the issuance of warrants or grant of stock options (using the modified treasury stock method), and issuance of convertible preferred stock, at prices less than the per share initial public offering price be included in the calculation of common stock and common stock equivalent shares as if they were outstanding for all periods presented.

                                                                                                            For The Three Months
                                                                                                              Ended March 31,
                                                      For The Years Ended December 31,                          (unaudited)
                                   ----------------------------------------------------------------------  ----------------------
                                            1993                    1994                    1995                    1995
                                   ----------------------  ----------------------  ----------------------  ----------------------
                                     Amount     Per Share    Amount     Per Share    Amount     Per Share    Amount     Per Share
                                   -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                                               (in thousands, except per share data)
Reported net loss................   $  (4,840)  $   (1.14)  $  (5,311)  $   (1.24)  $  (2,645)  $   (0.58)  $  (1,050)  $   (0.25)
Adjustment for accretion of
 Series C preferred stock........         (80)  $   (0.02)        (80)  $   (0.02)        (60)  $   (0.01)        (20)         --
                                   -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
Net loss applicable to common
 stock and net loss per common
 share and common equivalent
 share...........................   $  (4,920)  $   (1.16)  $  (5,391)  $   (1.26)  $  (2,705)  $   (0.59)  $  (1,070)  $   (0.25)
                                   -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                   -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
Weighted average number of:
  Common shares..................         573                     596                     922                     585
  Common equivalent shares.......       3,667                   3,667                   3,651                   3,667
                                   -----------             -----------             -----------             -----------
Weighted average common shares
 and common equivalent shares
 outstanding.....................       4,240                   4,263                   4,573                   4,252
                                   -----------             -----------             -----------             -----------
                                   -----------             -----------             -----------             -----------


                                            1996
                                   ----------------------
                                     Amount     Per Share
                                   -----------  ---------

Reported net loss................   $  (1,569)  $   (0.29)
Adjustment for accretion of
 Series C preferred stock........          --          --
                                   -----------  ---------
Net loss applicable to common
 stock and net loss per common
 share and common equivalent
 share...........................   $  (1,569)  $   (0.29)
                                   -----------  ---------
                                   -----------  ---------
Weighted average number of:
  Common shares..................       1,995
  Common equivalent shares.......       3,339
                                   -----------
Weighted average common shares
 and common equivalent shares
 outstanding.....................       5,334
                                   -----------
                                   -----------

    Primary and fully-diluted loss per share amounts do not differ.

15. Pro Forma Financial Statement Information:
    Upon the closing of the Company's initial public offering, each outstanding share of the Company's preferred stock will be converted automatically to common stock. The pro forma effect of the conversion has been presented as a separate column in the Company's consolidated balance sheet assuming the conversion had occurred as of March 31, 1996.

    Shares used in computing net loss per share are the same as for the pro forma net loss per share calculation since all convertible preferred stock was included in the shares used for historical net loss per share in accordance with SAB Topic 4-D.

                              IMAGYN MEDICAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Credit Risk:
    The Company maintains cash deposits at a bank. As of December 31, 1994 and 1995, the Company had cash on deposit of $89,696 and $270,316, respectively, in excess of the federally-insured limit.

    The Company's customers are primarily physicians and hospitals in the United States and certain foreign countries, and domestic and international distributors. The two largest customers accounted for approximately 40% and 56% of accounts receivable at December 31, 1994 and 1995, respectively. One customer accounted for approximately 75% of accounts receivable at March 31, 1996. The two largest customers totaled approximately 38% and 25% of sales for the years ended December 31, 1993 and 1994, respectively, and the three largest customers totaled approximately 43% of sales for the year ended December 31, 1995. One customer totaled approximately 89% of sales for the three months ended March 31, 1996.

    The Company reviews a customer's credit history before extending credit and may require an international customer to provide an irrevocable letter of credit drawn on a bank previously approved by the Company. The Company establishes allowances for doubtful accounts based upon factors surrounding the credit risk of specific customers. The accounting loss, should a customer be unable to meet its obligation to the Company, would be equal to the recorded account receivable.

17. Segment Information:
    The Company's products are sold in the following geographic regions:

                                                                                  For The Three Months
                                            For The Years Ended December 31,         Ended March 31,
                                        ----------------------------------------  ---------------------
                                            1993          1994          1995              1996
                                        ------------  ------------  ------------  ---------------------
                                                                                       (unaudited)
United States.........................  $     21,885  $      2,475  $    639,796      $   1,360,315
Japan.................................       289,900        27,342       553,565             13,825
Europe................................       450,434       664,293       684,986             52,068
Australia.............................        20,789       149,048       228,104             38,700
Other.................................       264,102       161,584       136,204              2,510
                                        ------------  ------------  ------------         ----------
                                        $  1,047,110  $  1,004,742  $  2,242,655      $   1,467,418
                                        ------------  ------------  ------------         ----------
                                        ------------  ------------  ------------         ----------

18. Subsequent Events:
    On April 8, 1996 the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the offering is consummated under terms presently anticipated, all of the currently outstanding preferred stock will automatically convert to 2,715,546 shares of common stock.

    In  conjunction  with  this  registration,   the  Board  of  Directors   and
stockholders approved a 1 for 1.4814 reverse stock split of all outstanding common stock, preferred stock and common stock options. All share and per share amounts have been adjusted to give retroactive effect to the reverse stock split for all periods presented.

    In April 1996 the Board of Directors adopted the 1996 Director Option Plan and the 1996 Employee Stock Purchase Plan and reserved 200,000 and 200,000 shares of common stock, respectively, for issuance thereunder. The Company also authorized 50,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock.

    From January through April 1, 1996, the Company granted 120,160 options to purchase common stock pursuant to the 1995 Stock Plan at exercise prices from $0.222 to $8.888 per share and approved an increase in the number of shares reserved under the 1995 Stock Plan to 1,675,000.

                         Imagyn Micro-Invasive Systems
     Address a broad continuum of gynecological and reproductive disorders

[photo of components of MicroLap    [photo of components of Ovation
system]                             Falloposcopy system and Ovation
                                    Tubal Recanalization system]

THE MICROLAP SYSTEM                 THE OVATION FALLOPOSCOPY SYSTEM
                                    THE OVATION TUBAL RECANALIZATION
                                    SYSTEM

- - Pelvic pain                       - Fallopian tube diagnosis
- - Tubal sterilization               - Tubal recanalization
- - Infertility assessment

[photo of components of Ovation     [photo of components of MicroSpan
IUI system]                         system]

THE OVATION IUI SYSTEM              THE MICROSPAN SYSTEM

- - Intrauterine insemination                     - Uterine disorders
                                                - Abnormal uterine
                                                bleeding
                                                - Infertility
                                                assessment


THE COMPANY'S MICROSPAN MICROHYSTEROSCOPY SYSTEM HAS NOT BEEN CLEARED BY THE FDA FOR COMMERCIAL SALE IN THE UNITED STATES. THE OVATION FALLOPOSCOPY AND TUBAL RECANALIZATION SYSTEMS ARE INVESTIGATIONAL DEVICES AND HAVE NOT BEEN APPROVED BY THE FDA FOR COMMERCIAL SALE IN THE UNITED STATES. THE PROCESS OF OBTAINING FDA CLEARANCE OR APPROVAL MAY BE LENGTHY, AND THERE CAN BE NO ASSURANCE THAT THE MICROSPAN AND OVATION SYSTEMS WILL BE CLEARED OR APPROVED BY THE FDA.

- ------------------------------------------------
                                ------------------------------------------------
- ------------------------------------------------
                                ------------------------------------------------

    No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained herein, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, shares of Common Stock in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                                               Page
                                               -----
Prospectus Summary........................           3
Risk Factors..............................           5
The Company...............................          16
Use of Proceeds...........................          16
Dividend Policy...........................          16
Capitalization............................          17
Dilution..................................          18
Selected Consolidated Financial Data......          19
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations...............................          20
Business..................................          25
Management................................          48
Certain Transactions......................          56
Principal Stockholders....................          58
Description of Capital Stock..............          60
Shares Eligible for Future Sale...........          61
Underwriting..............................          63
Legal Matters.............................          64
Experts...................................          64
Additional Information....................          64
Index to Consolidated Financial
 Statements...............................         F-1

                            ------------------------

    Until               , 1996 (25  days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

[IMAGYN LOGO]

                            ------------------------

                                2,500,000 Shares

                                  Common Stock

                                   PROSPECTUS
                                           , 1996

                         ------------------------------

                            DILLON, READ & CO. INC.

                             MONTGOMERY SECURITIES

- ------------------------------------------------
                                ------------------------------------------------
- ------------------------------------------------
                                ------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The   following  table  sets  forth  the  costs  and  expenses,  other  than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.


SEC registration fee..................................................  $ 14,871
NASD filing fee.......................................................     4,238
Nasdaq National Market application and listing fee....................    40,000
Printing and engraving costs..........................................   110,000
Legal fees and expenses...............................................   225,000
Accounting fees and expenses..........................................   125,000
Blue Sky fees and expenses............................................    25,000
Transfer Agent and Registrar fees.....................................     5,000
Valuation Study.......................................................    25,000
Directors and Officers Liability Insurance............................   200,000
Miscellaneous expenses................................................    25,891
                                                                        --------
    Total.............................................................  $800,000
                                                                        --------
                                                                        --------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

    The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Between May 1993 and April 1995 Registrant issued 24,240 shares of Common Stock to a total of eleven employees and consultants pursuant to exercise of options to purchase Common Stock for an aggregate purchase price of $48,693 with a weighted average exercise price of approximately $2.01 per share.

    In September 1994, Registrant issued 335 shares of Series C Preferred Stock to one venture capital investor at a price of $36.63 per share for an aggregate purchase price of $12,239.

    In October 1994, Registrant issued 45,903 shares to Franklin D. Brown, President, Chief Executive Officer and Chairman of the Board of Registrant, at a price of $3.70 per share for an aggregate purchase price of $170,000, which was paid with a promissory note. Such shares were repurchased by the Company in August 1995 for the same consideration exchanged by Mr. Brown to purchase them.

    In April 1995, Registrant issued 338 shares of Common Stock to two consultants to Registrant at a price of $3.70 per share for an aggregate purchase price of $1,250.

    From May to August 1995, Registrant issued 281,034 warrants for no additional consideration to a total of seven venture capital, institutional and individual investors in connection with Registrant's bridge loan financing issuance of $2,056,586 of subordinated promissory notes, convertible into shares of New Series A Preferred Stock, at 9% interest.

    In September 1995, Registrant sold 2,715,546 shares of New Series A Preferred Stock to a total of twelve venture capital, institutional and individual investors at a price of $3.66 per share, which sale included the conversion of the subordinated promissory notes described in the previous paragraph. The aggregate purchase price consisted of $7,879,691 in cash and $2,056,587 of subordinated promissory notes. Pursuant to such sale, a recapitalization of Registrant was performed to convert all of the outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into Common Stock and the warrants described in the previous paragraph were exchanged for 281,034 shares of Common Stock for no additional consideration. In contemplation of such recapitalization, a one-for-five reverse stock split was effected in August 1995.

    In October 1995, Registrant sold 328,069 shares of Common Stock to Mr. Brown at a purchase price of $0.22 per share pursuant to a stock purchase agreement. A separate agreement dated April 1996 provided Registrant with a right to repurchase such shares, at a price of $0.22 per share for an aggregate purchase price of $72,900. Such shares are subject to a repurchase option which expires with respect to 35% of the shares in September 1996 and the remainder on a monthly pro rata basis through September 1998.

    In March 1996, Registrant issued 40,833 shares of Common Stock to Glen French, a former director and officer of Registrant at a price of $1.11 per share for an aggregate purchase price of $46,368 pursuant to exercise of options under the 1990 Option Plan.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act of 1933 in reliance on section 4(2) thereof, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) thereof, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A)   EXHIBITS


   1.1+    Form of Underwriting Agreement.
   2.1+    Form of Merger Agreement for Delaware reincorporation.
   3.1+    Restated  Articles  of  Incorporation  of  Imagyn  Medical,  Inc.,  a California
            corporation, as currently in effect.
   3.2+    Bylaws of  Imagyn  Medical, Inc.,  a  California corporation,  as  currently  in effect.
   3.3+    Certificate of Incorporation of Imagyn Medical, Inc., a Delaware corporation, as in effect immediately following reincorporation.
   3.4+    Form  of  Restated  Certificate  of Incorporation  of  Imagyn  Medical,  Inc., a
            Delaware corporation, to be filed after the closing of the offering made  under this Registration Statement.
   3.5+    Bylaws of Imagyn Medical, Inc., a Delaware corporation, as in effect immediately following reincorporation.
   4.1+    Specimen Common Stock Certificate.
   5.1+    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
  10.1+    Form  of Indemnification  Agreement between  Imagyn Medical,  Inc., a California corporation, and each of its directors and officers.
  10.2+    1995 Stock Plan and form of Stock Option Agreement thereunder.
  10.3+    1996 Director Option Plan and form of Director Option Agreement.
  10.4+    1996 Employee Stock Purchase Plan and form of Subscription Agreement.

  10.5+    License Agreement dated September  1, 1992 between  Otmar Bauer, M.D.  ("Bauer")
            and Registrant.
  10.6+    Amendment dated April 1, 1994 to Exhibit 10.5 between Bauer and Registrant.
  10.7+-   License  Agreement  dated  January  12, 1990  among  Baxter  International, Inc.
  DIAMOND-  ("Baxter"),  Thomas  J.  Fogarty  ("Fogarty")  and  Gyntech  MedSystems,   Inc.
            (predecessor to Registrant).
  10.8+    Letter  Agreement dated October 29, 1992  between Baxter and Registrant relating to Exhibit 10.7.
  10.9+-   Amendment dated September  30, 1992 to  Exhibit 10.7 among  Baxter, Fogarty  and
  DIAMOND-  Registrant.
  10.10+   Lease  of primary office  space dated December 21,  1995 between Birtcher Niguel and Registrant.
  10.11+-  License, Manufacturing  and  Distribution  Agreement  dated  November  30,  1992
  DIAMOND-  between Registrant and Terumo Corporation.
  10.12+-  Distributorship  Agreement dated October 23,  1995 between Registrant and United
  DIAMOND-  States Surgical Corporation ("USSC").
  10.13+-  Amendment dated February 20, 1993 to Exhibit 10.12 between USSC and Registrant.
  DIAMOND-
  10.14+   Employment Agreement  dated  October 10,  1994  between Franklin  D.  Brown  and
            Registrant.
  10.15+   Employment  Agreement  dated  April  6,  1995  between  Kristine  F.  Lahman and
            Registrant.
  10.16+   Employment Agreement dated June 7, 1995 between Christopher Bova and Registrant.
  10.17+   Stock Purchase Agreement dated  October 30, 1995 between  Franklin D. Brown  and
            Registrant.
  10.18+   Repurchase  Agreement  dated  April 3,  1996  relating to  Exhibit  10.7 between
            Franklin D. Brown and Registrant.
  10.19+   Form of  Indemnification  Agreement between  Imagyn  Medical, Inc.,  a  Delaware corporation, and each of its directors and officers.
  10.20+   Lease  of  office  space  dated  April  5,  1996  between  Birtcher  Niguel  and
            Registrant.
  22.1+    Subsidiaries of Registrant.
  23.1     Consent of Coopers & Lybrand L.L.P. Independent Accountants (see page II-6).
  23.2+    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation  (included in Exhibit 5.1).
  23.3+    Consent of Myers Uxa & Stout.
  24.1+    Power of Attorney.


- ------------------------

+ Previously filed.


- -DIAMOND- Confidential treatment requested.

    (B) FINANCIAL STATEMENT SCHEDULES

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in
Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby further undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement 333-3542 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Niguel, State of California, on the 24th day of May, 1996.


                                          IMAGYN MEDICAL, INC.

                                          By:       /s/ FRANKLIN D. BROWN*

                                             -----------------------------------
                                                       Franklin D. Brown,
                                                 PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


             SIGNATURE                                TITLE                       DATE
- ------------------------------------  -------------------------------------  --------------

       /s/ FRANKLIN D. BROWN*         President, Chief Executive Officer
- ------------------------------------   and Director (Principal Executive      May 24, 1996
         Franklin D. Brown             Officer)

          /s/ J. C. MACRAE            Vice President and Chief Financial
- ------------------------------------   Officer (Principal Financial and       May 24, 1996
            J. C. MacRae               Accounting Officer)

       /s/ DAVID W. CHONETTE*
- ------------------------------------  Director                                May 24, 1996
         David W. Chonette

       /s/ SAMUEL D. COLELLA*
- ------------------------------------  Director                                May 24, 1996
         Samuel D. Colella

  /s/ ELIZABETH B. CONNELL, M.D.*
- ------------------------------------  Director                                May 24, 1996
     Elizabeth B. Connell, M.D.

  /s/ RICHARD S. SCHNEIDER, PH.D.*
- ------------------------------------  Director                                May 24, 1996
    Richard S. Schneider, Ph.D.

      *By:           /s/ J. C.
               MACRAE
- ------------------------------------
              J. C. MacRae
            ATTORNEY-IN-FACT

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this registration statement on Form S-1 and related prospectus of our report, dated April 8, 1996, on our audits of the consolidated financial statements of Imagyn Medical, Inc. We also consent to the references to our firm under the captions "Selected Consolidated Financial Data" and "Experts".


COOPERS & LYBRAND L.L.P.
Newport Beach, California
May 24, 1996